As filed with the United States Securities and Exchange Commission on March 30, 2007.
Registration No. __________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________
AeroGrow International, Inc.
(Name of Registrant in its charter)
_____________________

Nevada	3524	46-0510685
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

6075 Longbow Dr., Suite 200
Boulder, Colorado 80301	6075 Longbow Dr., Suite 200
(303) 444-7755	Boulder, Colorado 80301
(Address and telephone number of principal executive offices)	(Address of principal place of business)

W. Michael Bissonnette
AeroGrow International, Inc.
6075 Longbow Dr. Suite 200
Boulder, Colorado 80301
(303) 444-7755
(Name, address and telephone number of agent for service)

Copies to:

Brian Lane, Esq.
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, NW
Washington, D.C. 20036

Approximate date of commencement of proposed sale to the public:
From time to time following the effectiveness of this registration statement.

If any securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Common stock	833,400	$5.83	$4,858,722	$149.16
Common stock underlying 2007 Investor Warrants	833,400	7.50	6,253,125	191.97
Common stock underlying 2007 Agent Warrants	83,340	8.25	687,555	21.11
Total				$362.24

(1)
Pursuant to Rule 416(a) under the Securities Act, there are also being registered such indeterminable number of shares of common stock as may be issued pursuant to the anti-dilution provisions of such warrants, stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act on the basis of the average high and low prices of AeroGrow International, Inc.'s common stock as reported by the Over-the-Counter Bulletin Board on March 23, 2007.

(3)	Pursuant to Rule 457(g) under the Securities Act, the registration fee has been calculated on the basis of the proposed maximum price at which the warrants may be exercised or notes may be converted.

Preliminary Prospectus (Subject to Completion), Dated March 30, 2007

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

1,750,140 Shares of Common Stock

AeroGrow
International, Inc.

This prospectus covers up to 1,750,140 shares of common stock of AeroGrow International, Inc. (“AeroGrow”) that may be offered for resale, or otherwise disposed for the account of, the selling stockholders set forth under the heading “Selling Security Holders” beginning on page 68. The shares of common stock issued and outstanding may be offered at any time. The shares of common stock underlying the outstanding common stock purchase warrants may only be offered for resale after being issued by AeroGrow to the selling stockholders upon exercise.

Our common stock trades on the Over-the-Counter Bulletin Board (“OTC BB”). The Company’s trading symbol is AGWI.OB. No assurance can be made that an active market will develop on the OTC BB. The closing price of our common stock on March 28, 2007 was $5.92.

AeroGrow will not receive any proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders. To the extent that any of common stock purchase warrants are exercised, we will receive the exercise price paid for the shares of common stock purchased thereunder.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          2007

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Information included in this Registration Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of AeroGrow International, Inc. (“AeroGrow”), including its predecessor, Wentworth I, Inc. (“Wentworth”), to be materially different from future results, performance, or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies, and expectations of AeroGrow, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project,” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that the projections included in these forward-looking statements will come to pass. Actual results of AeroGrow could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, AeroGrow has no obligation, and does not intend, to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully before making an investment decision, including the “Risk Factors” section beginning on page 5 and our financial statements beginning on page F-1. We refer to AeroGrow International, Inc. as “AeroGrow,” “Company,” “we,” “our” and “us.”

AeroGrow International

AeroGrow was formed as a Nevada corporation on March 25, 2002. We are in the business of developing, marketing, distributing, and selling advanced indoor aeroponic garden systems. Since formation and through our development stage, which ended in February 2006, our principal activities consisted of product research and development, market research, business planning, and raising the capital necessary to fund these activities. We have completed development of our initial kitchen garden systems and related “bio-grow” seed pods. We have also contracted with a third-party manufacturer who has commenced production activities and a second manufacturer who commenced pilot production in November 2006 and began shipments in January 2007. As of February 15, 2007, we have manufactured and taken delivery of over 100,000 units. We commenced our initial marketing and distribution of our products during March 2006 and have expanded these marketing efforts to encompass retail, home shopping, catalogue, international, and direct to consumer sales channels.

Our principal products are “kitchen garden” indoor growing systems and proprietary seed kits under the brand name AeroGarden™ allowing consumers, with or without gardening experience, the ability to grow cherry tomatoes, cilantro, chives, basil, dill, oregano, mint, flowers, chili peppers, and lettuce throughout the year. Our kitchen garden systems are designed to be simple, consistently successful, and affordable. We believe that our focus on the design and features of our kitchen garden systems made them the first of their kind on the consumer market. We reached this conclusion on the basis of standard methods of market research that we conducted, including focus groups and potential customer interview techniques, review of potentially competitive products offered at all ranges of functionality and price, and testing of products that may be considered competitive in function although not necessarily competitive in market orientation.

We have filed 19 patent applications in the United States to potentially protect our core inventions. To date, no patents have been granted, and there is no assurance such applications will be granted. Although aeroponic technology cannot in and of itself be patented, the patent applications include aeroponic technological advances described below as well as product, nutrient and seed pod inventions designed to enhance plant growth. Many of the patent-pending companion technologies are based on our innovations in the fields of biology, plant physiology, chemistry, and adaptive learning computer science. In addition, we have developed certain trade secrets that simplify, combine and integrate our core technologies into our indoor kitchen garden systems.

In addition, AeroGrow has applied for and has been issued a trademark for AeroGarden™ and six other trademarks and is currently processing 21 other trademark applications for trademarks for its products and product slogans. AeroGrow has also submitted applications to expand its AeroGarden™ trademark in 33 countries, all of which are pending. AeroGrow has also obtained the domain names for AeroGrow.com, AeroGarden.com, AeroGarden.net, AeroGarden.tv, AeroGarden.biz, and Getthegarden.com, among others.

We believe that our inventions and combined technologies will allow almost anyone, from consumers who have no gardening experience to professional gardeners, to produce year-round harvests of herbs, flowers, and vegetables provided in our seed kits regardless of season, weather, or lack of natural light. We believe that our kitchen garden systems’ unique and attractive designs make them appropriate for use in almost any location, including kitchens, bathrooms, living areas, and offices.

Our kitchen garden system retails at approximately $149 with some variations based on the channel of distribution in which they are sold and the accessory components included with the unit.

Until March 2006, we were a development stage, start-up company, and we did not generate any revenues. Through March 1, 2006, we funded our operations primarily through the private sale of equity securities. Since commencing sales of our products, we have begun to increase our reliance on revenues generated from such sales for funding our operations. We had an accumulated deficit of $27,795,605 through December 31, 2006. We expect to incur substantial additional expenses and losses in the further implementation of our business plan. Because we are in the early stages of implementing our business plan, we cannot predict now if we will ever be profitable. Prior to March 2006 when we commenced sales of our aeroponic garden systems, we were considered a Development Stage Enterprise in accordance with Statement of Financial Accounting Standards (“SFAS”) SFAS No. 7, Accounting and Reporting by Development Stage Enterprises.

Our principal office is located at 6075 Longbow Drive, Boulder, Colorado 80301. Our telephone number is (303) 444-7755 and our fax number is (303) 444-0406. We maintain a website at www.aerogrow.com. Information on our website is not part of this prospectus.

RECENT DEVELOPMENTS

March 2007 Private Placement

On March 16, 2007, AeroGrow completed a private offering in which AeroGrow sold an aggregate of 833,400 shares of common stock and warrants to purchase 833,400 shares of common stock (the "2007 Investor Warrants") in the form of units consisting of one share of common stock and one warrant per unit (the "2007 Offering"). The units were sold at a price of $6.00 per unit. In addition, warrants to purchase 83,340 shares of common stock were issued to the placement agent of the 2007 Offering (the "2007 Agent Warrants," and together with the 2007 Investor Warrants, the "2007 Warrants").

Each 2007 Investor Warrant is exercisable for one share of common stock at an exercise price of $7.50 per share, and each 2007 Agent Warrant is exercisable for one share of common stock at an exercise price of $8.25 per share. Each 2007 Warrant will be exercisable for five years from the closing of the 2007 Offering. The exercise price and number of shares of common stock underlying the 2007 Warrants is subject to adjustment on certain events, including reverse stock splits, stock dividends and recapitalizations, combinations, and mergers where AeroGrow is not the surviving company. AeroGrow will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the 2007 Warrants, such shares of common stock underlying the 2007 Warrants, as from time to time shall be issuable upon the exercise of the 2007 Warrants.

The Company has the right to require a holder of a 2007 Investor Warrant to exercise the 2007 Investor Warrant if our common stock is quoted on the NASDAQ Capital Market and, for a period of 20 consecutive trading days, the closing bid price of the common stock has been above $10.00 per share and the daily trading volume has been at least 50,000 shares, in each case on each of the 20 consecutive trading days.

March 2007 Additional Private Placement

On March 28, 2007, AeroGrow completed an additional private offering in which AeroGrow sold an aggregate of 333,360 shares of common stock and warrants to purchase 333,360 shares of common stock in the form of units consisting of one share of common stock and one warrant per unit. The units were sold at a price of $6.00 per unit. In addition, warrants to purchase 33,336 shares of common stock were issued to the placement agent of this private offering. The warrants issued to the investors and the placement agent have the same terms as the 2007 Investor Warrants and the 2007 Agent Warrants, respectively.

SUMMARY FINANCIAL DATA

The following table presents summary financial data for the fiscal years ended December 31, 2005 and 2004, the three month transitional period ended March 31, 2006 and the nine months ended December 31, 2006 and 2005. We derived the summary statement of operations data for the years ended December 31, 2004 and 2005 and the three month transitional period ended March 31, 2006 and the summary consolidated balance sheet data as of December 31, 2005 and 2004 and March 31, 2006 from our audited financial statements. The summary consolidated balance sheet data as of December 31, 2006 and the summary statements of operations data for the nine months ended December 31, 2006 and 2005 are unaudited. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for such periods. The results of operations for the nine months ended December 31, 2006 are not necessarily indicative of the results that may be expected for the full year ending March 31, 2007 or any future period.

You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis and Plan of Operation,” and our financial statements and accompanying notes included elsewhere in this prospectus.

Statement of Operations Data	Nine months ended		Three months ended	Year ended
	December 31		March 31,	December 31,
	2006	2005	2006	2005	2004
	(Unaudited)
Revenue
Product sales	$6,709,858	$-	$35,245	$-	$-
Operating expenses
Cost of revenue	4,785,151	-	134,622	-	-
Research and development	1,544,495	1,272,639	978,538	1,578,833	333,038
Sales and marketing	4,285,849	555,622	2,548,583	583,897	79,811
General and administrative	2,671,939	2,408,819	2,010,908	2,923,792	1,983,759
Total operating expenses	13,287,434	4,237,080	5,672,651	5,086,522	2,396,608
Loss from operations	(6,577,576)	(4,237,080)	(5,637,406)	(5,086,522)	(2,396,608)
Total other (income) expense, net	1,812,337	2,638,990	1,905,937	2,631,055	(7,564)
Net loss	$(8,389,893)	$(6,876,070)	$(7,543,343)	$(7,717,577)	$(2,389,044)
Net loss per share, basic and diluted	$(0.90)	$(1.39)	$ (0.84)	$(1.55)	$(0.56)
Weighted average number of common shares outstanding, basic and diluted	9,304,380	4,958,842	8,956,353	4,971,857	4,252,626

Balance Sheet Data	December 31,	March 31,	December 31,
	2006	2006	2005	2004
	(Unaudited)
Cash and cash equivalents	$1,740,327	$8,852,548	$949,126	$1,916,842
Other current assets	3,476,355	435,692	939,200	46,423
Property and equipment, net	873,344	480,771	420,444	30,721
Total other assets	59,134	71,998	234,828	4,484
	$6,149,160	$9,841,009	$2,543,598	$1,998,470

Convertible debentures, net of loan issue discounts	$840,000	$792,539	$2,095,260	$-
Mandatorily redeemable common stock	-	310,000	310,000	-
Other current liabilities	2,812,337	821,998	253,740	86,547
Total stockholders’ equity (deficit)	2,496,823	7,916,472	(115,402)	1,911,923
	$6,149,160	$9,841,009	$2,543,598	$1,998,470

RISK FACTORS

The purchase of shares of our common stock involves a high degree of risk. In addition to the other information contained elsewhere in this prospectus, you should carefully consider the following factors when evaluating an investment in our securities. If any of the adverse events described below actually occur, our business, financial condition and operating results could be materially adversely affected and you may lose part or all of the value of your investment. If you choose to invest in our securities, you should be able to bear a complete loss of your investment.

RISKS RELATED TO OPERATIONS

Because AeroGrow has a limited operating history, AeroGrow may not be able to successfully manage its business or achieve profitability.

AeroGrow has a limited operating history upon which you can base your evaluation of its prospects and the potential value of its common stock. AeroGrow recently has begun to produce its garden systems and seed kits. AeroGrow is confronted with the risks inherent in a start-up company, including difficulties and delays in connection with the production and sales of its kitchen garden systems, reliance on a small number of products, operational difficulties and its potential under-estimation of production and administrative costs. If AeroGrow cannot successfully manage its business, AeroGrow may not be able to generate future profits and may not be able to support its operations. We expect to incur substantial additional expenses and losses in the further implementation of our business plan. Because we are in the early stages of implementing our business plan, we cannot predict now if we will ever be profitable. We may not be able to improve operations and therefore may not become profitable.

AeroGrow has incurred substantial losses since inception and may never achieve profitability.

Since AeroGrow commenced its operations in 2002 and through December 31, 2006, AeroGrow has incurred substantial operating losses. For the nine months ended December 31, 2006, AeroGrow had a net loss of $8,389,893; for the transition period of the three months ended March 31, 2006, AeroGrow had a net loss of $7,543,343; for the twelve months ended December 31, 2005, AeroGrow had a net loss of $7,717,577; for the twelve months ended December 31, 2004, AeroGrow had a net loss of $2,389,044; and for the twelve months ended December 31, 2003, AeroGrow had a net loss of $1,159,535. Since inception AeroGrow’s losses from operations have resulted in an accumulated deficit of $27,795,605 as of December 31, 2006. AeroGrow expects that its operating expenses will outpace revenues for the near future and result in continued losses. The success of its business will depend on its ability to expand sales and distribution of its AeroGarden™ kitchen garden systems to consumers and develop new product extensions and applications.

AeroGrow is subject to many of the risks common to developing enterprises, including undercapitalization, cash shortages, limitations with respect to financial and other resources, and lack of revenues to be self-sustaining. There is no assurance that AeroGrow will ever obtain profitability, which may lead to the loss of your entire investment.

If AeroGrow’s kitchen garden systems fail to perform properly, its business could suffer with increased costs and reduced income.

Although AeroGrow has been internally testing its products in its laboratories and with users for three years, its products may fail to meet consumer expectations. AeroGrow has only limited experience with returns and has no meaningful history with respect to warranty claims for its products. AeroGrow may be required to replace or repair products or refund the purchase price to consumers. Failure of AeroGrow’s products to meet expectations could:

• damage its reputation,

• decrease sales,

• incur costs related to returns and repairs,

• delay market acceptance of its products,

• result in unpaid accounts receivable, and

• divert its resources to remedy the malfunctions.

The occurrence of any of these events would have an adverse impact on our results of operations.

AeroGrow will likely need additional capital to fund its growth.

AeroGrow anticipates that it has sufficient capital to satisfy its requirements for the next 12 months. However, AeroGrow will likely require additional capital to support its growth and cover operational expenses as AeroGrow expands its marketing and product development. It is possible that none of AeroGrow’s outstanding warrants will be exercised and the Company will therefore not receive any proceeds therefrom. AeroGrow may need to issue equity, debt or securities convertible into equity which will dilute the current stock ownership in AeroGrow. If AeroGrow cannot obtain additional financing on acceptable terms, AeroGrow may not have sufficient capital to operate its business as planned and would have to modify its business plan or curtail some or all of its operations.

If the holders of AeroGrow’s convertible notes choose repayment instead of conversion or the extension of maturity, AeroGrow will not be able to implement its full plan of operation.

If holders of AeroGrow's convertible notes choose to demand payment rather than converting their notes to common stock, up to $720,000 of principal plus related interest may have to be paid after giving effect to the conversions, and instructions to convert, after December 31, 2006. The maturity date of such notes was previously extended to December 31, 2006. The Company’s note holders further agreed to extend the maturity of these notes until March 31, 2007. Since December 31, 2006 and as of March 16, 2007, $580,000 in principal amount of the $840,000 principal amount of convertible notes has elected to convert, or has instructed us to convert on March 31, 2007, such principal amount of convertible notes to 165,714 shares of common stock. If the holders choose not to convert, AeroGrow would use a portion of its current capital to repay the convertible notes instead of funding its full plan of operations, and AeroGrow may not be able to maximize revenues or profitability.

AeroGrow’s intellectual property and proprietary rights give it only limited protection and can be expensive to defend.

AeroGrow’s ability to produce and sell kitchen garden systems exclusively depends in part on securing patent protection for the components of its systems, maintaining various trademarks and protecting its operational trade secrets. To protect its proprietary technology, AeroGrow relies on a combination of patents pending (and if granted, patents), trade secrets, and non-disclosure agreements, each of which affords only limited protection. AeroGrow owns the rights to 19 United States patent applications. However, these patent applications may not result in issued patents and even issued patents may be challenged. AeroGrow is selling its kitchen garden systems prior to receiving issued patents relating to its patent applications. All of AeroGrow’s intellectual property rights may be challenged, invalidated or circumvented. Claims for infringement may be asserted or prosecuted against AeroGrow in the future and AeroGrow may not be able to protect its patents, if any are obtained, and intellectual property rights against others. AeroGrow’s former employees or consultants may violate their non-disclosure agreements with AeroGrow, leading to a loss of proprietary intellectual property. AeroGrow also could incur substantial costs to assert its intellectual property or proprietary rights against others.

AeroGrow’s current or future manufacturers could fail to fulfill AeroGrow’s orders for kitchen garden systems which would disrupt its business, increase its costs, and could potentially cause it to lose its market.

AeroGrow currently depends on two contract manufacturers in China to produce its kitchen garden systems. These manufacturers could fail to produce the kitchen garden system to AeroGrow’s specifications or in a workmanlike manner and may not deliver the systems on a timely basis. Our manufacturers must also obtain inventories of the necessary parts and tools for production. AeroGrow owns the tools and dies used by its manufacturers. AeroGrow’s manufacturers operate in China and may be subject to business risks that fall outside the control of AeroGrow, including but not limited to, political, currency and regulatory risks, each of which may affect the manufacturer’s ability to fulfill AeroGrow’s orders for kitchen garden systems. Any change in manufacturers could disrupt our ability to fulfill orders for kitchen garden systems. Any change in manufacturers could disrupt our business due to delays in finding a new manufacturer, providing specifications and testing initial production.

If we are unable to assimilate our new managers and recruit and retain key personnel necessary to operate our business, our ability to successfully manage our business and develop and market our products may be harmed.

Several of our executive officers have recently joined us and therefore have limited experience in managing our company. In addition, to expand our business we will also need to attract, retain and motivate highly skilled design, development, management, accounting, sales, merchandising, marketing and customer service personnel. We plan to hire additional personnel in all areas of our business. Competition for many of these types of personnel is intense. As a result, we may be unable to successfully attract or retain qualified personnel. Additionally, any of our officers or employees can terminate their employment with us at any time. The loss of any key employee or our inability to attract or retain other qualified employees could harm our business and results of operations.

We rely on third parties for a significant portion of our manufacturing, warehouse, distribution, order processing, and fulfillment operations. If these parties are unwilling to continue providing services to us, or are unable to adequately perform such services for us on a cost effective basis, our business could be materially harmed.

We engage third parties to perform many critical functions. For example, we have outsourced our manufacturing, warehouse, distribution, order processing, and fulfillment operations. Any disruption in our relationship with any of our vendors could cause significant disruption in our business and we may not be able to locate another party that can provide comparable services in a timely manner or on acceptable commercial terms. In addition, no assurance can be made that these relationships will be adequate to support our business as we follow our business plan.

RISKS RELATED TO THE RELEVANT MARKET FOR OUR PRODUCT

AeroGrow’s future depends on the financial success of its kitchen garden systems. Since AeroGrow is introducing entirely new products without comparable sales history, AeroGrow does not know if its kitchen garden systems and seed kits will generate wide acceptance by consumers.

AeroGrow has introduced its kitchen garden systems and seed kits as new products to consumer markets unfamiliar with their use and benefits. In addition, AeroGrow currently has, and only contemplates having, one product line, indoor garden systems. AeroGrow cannot be certain that its products will generate widespread acceptance. If consumers do not purchase its products in sufficient numbers, AeroGrow will not be profitable and you may lose all of your investment. Investors must consider AeroGrow’s prospects in light of the risks, expenses and challenges of attempting to introduce new products with unknown consumer acceptance.

AeroGrow’s marketing strategies may not be successful, which would adversely affect its future revenues and profitability.

AeroGrow’s revenues and future depend on the successful marketing of its kitchen garden systems. AeroGrow cannot give assurance that consumers will be interested in purchasing its products. AeroGrow plans to use direct marketing to sell its products via television commercials, infomercials, magazine and newspaper advertising, and the Internet. Its infomercials and commercials may not generate sufficient income to continue to air them. If AeroGrow’s marketing strategies fail to attract customers, its product sales will not produce future revenues sufficient to meet its operating expenses or fund its future operations. If this occurs, AeroGrow’s business may fail and investors may lose their entire investment.

We may face significant competition, and if we are unable to compete effectively, our sales may be adversely affected.

AeroGrow believes that its simplified and complete kitchen garden systems and planned methods of distribution offer significant benefits as compared to the traditional hydroponic industry practices. AeroGrow recognizes, however, that there are companies that are better funded and have greater experience in producing hydroponic products in commercial markets, including, but not limited to, companies such as General Hydroponics and American Hydroponics. These companies could potentially decide to focus on the consumer market with competing products. AeroGrow could also face competition from gardening wholesalers and large and profitable soil-based gardening companies, including, but not limited to, the Burpee Seed Company and Gardener’s Supply Company, should they decide to produce a competitive product. In addition, other consumer products companies could develop products to compete with AeroGrow. These companies may use hydroponic technologies, and may have better consumer acceptance. Such companies may be better funded than AeroGrow. If any such competing products are successful, their success may adversely impact AeroGrow.

RISKS RELATED TO AEROGROW’S CAPITALIZATION

If an exemption from registration on which AeroGrow has relied for any of its past offerings of common stock or warrants were later challenged legally, its principals may have to spend time defending claims, and AeroGrow would then risk paying expenses for defense, rescission and/or regulatory sanctions.

To raise working capital, AeroGrow offered common stock and warrants in private transactions that AeroGrow believed to be exempt from registration under the Securities Act, as amended, and state securities laws. In 2004 AeroGrow also conducted a state registered offering in Colorado of common stock and warrants intended to be exempt from registration under the Securities Act, as amended, as an intrastate offering. However, because the Company is incorporated in Nevada it did not satisfy all of the requirements for an intrastate offering. This could result in investors or regulators asserting that the Colorado offering and/or the private transactions (if the private transactions were integrated with the Colorado offering) violated the Securities Act. There can be no assurance that investors or regulators will not be successful in asserting a claim that these transactions should not be integrated. In the event that one or more investors seeks rescission, with resulting return of investment funds and interest at a market rate, or that state or federal regulators seeks sanctions against AeroGrow or its principals, AeroGrow would spend time and financial resources to pay expenses for defense, rescission awards or regulatory sanctions. The use of funds would reduce the capital available to implement its full plan of operation. No assurance can be given regarding the outcome of any such actions.

There may be substantial sales of AeroGrow’s common stock by existing stockholders which could cause the price of AeroGrow’s stock to fall.

Future sales of substantial amounts of AeroGrow’s common stock in the public market, if one develops, or the perception that such sales might occur, could cause the market price of its common stock to decline and could impair the value of your investment in AeroGrow’s common stock and AeroGrow’s ability to raise equity capital in the future. As of December 31, 2006, AeroGrow had 9,607,631 shares of common stock outstanding, of which 3,402,237 shares may be sold without restriction. See the following risk factor for discussion of additional shares that are subject to issuance pursuant to outstanding warrants, options and convertible debt. Of the remaining shares, (i) 580,136 shares issued to stockholders of Wentworth I, Inc. (“Wentworth”) in the Merger (as defined below in “Merger with Wentworth”) have registration rights, but of these shares, 396,813 shares are subject to lockup restrictions for periods of 12 to 18 months from the effective date of the Company's registration statement declared effective on December 22, 2006 (the "2006 Registration Statement") and the holders of such shares have waived their right to be included in that registration statement in exchange for the obligation of the Company to register all such shares as soon as commercially reasonable after the filing of the next quarterly or annual report or after the declaration of effectiveness of the this registration statement, (ii) 332,876 of shares recorded as penalty shares, (iii) 5,578,740 shares issued prior to December 31, 2005 that have been held more than one year and may be transferred and sold, subject to the restrictions under Rule 144 or Rule 701, depending on the status of the holder and the holding period as well as lockup agreements, and (iv) 148,931 shares granted to employees and directors since December 31, 2005 under the company’s 2005 Equity Compensation Plan. Of the shares identified in the last two categories above, 4,642,326 shares are subject to lockup agreements for periods of 12 to 18 months from the effective date of the 2006 Registration Statement. The lockup restrictions may be released by the agreement of AeroGrow and Keating Securities, LLC (“Keating Securities”). The shares of AeroGrow’s common stock underlying the convertible notes and the warrants issued or to be issued to the holders of convertible notes are required to be registered for resale by AeroGrow and are not subject to lockup restrictions. The sales of AeroGrow common stock by these stockholders having registration rights or even the appearance that such holders may make such sales once a registration statement becomes effective may limit the market for the common stock or depress any trading market volume and price before other investors are able to sell the common stock. Moreover, a number of shareholders have held their investment for a substantial period of time and may desire to sell their shares, which could drive down the price of our common stock.

AeroGrow’s outstanding warrants, options and convertible notes, and additional future obligations to issue AeroGrow securities to various parties, may dilute the value of your investment and may adversely affect AeroGrow’s ability to raise additional capital.

As of December 31, 2006, AeroGrow is committed to issue up to 5,928,155 additional shares of common stock under the terms of outstanding convertible notes, warrants, options and other arrangements, which does not include the 916,740 additional shares of common stock issuable under the terms of the 2007 Warrants. There are warrants and options outstanding issued prior to June 30, 2005 that can be exercised for 818,858 shares of its common stock at exercise prices ranging from $0.005 to $15.00 per share. There are 2,143,000 shares of common stock issuable upon exercise of the outstanding warrants issued to investors in the Company's February 2006 private placement offering (the "2006 Offering") exercisable at $6.25 per share. As of December 31, 2006, there were also 240,006 shares of common stock issuable upon conversion of the convertible notes in the principal amount of $840,000 at a conversion price of $3.50 by holders who elected to extend the maturity of their notes to December 31, 2006. Since December 31, 2006 and as of March 16, $580,000 in principal amount of the $840,000 principal amount of convertible notes has elected to convert, or has instructed us to convert on March 31, 2007, such principal amount of convertible notes to 165,714 shares of common stock. There are 600,000 shares of common stock issuable upon exercise of outstanding warrants held by the initial holders of the convertible notes with an exercise price of $5.00 per share. There are 426,000 shares of common stock issuable upon exercise of warrants, at an exercise price of $6.00 per share, that were issued to holders that elected to convert notes in the principal amount of $2,130,000. As of December 31, 2006, there are 174,000 shares of common stock issuable upon the exercise of warrants to be issued upon conversion of convertible notes in the principal amount of $840,000 at an exercise price of $6.00 per share. There are 60,000 shares of common stock issuable upon exercise of outstanding warrants issued in 2005 to Keating Securities or its designees in connection with the convertible notes offering with exercise price of $6.00 per share and 214,800 shares of common stock issuable upon exercise of outstanding warrants issued to designees of Keating Securities in the 2006 Offering with an exercise price of $6.25. As of December 31, 2006, the Company has granted 1,251,491 options to purchase its common stock pursuant to the Company’s 2005 Equity Compensation Plan. In connection with the 2007 Offering, which closed in March 2007, the Company issued the 2007 Warrants under which 916,740 additional shares of common stock are issuable pursuant to the terms of the 2007 Warrants.

AeroGrow has historically issued shares of its common stock or granted stock options to employees, consultants and vendors as a means to conserve cash, and AeroGrow may continue to grant additional shares of stock and issue stock options in the future. As of December 31, 2006, there are 129,646 shares of common stock that remain available for issuance under its 2005 Equity Compensation Plan.

For the length of time these notes, warrants, and options are outstanding, the holders will have an opportunity to profit from a rise in the market price of AeroGrow’s common stock without assuming the risks of ownership. This may adversely affect the terms upon which AeroGrow can obtain additional capital. The holders of such derivative securities would likely exercise or convert them at a time when AeroGrow would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the notes, warrants or options.

AeroGrow expects to continue to be subject to the “penny stock” rules for the foreseeable future.

AeroGrow expects to continue to be subject to the SEC’s “penny stock” rules if its common stock sells below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for AeroGrow’s common stock. As long as AeroGrow’s common stock is subject to the penny stock rules, the holders of its shares may find it more difficult to sell their securities.

The market price of the shares may fluctuate greatly. Investors in the company bear the risk that they will not recover their investment.

Our common stock trades on the OTC BB. The company’s trading symbol is AGWI.OB. No assurance can be made that an active market will develop on the OTC BB. Currently, trading in our common stock on the OTC BB is very limited, and the per share price is likely to be influenced by the price at which and the amount of shares the selling stockholders are attempting to sell at any time with the possible effect of limiting the trading price or lowering the price to their offering price. Shares such as those of AeroGrow are also subject to the activities of persons engaged in short selling securities, which generally has the effect of driving the price down. Also, the common stock of emerging growth companies is typically subject to high price and volume volatility. Therefore, the price of AeroGrow’s common stock may fluctuate widely. A full and stable trading market for AeroGrow’s common stock may never develop in which event any holder of such shares may not be able to sell at the time he elects or at all.

USE OF PROCEEDS

All of the shares of common stock covered by this prospectus may be sold or otherwise disposed of for the account of the selling stockholders. AeroGrow will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders.

This prospectus also covers the sale of shares of common stock issuable upon exercise of the 2007 Warrants. Assuming no adjustments to the exercise price for anti-dilution protection, then AeroGrow estimates that it would receive approximately $6.9 million in gross proceeds in the event that all of the 2007 Warrants are exercised. Any proceeds received from the exercise of the 2007 Warrants will be used for general corporate purposes.

Despite the existence of the 2007 Warrants, it is possible that none will be exercised and the Company will therefore not receive any proceeds therefrom. The 2007 Warrants will be exercised only if the price of the common stock justifies the exercise prior to their expiration.

DIVIDEND POLICY

The board of directors of AeroGrow has never declared or paid any cash dividends on the common stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Our board of directors will determine any future payment of cash dividends depending on our financial condition, results of operations, capital requirements, general business condition and other relevant factors. Although we do not anticipate issuing preferred stock, if we do issue preferred stock it is possible that the terms of such stock will prohibit the payment of dividends on our outstanding common stock until all dividends then due on our preferred stock have been paid.

MARKET DATA

Our common stock trades on the OTC BB. The Company’s trading symbol is AGWI.OB. No assurance can be made that an active market will develop on the OTC BB. The closing price of our common stock on March 28, 2007 was $5.92.

Our common stock may be designated as “penny stock” and thus may be illiquid. The SEC has adopted rules (Rules 15g-2 through l5g-6 of the Exchange Act), which regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are any non-NASDAQ equity securities with a price of less than $5.00, subject to certain exceptions. The penny stock rules require a broker-dealer to deliver each month a standardized risk disclosure document to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, account statements showing the market value of each penny stock held in the customers account, and a special written determination that the penny stock is a suitable investment for the purchaser. A broker-dealer must receive the purchaser’s written agreement prior to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market. Since our common stock is subject to the penny stock rules, persons holding or receiving such shares may find it more difficult to sell their shares. The market liquidity for the shares could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of stockholders to sell their stock in any secondary market.

The trading volume in our common stock is extremely limited. The limited nature of the trading market can create the potential for significant changes in the trading price of the common stock as a result of relatively minor changes in the supply and demand for our common stock and without regard to our business activities.

The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

We have approximately 850 record holders of our common stock. We believe that in addition to the record ownership there are a limited number of beneficial owners who hold their shares in street name or through other nominees.

MANAGEMENT’S PLAN OF OPERATION

The following plan of operation provides information which AeroGrow’s management believes is relevant to an assessment and understanding of AeroGrow’s business, operations, and financial condition. The discussion should be read in conjunction with the audited financial statements and notes thereto and the unaudited financial statements for the period ending December 31, 2006, both of which are included in this registration statement. This plan of operation contains forward-looking statements that involve risks, uncertainties, and assumptions. AeroGrow’s actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors, including those set forth in “Risk Factors.”

Overview

AeroGrow is in the business of developing, marketing, and distributing advanced indoor aeroponic garden systems. Since formation and through its development stage that ended March 1, 2006, AeroGrow’s principal activities have consisted of product research and development, market research, business planning, and raising the capital necessary to fund these activities. AeroGrow has completed development of our initial kitchen garden systems and related “bio-grow” seed pods and has contracted with a third-party manufacturer who has commenced production activities and a second manufacturer who will commence production in the first quarter of calendar 2007. AeroGrow began sales activities as of March 2006. As of February 15, 2006, AeroGrow had manufactured and taken delivery of over 100,000 units. AeroGrow commenced initial marketing and distribution of its products during March 2006, and has expanded these marketing efforts to encompass retail, home shopping, catalogue, international, and direct to consumer sales channels. Prior to March 2006 when AeroGrow commenced sales of its aeroponic garden systems, AeroGrow was considered a Development Stage Enterprise in accordance with Statement of Financial Accounting Standards (“SFAS”) SFAS No. 7, Accounting and Reporting by Development Stage Enterprises.

Liquidity and Capital Resources

As of December 31, 2006, AeroGrow had a cash balance of approximately $1,740,000. AeroGrow anticipates that existing cash resources will be sufficient for the next 12 months. However, AeroGrow has $840,000 in convertible notes outstanding for which the original maturity date of December 31, 2006 has been extended until March 31, 2007. AeroGrow does not know at this time whether the holders of these notes intend to convert to common stock at a price of $3.50 per share or seek repayment of their notes. Since December 31, 2006 and as of March 16, $580,000 in principal amount of the $840,000 principal amount of convertible notes has elected to convert, or has instructed us to convert on March 31, 2007, such principal amount of convertible notes to 165,714 shares of common stock. In the event the majority of the holders of the remaining $720,000 notes request repayment, AeroGrow would need to seek additional debt or equity financing to fund its current business objectives.

AeroGrow anticipates its principal sources of liquidity during the current fiscal year ended March 31, 2007 will be proceeds from sales of our products. AeroGrow intends to use its working capital principally to purchase inventory, fund media advertising, fund product promotion and trade show costs as well as support ongoing product development, overheads and operational costs. In the event retail and/or direct response sales accelerate more rapidly than currently anticipated, AeroGrow would need to support this growth through additional asset-based financing or the raising of additional equity. However, no assurance that such financing will be available on attractive terms or at all.

As of December 31, 2006, AeroGrow has generated net proceeds of $17,530,437 from the sale of the following securities:

• $2,279,444 from private placements of 2,040,611 shares of its common stock during 2002, 2003 and 2004,

• $215,000 from the exercise of its redeemable $1.25 warrants and $2.50 warrants for 164,000 shares of common stock in 2003, 2004 and through June 30, 2005,

• $2,307,737 from a Colorado registered offering of units consisting of 544,228 shares of common stock and its redeemable $10.00 warrants and $15.00 warrants during 2004,

• $2,591,554 from its debt offering of convertible notes and redeemable 2005 warrants in June, July, August and September 2005,

• $8,000 from the issuance of 1,600 shares of common stock pursuant to an agreement with an employee at $5.00 per share during the period June 30, 2005 through September 30, 2005,

• $85,000 from the issuance of 38,000 shares of common stock pursuant to the exercise of $1.25 and $2.50 warrants,

• $962,500 from the exercise of outstanding $1.25, $2.50 and $5.00 warrants for 395,000 shares of common stock during December 2005;

• $85,000 from the exercise of 34,000 outstanding $2.50 warrants and $31,250 from the exercise of 5,000 outstanding $6.25 warrants during the six months ended September 30, 2006; and

• $8,964,952 in net proceeds from the sale of common stock and warrants in the 2006 Offering, consummated February 24, 2006 and March 1, 2006. See “Private Placement in Connection with Merger.”

AeroGrow has used the funds raised to date to:

• complete the research and development of its kitchen garden systems,

• commence manufacturing of one model of our kitchen garden and ten varieties of seed kits.

• develop our direct response marketing advertisements including one 30-minute infomercial and several 60-second television commercials, and

• launch our public relations campaign.

Plan of Operation

Having launched its products through multiple channels including retail, home shopping, catalogue, international and direct to consumer sales, AeroGrow’s objective over the next twelve months will be to expand its marketing efforts in each of these channels for its kitchen garden systems and peripheral products. AeroGrow’s infomercial, a thirty minute video presentation of the product, has been completed and commenced test airings on national cable and local broadcast television stations in September 2006.

In order to transition from the development stage to an operating company, AeroGrow has strengthened its management team with the addition in the last twelve months of a Vice President of Sales, a Vice President of Operations, a Vice President of Engineering and Manufacturing, a new Chief Financial Officer and other marketing, operations and administrative staff.

AeroGrow is also expanding its product development activities to sustain operations beyond its initial product offerings. Development has begun and, in some cases has been completed, for final design and tooling of new models of AeroGrow’s AeroGarden kitchen appliances, including models that include additional features and finishes which are designed to retail for higher price points than AeroGrow's current system as well models which will have smaller growing capacities and require smaller counter space designed to retail for lower retail price points. These lower priced products are intended to be introduced into specialty channels of distribution such as children’s products (the magic garden), office products (office garden), pet market (the Cat Café for cat grass and catnip), and home beauty and décor market (the scented, wild flower and baby rose gardens). AeroGrow also continues to enhance its offerings of seed kits and accessories, with available seed kits growing from six that were available in March 2006 to over twelve by March 2007, including the sale and distribution of live strawberry plants developed to grow in the AeroGarden system. AeroGrow has also expanded its line of accessories to include the wall garden - shelving units that enable users to mount from one to three AeroGardens systems on the wall vertically in less than 16 inches. Consumers can mount up to three of these wall gardens (a total of nine units) next to each other using only one electrical outlet (collectively know as “The Wall Farm”), allowing consumers to grow a large abundance of fresh homegrown produce year round.

AeroGrow has completed development of many of its marketing materials, including several websites, product brochures, retail packaging, point of purchase displays and other retail collateral materials and public relations kits. We continue to dedicate financial and management resources to the improvement of AeroGrow’s marketing and sales materials and processes.

Manufacturing

AeroGrow manufactures its products using contract manufacturing sources that are supervised by its internal engineering and manufacturing teams. Its bio-grow seed pods are manufactured and assembled in its production facilities in Longmont, Colorado.

On September 30, 2005, AeroGrow entered into a manufacturing agreement with Source Plus, Inc. (“Source Plus”) an Alabama corporation, and Mingkeda Industries Co., Ltd. (“Mingkeda”), a Chinese company located in the Guangdong Province of China that has primarily manufactured light fixtures in the past. This agreement supersedes a prior agreement with Mingkeda and Source Plus. Under the terms of this agreement, Source Plus advanced monies to Mingkeda for tooling and molds to build AeroGrow’s products. To reimburse Source Plus for its advance to Mingkeda, AeroGrow issued 62,000 shares of its common stock to Source Plus in October 2005. AeroGrow recorded a $310,000 asset for tooling, which AeroGrow will depreciate over a period of three years to reflect the estimated useful life of the tooling. AeroGrow and Source Plus have agreed to certain selling restrictions on its sale of AeroGrow common stock. Further, in return for a $0.50 per unit price concession from Mingkeda for products AeroGrow purchases, AeroGrow issued 10,000 shares of its common stock to Mingkeda in October 2005. These shares are subject to the same selling restrictions as the stock issued to Source Plus. AeroGrow recorded a $50,000 expense for inventory which AeroGrow will charge to cost of sales for one year or at a rate of $0.50 per unit for each unit sold, whichever occurs sooner.

This agreement provides for payment of the purchase price of products manufactured by Mingkeda as follows: 30% paid 25 days prior to shipment, 50% paid upon shipment, and the remaining 20% paid 20 days after shipment. The purchase price is determined based upon a fixed percentage for profit (14% for light bulbs, 29% for all other products); overhead and labor are applied to actual component costs. AeroGrow has also agreed to pay to Source Plus a commission of 2% of the total purchases of the product with such payments to be made using the same proportions as AeroGrow’s payments to Mingkeda. In addition, Source Plus is entitled to receive 2% of all purchases by AeroGrow of kitchen gardens, from all sources, for a period of 18 months from the date of the initial shipment from Mingkeda. Mingkeda will manufacture and ship the products as and when required by AeroGrow and will maintain an agreed level of quality. Currently, Mingkeda has the capacity to produce 15,000 per month and has agreed to develop sufficient capacity to manufacture up to 25,000 kitchen garden systems per month. AeroGrow will have the right to audit Mingkeda’s manufacturing performance periodically and maintain an agent in the Mingkeda plant to inspect its production. AeroGrow believes that its products will be manufactured to high quality standards at acceptable costs.

The manufacturing agreement with Mingkeda and Source Plus provides for protection of the intellectual property rights of AeroGrow. Under the agreement, Source Plus is specifically responsible for working as the liaison between AeroGrow and Mingkeda with responsibility for oversight of quality control in the manufacturing of the products, review of specifications and Mingkeda’s compliance, monitoring of order fulfillment, and similar tasks related to quality of the finished goods. Source Plus receives a 2% commission for their work. Mingkeda manufactures the product to the specifications of AeroGrow at a predetermined line item component and assembly cost that will not change unless there are changes in exchange rate or cost of raw materials. Changes in cost must be pre-approved by AeroGrow.

In order to diversify its risk from having a single manufacturer, as well as provide for capacity beyond that of Mingkeda, AeroGrow identified and commenced production with an additional contract manufacturing source, Main Power Electrical Factory Ltd (Main Power). AeroGrow has completed its initial set of tooling with Main Power and, in February 2007, authorized the building of a second set of tooling with Main Power which will increase Main Power’s capacity to 100,000 per month. During the first calendar quarter of 2007, AeroGrow began receiving delivery of production units built by Main Power. Future production capacity at Main Power is estimated to be 50,000 units per month for each set of tools. Purchasing terms with Main Power are 100% payment upon shipment through commercial bills of exchange. As of December 31, 2006, AeroGrow has recorded $203,845 in tooling costs related to tooling at Main Power for two models of its AeroGarden. AeroGrow has paid Main Power $8,032 in deposits toward tooling costs, with an additional $195,813 due as of December 31, 2006 payable in lump sum payments of $51,632 with the balance of $144,581 to be amortized at the rate of $0.20 per unit. Additional tooling cost of approximately $100,000 will be recorded in the first calendar quarter of 2007 related to the additional tooling discussed previously. These costs will be paid with approximately $14,000 in a lump sum payment with the balance to be amortized at the rate of $0.20 per unit

In addition, we are increasing research and development and AeroGrow production capacity for AeroGrow seed kits for AeroGrow kitchen garden systems at AeroGrow's facility in Longmont, Colorado. We expect to continue to dedicate financial and management resources to the improvement of operating efficiencies and production capacity at this facility.

Retail Marketing and Sales

AeroGrow began testing various direct marketing advertisements during the third and fourth calendar quarter of 2006 including:

• 60-second television commercials,

• 30-minute infomercials,

• home shopping networks, and

• Internet advertising.

AeroGrow has completed the initial test airings of the infomercial it produced and has increased the frequency of the infomercial airings through March 2007, with target monthly media expenditures of $500,000 to $750,000 per month during this period. AeroGrow expects that the exposure for its products and services that will be generated from the infomercial and other direct response marketing advertising will broaden the AeroGarden™ brand and product recognition in all channels of distribution.

In July 2006, the AeroGarden was featured on QVC, the world’s largest television retailer, and have had four additional airings since that time, with further times scheduled through April 2007, including a scheduled airing which will feature a new model of AeroGarden throughout QVC’s broadcast day, a promotion known as “Today’s Special Value” or “TSV”.

AeroGrow has expanded its presence in catalogues from its catalogue launch partner, Frontgate, to multiple catalogues including Brookstone, Plow and Hearth, Improvements and others, all of which AeroGrow believes add to the growing consumer recognition of their products. AeroGrow also continues to expand its retail distribution with over 650 retail stores to date carrying AeroGarden products nationwide in multiple channels including housewares, culinary, lawn and garden and department stores. Included in the foregoing is an initiative launched in September 2006 which focused on generating a high level of awareness and product visibility in the New York metropolitan market. This initiative included securing high profile merchandising for AeroGrow’s products from leading retailers in the New York area such as Macy’s, Bed, Bath and Beyond, Linens ‘n Things and others for the 2006 holiday season. This initiative was promoted in New York using AeroGrow’s infomercial and other television media to promote sales at the participating retail locations and has resulted in several of these major retailers electing to continue merchandising AeroGrow’s products after the holiday season, as well as increasing the number of storefronts carrying the AeroGarden product line. The AeroGarden has received recognition from retailers such as Amazon.com whose customers voted the AeroGarden the “Most Wished For” home and garden product of 2006, the media, including features in nationally recognized television shows such as the “Today Show” and the “Ellen Degeneres” show and the housewares industry, with the AeroGarden receiving "Best in Category" from the International Housewares Association in the "Food Preparation" category based upon the AeroGarden’s innovative technology, user benefits and market response.

AeroGrow has developed a nationwide network of manufacturer sales representative organizations with experience in each of these retail categories to manage sales activities for these channels. These sales representatives are independent contractors compensated by commission based on the sales they generate. Although AeroGrow’s gross profit margins will be lower when selling through retail channels, AeroGrow will not incur the relatively higher advertising costs associated with its direct response marketing. AeroGrow’s ability to continue to expand and maintain sales through retail channels will depend on the success of its public relations and direct marketing campaigns in generating awareness for its products, the retailers’ ability and willingness to merchandise its products, and continued consumer acceptance for its kitchen garden systems.

Distribution

AeroGrow had contracted with a third party service provider in Reno, Nevada to fulfill, store and ship its products through December 31, 2006. As of January 1, 2007, AeroGrow terminated its relationship with the company in Reno, Nevada and relocated its warehousing and fulfillment to a new third party facility in Chino Hills, California. AeroGrow anticipates this change will reduce inbound and outbound freight costs as well as fulfillment and handling charges and reduce time to market as a result of its location near the major sea ports of Los Angeles and Long Beach California. This third party service provider provides warehousing, order packing, and shipping for the products sold (through both direct response channels and retail channels) on primarily a variable cost basis. Costs for warehousing, order packing, and shipping for the products sold through direct response channels are included in the shipping and handling charge paid by the direct response purchaser. For retail distribution, the costs for warehousing, order packing, and shipping are lower because of the efficiencies gained in shipping larger quantities per order. Freight costs will vary significantly depending upon quantity ordered and destination, but they are projected to range from 3% to 5% of sales net of reimbursement from customers. A different third party service provider also provides payment processing, database management, and customer support services for the direct response sales. AeroGrow manages the majority of its consumer and retailer customer support from its own facilities.

AeroGrow has contracted with two telemarketing companies, InPulse Response Group, Inc. and LiveOps, Inc. to provide operators who will take calls from consumers responding to its direct response marketing. Both contracts may be cancelled upon 30 days notice. These orders and the orders received on its website are provided to our third party service provider daily to be fulfilled. Telemarketing costs per order are approximating 4% of direct response sales.

International Sales

AeroGrow has begun to build its international distributor network and has entered into agreements to date with distributors in Mexico and Canada. On September 1, 2006, AeroGrow retained the services of a consultant in London to assist in developing AeroGrow’s international distributor network in Europe and Asia. AeroGrow anticipates finalizing distribution agreements in key markets such as Japan, Germany and the United Kingdom by the end of March 2007 and having models of AeroGrow kitchen garden products, compatible with European and Asian regulatory and electrical requirements, completed and available for distribution during the early part of the second calendar quarter of 2007.

Inflation and Seasonality

AeroGrow does not expect inflation to have a significant effect on its operations in the foreseeable future. Because its kitchen garden systems are designed for an indoor gardening experience, it is possible that AeroGrow may experience slower sales in the United States during April through September when its consumers may tend to garden outdoors. In addition, AeroGrow has had increased sales during the holiday season in the fourth calendar quarter. With regard to its international distribution, AeroGrow intends to sell to its international distributors in US Dollars thereby minimizing effects from currency fluctuations. AeroGrow’s purchases from China may be effected by changes in valuation of the US Dollar as compared to the Chinese Yuan.

Results of Operations

The nine months ended December 31, 2006 represented our first nine months of revenues from operations. Initial shipments of our products began in March 2006. During our first holiday selling season, we experienced higher than anticipated demand for our products and accordingly were unable to fully meet customer demands both from retailers (“Retail Sales”) as well as direct sales to consumer (“Direct Sales”). As a result, we had orders from retailers totaling $305,000 and direct orders from consumers totaling $205,000 that we were unable to ship by December 31, 2006. Further, during the months of November and December 2006, we elected to expedite shipping of 9,615 units of our AeroGarden units from our factory in China by air rather than by sea in order to satisfy customer demands at an incremental airfreight cost of $27 per unit, or a total additional freight cost of $259,600, which was included in Cost of Revenue for the three and nine months ended December 31, 2006.

For the three and nine months ended December 31, 2006, net sales totaled $4,857,604 and $6,709,858, respectively. There were no sales in the prior year. Direct Sales are generated as a result of airings of our infomercial, our websites and other direct to consumer advertisements. Retail Sales are generated through sales to “brick and mortar” retailers, catalogues and home shopping companies who in turn sell to consumers. In regard to our Direct Sales, we offer our direct customers thirty days to evaluate the product paying only the shipping and handling costs for such products before making the required installment payments after the expiration of the thirty day trial period. Accordingly, we have not recorded $354,050 of revenue as of December 31, 2006 related to the unpaid balance due for such orders shipped prior to December 31, 2006. We also deferred recognition of $102,480 of product costs associated with the foregoing revenue in as much as the customer is required to return the product to us and we are able to recover these costs through resale of the goods. An analysis of our sales is as follows:

	Three months	Nine months
	ended	ended
	December 31, 2006
Direct Sales, net	$1,314,174	$1,673,483
Retail Sales, net	3,543,430	5,036,375
	$4,857,604	$6,709,858

During the nine months ended December 31, 2006, we had two retail customers who accounted for 19% ($1,303,949) and 15% ($1,019,629), respectively, of our net sales. During the three months ended December 31, 2006, the same two retail customers accounted for 19% ($929,544) and 12% ($562,733), respectively, of our net sales.

Cost of revenues for the three and nine months ended December 31, 2006 totaled $3,282,291 and $4,785,151, representing 68% and 71% of revenues, respectively. Cost of revenues include product costs for purchased and manufactured products, freight costs for inbound freight from manufacturers and outbound freight to customers, costs related to warehousing and the shipping of products to customers and duties and customs applicable to products imported. Included in cost of revenues for the three months ended December 31, 2006, is approximately $140,000 in incremental airfreight costs for the initial shipments of our products and approximately $259,600 in incremental airfreight costs related to expediting deliveries resulting from higher than expected demand for our products during the holiday season. This shipping practice is not expected to be a recurring method of transportation for our products. During the nine months ended December 31, 2006, product costs were also impacted by the worldwide increasing costs of plastics and copper. We have seen improvement in the costs of plastics in recent months and as a result have realized a 4% reduction in our product cost subsequent to December 31, 2006. Further, in as much as inbound freight from our manufacturers as well as outbound freight to our customers both are included in our cost of sales, we have determined that our third party warehouse and fulfillment facility based in Reno, Nevada was not efficient in minimizing such freight costs. Effective January 1, 2007, we terminated our agreement with the facility in Reno and entered into a new agreement with a warehouse facility near Los Angeles, California. We anticipate this change will result in savings of 10% to 15% in our freight and distribution costs. We also experienced higher than anticipated costs in the startup of our seed kit manufacturing operations which we anticipate will decline in future periods as efficiencies in manufacturing seed kits due to improvements in both process and volume are realized.

Gross margins will vary based upon the ratio of Direct Sales, where we recognize as revenue the full purchase price for the product as opposed to Retail Sales, where we recognize as revenue the wholesale price for the product charged to the retailer. Media costs associated with Direct Sales are included in Sales and Marketing costs. Gross margins for the three and nine months ended December 31, 2006 were $1,575,313 and $1,924,707 representing 32% and 29% of revenues, respectively. Affecting gross margins for the three and nine months ended December 31, 2006, as discussed above, were airfreight costs of $259,600 and $399,600, respectively, reducing gross margins by 5% and 6%, respectively. With the addition of the new manufacturing capability, we expect to have sufficient manufacturing capacity to avoid such airfreight costs in the future. Also affecting gross margins were increases in the manufactured costs due to costs associated with plastics of our AeroGarden as discussed above which have improved by 4% of current product cost manufactured in China from that which was incurred during the three and nine months ended December 31, 2006. Further reductions in manufacturing cost are anticipated for the next twelve months based upon new integrated microprocessors which would reduce the cost of current electronic components. There are further reductions possible from obtaining regulatory approval to produce selected seed kits in China to be shipped with the AeroGarden which would result in 60% cost savings for such seed kits as compared to current manufacturing costs in Colorado.

During the three and nine months ended December 31, 2006 we incurred $700,111 and $1,544,495 in research and development costs as compared to $584,074 and $1,272,639 for the three and nine months ended December 31, 2005, an increase of $116,037 and $271,856, or 20% and 21%, respectively. We continue to allocate additional resources to the development, design and technology of various new prototype models as well as expansion of our greenhouse and laboratory to measure the success of various seeds, cuttings and nutrients under different conditions and testing new plant varieties for additional seed kits. A significant component of the increase for the nine months ended December 31, 2006 over the nine months ended December 31, 2005 is $329,595 in non-cash compensation expense recognized as a result of stock options granted and common stock issued during the period to personnel engaged in our research and development activities. Partially offsetting this increase is the cost savings associated with research and development resources available to us through our new manufacturer including resources for design, prototyping and regulatory approvals.

Sales and marketing costs for the three and nine months ended December 31, 2006 totaled $1,965,578 and $4,285,849 as compared to $203,822 and $555,622 for the three and nine months ended December 31, 2005, an increase of $1,761,756 and $3,730,227, or 864% and 671%, respectively. Sales and marketing costs for the nine months ended December 31, 2006 include all costs associated with the media cost for airings of our infomercial and other direct response advertisements which totaled $630,714, $687,241 in costs associated with the production of our infomercial, $176,981 in advertising and other promotional allowances granted to our retail customers, $161,699 in public relations costs, $311,592 in commissions to sales representatives for sales to our retail customers and $167,897 in other advertising and promotional costs. Further, a significant component of the increase on sales and marketing for the nine months ended December 31, 2006 over the nine months ended December 31, 2005 is $237,488 in non-cash compensation expense recognized as a result of stock options granted and common stock issued during the period to personnel engaged in our sales and marketing activities.

General and administrative costs for the three months ended December 31, 2006 totaled $1,042,537 as compared to $976,234 for the three months ended December 31, 2005, an increase of $66,303 or 7%. For the nine months ended December 31, 2006, general and administrative costs totaled $2,671,939 as compared to $2,408,819 for the nine months ended December 31, 2005, an increase of $263,120 or 11%. Contributing to the increases for the three and nine months ended December 31, 2006 are approximately $176,000 in legal and consulting costs associated with our efforts to complete the registration of the 6,700,900 shares of common stock and the shares of common stock underlying warrants and convertible debt associated with our 2005 convertible debt offering and our 2006 private placement offering. Also impacting general and administrative costs during the three months ended December 31, 2006 were approximately $50,000 in moving and related costs as a result of our relocation to our new 21,012 square foot corporate headquarters.

In the next twelve months, we intend to continue researching and developing new product designs and product extensions including, but not limited to, product line extensions targeted at both higher and lower retail price points, nutrient delivery systems and additional seed varieties for our seed kits. We also will dedicate research and development resources to the improvement, expansion and automation of our in-house seed kit manufacturing capabilities.

On July 27, 2006, we entered into a lease with Pawnee Properties, LLC, an unrelated company, to consolidate our operations, other than our seed kit manufacturing operations, into a 21,012 square foot office space at 6075 Longbow Drive, Boulder, Colorado 80301, commencing November 2006. The initial rent is $15,759 per month, plus our proportionate share of building taxes, insurance, and operating expenses. The initial term continues until January 31, 2012, unless modified under specified circumstances. The lease contains other standard office lease provisions.

Future cash payments under such operating lease for the upcoming five years are as follows:

Year Ended	Rent
March 31, 2007	$ 48,877
March 31, 2008	$296,848
March 31, 2009	$316,253
March 31, 2010	$325,152
March 31, 2011	$327,047

Off-Balance Sheet Arrangements

AeroGrow has certain current commitments under operating leases and has not entered into any capital leases or contracts for financial derivative instruments such as futures, swaps and options.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development

The costs incurred to develop products to be sold or otherwise marketed are currently charged to expense. When a product is ready for general release, its capitalized costs will be amortized using the straight-line method of amortization over a reasonable period.

Inventory

Inventories are valued at the lower of cost, determined by the first-in, first-out method, or market. Included in inventory costs where we are the manufacturer are raw materials, labor and manufacturing overhead. We record the raw materials at delivered cost. Standard labor and manufacturing overhead costs are applied to the finished goods based on normal production capacity. A majority of our products are manufactured overseas and are recorded at delivered cost.

Stock Based Compensation

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment.” Subsequently, the Securities and Exchange Commission (“SEC”) provided for a phase-in implementation process for SFAS No. 123R, which required adoption of the new accounting standard no later than January 1, 2006. SFAS No. 123R requires accounting for stock options using a fair-value-based method as described in such statement and recognize the resulting compensation expense in the Company’s financial statements. Prior to January 1, 2006, the Company accounted for employee stock options using the intrinsic value method under APB No. 25, “Accounting for Stock Issued to Employees” and related Interpretations, which generally results in no employee stock option expense. AeroGrow adopted SFAS No. 123R on January 1, 2006 and does not plan to restate financial statements for prior periods. AeroGrow plans to continue to use the Black-Scholes option valuation model in estimating the fair value of the stock option awards issued under SFAS No. 123R. The adoption of SFAS No. 123(R) has increased net loss by $404,965 for the nine months ended December 31, 2006 as compared to using our prior method under APB 25.

Revenue Recognition

AeroGrow recognizes revenue from product sales, net of estimated returns, when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured. The liability for sales returns is estimated based upon historical experience of return levels.

AeroGrow records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price markdowns, promotions, other volume-based incentives and expected returns. Future market conditions and product transitions may require the Company to take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered. Additionally, certain incentive programs require the Company to estimate based on industry experience the number of customers who will actually redeem the incentive. AeroGrow also records estimated reductions to revenue for end user rebate programs, returns and costs related to warranty services.

Warranty and Return Reserves

AeroGrow records warranty liabilities at the time of sale for the estimated costs that may be incurred under its basic warranty program. The specific warranty terms and conditions vary depending upon the product sold but generally include technical support, repair parts, labor for periods up to one year. Factors that affect the Company’s warranty liability include the number of installed units currently under warranty, historical and anticipated rates of warranty claims on those units, and cost per claim to satisfy the Company’s warranty obligation.

AeroGrow reserves for potential returns from customers and associated refunds or credits related to such returns based upon historical experience.

Shipping and Handling Costs

Shipping and handling costs associated with inbound freight are recorded in cost of sales. Shipping and handling costs associated with freight out to customers are also included in cost of sales. Shipping and handling charges to customers are included in sales.

Beneficial Conversion Feature of convertible notes

In accordance with Emerging Issues Task Force No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and Emerging Issues Task Force No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company recognizes the advantageous value of conversion rights attached to convertible debt. Such rights gives the debt holder the ability to convert debt into shares of common stock at a price per share that is less than the fair market value of the common stock on the day the loan is made to the Company. The beneficial value is calculated as the intrinsic value (the fair market value of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of the notes and the related accrued interest and is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is subsequently amortized to interest expense over the remaining outstanding period of the related debt using the interest method.

Registration Rights Penalties

The holders of securities issued in the Company’s 2006 Offering and 2005 Offering (see Note 3 to the Company's Condensed Financial Statements) have registration rights for the common stock and for the common stock underlying the convertible debt and the warrants held by them. Liquidated damages for failure to register and maintain registration for such common stock are payable in common stock of the Company under certain circumstances and are limited to 1% of the amount of the outstanding convertible debt up to a maximum of 24% and 1% of the amount of the investment in the 2006 Offering up to a maximum of 18%. In each case, the amount is payable in shares of the Company’s common stock valued at a rate of $2.00 per share. The Company has elected to recognize the impact of such registration rights penalties as incurred, which commenced after July 23, 2006 (see Note 3 and Note 6). The Company completed the registration of the foregoing securities on December 22, 2006 and recognized five months of penalty, resulting in the recording of 332,876 shares of common stock to be issued at a value of $5.00 for a total of $1,664,380. On December 21, 2006, the FASB Financial Statement Publication (“FSP”) EITF 00-19-2 that addresses the accrual and accounting for registration rights penalties becomes effective for the year beginning December 15, 2006. The Company is assessing this FSP and will adopt it for fiscal 2007. The Company does not expect the adoption to have a significant difference in its current policy.

BUSINESS

Overview

AeroGrow was formed as a Nevada corporation on March 25, 2002. AeroGrow’s principal business is developing, marketing, distributing, and selling advanced indoor aeroponic garden systems designed and priced to appeal to the gardening, cooking and small kitchen appliance, healthy eating, and home and office décor markets worldwide. AeroGrow’s principal activities since its formation through February 2006 have consisted of product research and development, market research, business planning, and raising the capital necessary to fund these activities. AeroGrow currently has 19 patent applications pending in the United States, and 28 trademark applications, 7 of which have been allowed, (25 in the United States and 3 international). To date, AeroGrow has completed the development of two proprietary growing systems and nine proprietary seed kits. These development activities included an iterative process of experimentation, consumer testing, and adjustment in consultation with scientists familiar with the technology. AeroGrow’s experimentation included more than 500 internal tests on nutrients, lighting, water quality, and seed varieties in our greenhouses and labs performed between August 2002 and December 2005. Often, these tests were combined with in-home use of our systems by sample consumers picked from our employees and investors. User feedback from these tests was often incorporated in next generation products and development.

During 2006 AeroGrow completed development of its initial kitchen garden systems and related “bio-grow” seed pods AeroGrow contracted with a third-party manufacturer who commenced production activities and a second manufacturer who will commence production in the first quarter of calendar 2007. In March 2006, AeroGrow began sales activities. As of February 15, 2007, AeroGrow had manufactured and taken delivery of over 100,000 units of its AeroGarden™ kitchen garden units. AeroGrow commenced initial marketing and distribution of its products during March 2006 and has expanded these marketing efforts to encompass retail, home shopping, catalogue, international, and direct to consumer sales channels.

AeroGrow’s principal products are “kitchen garden” indoor growing systems and proprietary seed kits that allow consumers, with or without gardening experience, the ability to grow cherry tomatoes, cilantro, chives, basil, dill, oregano, mint, flowers, chili peppers, and lettuce throughout the year. AeroGrow’s kitchen garden systems are designed to be simple, consistently successful, and affordable. AeroGrow believes that its focus on the design and features of its kitchen garden systems made them the first of their kind on the consumer market. This conclusion was reached on the basis of standard means of market research, including focus groups and potential customer interview techniques, review of potentially competitive products offered at all ranges of functionality and price, and testing of products that may be considered competitive in function although not necessarily competitive in market orientation.

AeroGrow believes that its products will allow almost anyone, from consumers who have no gardening experience to professional gardeners, to produce year-round harvests of a variety of herbs, vegetables, and flowers, which are provided in its seed kits, regardless of season, weather, or lack of natural light. AeroGrow believes that its kitchen garden systems’ unique and attractive designs make them appropriate for use in almost any location including kitchens, bathrooms, living areas and offices.

AeroGrow’s kitchen garden system currently on the market retails at approximately $149 with variations based on the channel of distribution in which they are sold and the accessory components included with the unit.

Hydroponics Industry - Background and Opportunity

Hydroponics is the science of growing plants in water instead of soil. Used commercially worldwide, hydroponics is considered an advanced and often preferred crop production method. Hydroponics is typically used inside greenhouses to give growers the ability to better regulate and control nutrient delivery, light, air, water, humidity, pests and temperature. Hydroponic growers benefit by producing crops faster and enjoying higher crop yields per acre than traditional soil-based growers.

Aeroponic technology is derived from hydroponics and occurs when plant roots are suspended in an air chamber and bathed at regular intervals with nutrient solution. AeroGrow believes that the aeroponic technology used in its kitchen garden systems is a technological advance over hydroponics because plant roots are suspended in a near 100% humidity enclosed air chamber and bathed in a nutrient-rich solution. We believe aeroponic methods ensure the plants not only have sufficient water, nutrients and oxygen, but the temperature inside the root chamber can be easily controlled, ensuring temperature stress of the plant does not limit growth. For this reason, we believe the use of a well designed and maintained aeroponic system can yield increases in growth rate and plant survival when compared to hydroponics systems.

From August 2002 through July 2005, AeroGrow conducted research with approximately 500 individuals who were identified either because they (i) signed-up on our website to pre-order the basic AeroGrow product, (ii) agreed to be beta testers of the basic product, (iii) came to preview meetings concerning the company, or (iv) were friends of employees and consultants of the Company. Persons found the AeroGrow’s website through referrals, web searches, or as a result of fund raising and hiring activities. The research consisted of face-to-face and internet interviews/surveys with potential consumers and standard focus group experiences. From some of the contacts, AeroGrow obtained a ten page questionnaire and in other instances the responses were taped for later review. Persons from approximately 35 states responded to the surveys and focus groups. A professional market research consultant assisted with the design, implementation and analysis of the focus groups, individual interviews, and surveys. From this research, AeroGrow believes that there is a potential, sizeable national market for its countertop soil-less kitchen garden systems for use indoors in homes and offices. Until the development of AeroGrow’s kitchen garden systems, significant barriers have prevented hydroponic or aeroponic technology from being incorporated into mainstream, mass-marketed consumer products, including:

• Consumers generally lack the specialized knowledge required to select, set up, operate and maintain the various components for a typical hydroponic or aeroponic system, including growing trays, irrigation channels, growing media nutrient reservoirs, and nutrient delivery systems consisting of electronic timers, pumps, motors, tubing and nozzles.

• Consumers generally do not possess the specialized knowledge required to select, set up, operate and maintain the varied indoor lighting systems that are necessary to grow plants in the absence of adequate indoor natural light.

• Consumers are required to properly mix and measure complex hydroponic nutrient formulas, which change depending on the plant variety and the stage of plant growth. In addition, consumers must deal with the problem of nutrient spoilage.

• Federally-mandated water quality reports show that the water in many large cities is not suitable for hydroponic or aeroponic growing and requires chemical treatments. Consumers generally are unaware of how to adjust the water for healthy plant growth.

AeroGrow believes that these complexities have been accepted in existing hydroponic market channels because its research has indicated that hydroponic manufacturers have generally focused their product development and marketing efforts on satisfying the needs of the commercial greenhouse and dedicated hobbyist markets. AeroGrow’s research has indicated that the hydroponic growing equipment currently available in these markets is bulky, expensive and comprised of many parts. These users are motivated to gain the specialized knowledge, equipment and experience currently required to successfully grow plants with these products.

AeroGrow believes that the complexities of currently available commercial hydroponic products fail to address the needs and wants of the mass consumer market, leaving that market unserved. AeroGrow further believes that its trade secrets, patent-pending inventions and companion technologies have simplified and improved hydroponic and aeroponic technologies and enabled it to create the first indoor aeroponic gardening system appropriate for the mass consumer market.

Our Proprietary Technology

AeroGrow has spent almost four years innovating, simplifying, combining and integrating numerous proprietary technologies and inventions into a family of “plug and grow” aeroponic kitchen garden systems and related seed kits specifically designed and priced for the mass consumer market. AeroGrow has filed 19 patent applications in the United States to protect its inventions. Following is a description of AeroGrow’s proprietary technologies and inventions, which are used together in its kitchen garden system and seed kits. The inventions under the patent applications have not been granted patents, and there can be no assurance that patents will be granted. See “Risk Factors - AeroGrow’s intellectual property and proprietary rights give it only limited protection and can be expensive to defend.”

Rainforest Nutrient Delivery System. AeroGrow’s “rainforest” nutrient delivery system combines its patent-pending technologies with features from several hydroponic or aeroponic methodologies into a proprietary system designed to provide aeroponic plant growth. These hydroponic or aeroponic methodologies include:

• Drip Technologies. Drip systems create nutrient irrigation by pumping nutrient solution from a reservoir up to the base of the plant and saturating a soil-less growing medium. The growing medium delivers nutrients and moisture to plant roots which is similar to rainwater as it drips through the soil and past plant roots.

• Ein Gedi Aeroponic Technologies. Plant roots in aeroponic systems are suspended in an air chamber and bathed at regular intervals with nutrient solution. In the Ein Gedi variation of aeroponics, plant roots are allowed to grow directly into nutrient solution after passing through an air space.

AeroGrow’s rainforest technology suspends plant roots into a 2 to 4 inch air chamber above an oxygenated nutrient solution. Nutrients are pumped from the nutrient reservoir to the base of each plant where a regulated flow of nutrients drips down through plant roots.

Pre-Seeded Bio-Grow Seed Pods. AeroGrow’s proprietary bio-grow seed pods include pre-implanted seeds, a bio-sponge growing medium, removable bio-dome covers and a grow basket to assist with the proper distribution of moisture. AeroGrow's seed pods were designed to be used in its kitchen garden systems. AeroGrow believes consumers may use seeds purchased from other sources for use in its kitchen garden system, although AeroGrow cannot provide any assurances on germination and growth in such cases.

AeroGrow selected the seeds to pre-implant in its initial bio-grow seed pods after two years of extensive research, which included:

• analyzing thousands of seed varieties,

• growing and testing several hundred varieties of plants in its greenhouse and grow laboratories, and

• testing the taste and appearance of its grown vegetables, herbs and flowers with consumers.

AeroGrow implants its selected seeds in a bio-sponge growing medium that, based upon research by AeroGrow, facilitates rapid germination and enhanced root growth in comparison to other mediums tested as well as supporting plant roots from germination through maturity and harvest. AeroGrow’s bio-grow domes create a mini-greenhouse environment by covering the grow surface to create a near-100% humidity air chamber, which is optimal for most plant germination and initial growth. Bio-grow domes help regulate moisture and temperature to levels optimal for plant germination.

AeroGrow’s proprietary bio-grow seed pods are a vital component of its kitchen garden system. AeroGrow’s bio-grow seed pods will be packaged along with nutrients in its proprietary seed kits to being used in its kitchen garden systems. These seed kits currently include seeds for cherry tomatoes, salad greens, cilantro, chives, basil, dill, oregano, mint, chili peppers and flowers as well as a variety of international herbs for Italian, Japanese, and French cooking. In addition to pre-seeded pods, AeroGrow also plans to allow consumers to purchase unseeded pods to give them the opportunity to grow their own seeds in AeroGrow’s kitchen garden systems. Not all plants, however, are appropriate to grow in the kitchen garden system.

AeroGrow has also begun development of methodology to cultivate and ship live “starter” plants in the grow pod mediums that will be able to grow in AeroGrow’s kitchen garden systems. AeroGrow has started market testing this process with strawberries during the first quarter of calendar 2007

Microprocessor-Based Control Panel and Nutrient Cycle Delivery System. AeroGrow believes that certain common problems face both experienced gardeners and beginning gardeners, including:

• improperly watering plants,

• improperly feeding plants, and

• failing to provide plants with sufficient light needed for healthy growth.

To assist consumers, especially inexperienced gardeners, AeroGrow has developed two patent-pending microprocessor-based technologies that address these common problems. These technologies are designed to:

• regulate the lighting system,

• automatically alert users when it is time to add water and nutrients,

• help simplify and reduce consumers’ time and involvement in caring for plants,

• reduce the variables and errors often made by consumers in plant care, and

• enhance plant growth.

AeroGrow has developed two kitchen garden systems with different control systems which are described below at “AeroGrow’s Kitchen Garden Systems.” AeroGrow’s microprocessor-based control panel will be available as an accessory for its basic kitchen garden system and is included as a standard feature on its deluxe kitchen garden system. This control panel includes an electronic nutrient and water reminder system and microprocessor-controlled lights that alert consumers to add water and nutrients when needed and help ensure that plants are properly fed and receive the proper lighting. Without the microprocessor control panel, the user is required to track the time since the last nutrient tablets were added and must monitor the system visually as to when to add water.

In addition, AeroGrow’s deluxe kitchen garden system includes its microprocessor-based nutrient cycle delivery system as a standard feature. With its nutrient cycle delivery system, the consumer selects from four plant types (lettuce, herbs, tomatoes or flowers) and the system then automatically adjusts and optimizes the nutrient, water and lighting cycles based on the plant variety selected.

Time-Release Nutrient Tablets. Plants require a balanced mixture of nutrients for optimal growth. Certain nutrient combinations, including calcium nitrate and magnesium sulphate, generally cannot be combined, mixed, or stored in the same container due to specific chemical reactions that bind them together and renders them useless to plants. Hydroponic growers seek to solve this problem by packaging various nutrient concentrations in up to four separate containers, which are individually measured and added as needed by the consumer. These nutrient complexities require consumers using hydroponic systems to:

• understand the blends of nutrient fertilizer that are best suited for the specific variety of plants they are growing,

• understand the nutrient requirements for the specific plant variety at each of three stages of its growth and maturity,

• measure and blend nutrients from up to four different concentrated solutions and add them to specific measured quantities of water, and

• monitor, adjust and re-mix nutrient fertilizers over time.

AeroGrow believes that current plant nutrition processes required for successful hydroponic growing have created barriers to mass consumer use and acceptance because they are cumbersome and complex. To help overcome these barriers, AeroGrow has spent nearly three years developing time-release nutrient tablets designed specifically to deliver the proper nutrients to the plants, while offering consumers a user-friendly nutrient system. The consumer simply adds the plant-specific nutrient tablets to the kitchen garden systems when instructed by the microprocessor-based nutrient cycle delivery system, usually once every two weeks. The nutrient tablets eliminate the need for measuring and mixing multi-part nutrient formulas and storing various nutrients in separate containers. The nutrient tablets customize multiple nutrients and minerals such as calcium, magnesium and iron for specific plant varieties at different stages of their growth.

Water Quality. Tap water as supplied by local municipalities often is not conducive to aeroponic or hydroponic growth. To address these problems, most hydroponic growers monitor and chemically adjust the water they use on a daily or weekly basis.

AeroGrow believes that the problems associated with the wide range of water chemistry found throughout the United States (and possibly internationally), as well as the complexities involved in monitoring water chemistry, are significant barriers which limit the use of hydroponic gardening by the general public. AeroGrow has developed a patent-pending formula that automatically adjusts and balances the water to a level capable of sustaining healthy plant growth in an aeroponic environment. This formula is pre-mixed into AeroGrow’s time-release nutrient tablet described above, which eliminates the need for consumers to understand water chemistry.

Integrated and Automated Lighting System. Hydroponic systems typically do not incorporate built-in lighting systems. Lighting systems must typically be purchased as separate components and assembled by the consumers. Hydroponic lighting systems generally consist of a ballast, reflector hood, lights and an electronic timer. The consumer must suspend the lighting system over the hydroponic unit and then continually raise the lights as the plants grow. Complete lighting systems often cost hundreds of dollars, which is considerably more than the cost of AeroGrow’s entire kitchen garden system.

AeroGrow’s kitchen garden systems include built-in adjustable grow lights with ballast, reflector hood, lights and an electronic timer. AeroGrow’s integrated lighting systems include high-output compact fluorescent light bulbs that deliver a spectrum and intensity of light designed to help optimize plant growth without natural light. In addition, AeroGrow’s lighting system is fully automated and controlled by its microprocessor-based control panel described above.

Adaptive Growth Software. Through research and testing in AeroGrow’s grow laboratory, AeroGrow’s plant scientists have determined that better plant growth can be achieved if nutrients, moisture and lighting are adapted and customized to the specific stages of the plants’ growth: germination, initial growth and advanced growth. AeroGrow has developed a proprietary software technology entitled “adaptive growth technology” which automatically analyzes and adjusts the nutrient delivery schedules based on plant maturity. AeroGrow intends to introduce this technology into an upgraded kitchen garden system to be introduced in the second calendar quarter of 2007 as an added feature for specialty retailers in the future.

AeroGrow’s Kitchen Garden Systems

AeroGrow has developed two kitchen garden systems and has commenced marketing one of these models. The marketed model features the rainforest nutrient delivery system and an integrated lighting system (including the microprocessor-based control panel), and a microprocessor-based nutrient cycle delivery system. This kitchen garden system retails at approximately $149 with variations based on the channel of distribution in which it is sold and the accessory components included with the unit.

AeroGrow plans to introduce two new models of its kitchen garden systems in the second half of calendar 2007. One new model will feature an upgraded unit with a stainless steel accented design and the adaptive growth technology discussed above. This model is expected to retail for $169 to $199 based on the channel of distribution in which it is sold and the accessory components included with the unit. In addition, AeroGrow plans to introduce a smaller version of its current kitchen garden system targeted to retail for a price of $99-$119 based on the channel of distribution in which it is sold and the accessory components included with the unit.

AeroGrow is in the process of modifying its current units for compatibility with Asian and European electrical requirements for international distribution. AeroGrow anticipates continued development of new models of its kitchen garden systems to meet the demands of its customers and price points as required by market conditions.

AeroGrow’s Seed Kits

AeroGrow has developed and is producing a variety of seed kits to be used in its kitchen garden systems. These seed kits include pre-seeded bio-grow seed pods and a three- to six-month supply of nutrients, including its formula for adjusting water quality. AeroGrow expects its seed kits to retail at prices ranging from $14.99 to $19.99. Currently developed seed kits include:

• cherry tomato garden,

• chili pepper garden,

• gourmet herb garden,

• salad greens garden,

• grandiflora petunia garden,

• international basil garden,

• Japanese herbs,

• French Herbs, and

• Italian herbs.

AeroGrow’s seed kits, time-release nutrient tablets, and replacement light bulbs are also sold to consumers for use with its kitchen garden system. Additionally, seed pods are available for use by consumers who wish to try to grow their own seeds, but no assurance can be given that all varieties of plants will grow with the AeroGrow kitchen garden system.

Other Accessories

To compliment and expand the functionality of its kitchen garden systems, AeroGrow has developed a variety of accessory products. AeroGrow has developed an Herb Appeal Collection, consisting of an internally produced video and guidebook on the care and uses of herbs and a set of cutting boards. We have also developed two wall bracket systems designed to hold two or more kitchen garden systems for consumers who wish to grow more than one seed kit at a time. AeroGrow is also developing its own design of a battery operated herb blender and salad dressing maker. These products will be sold individually and will be used as premium “gifts with purchases” to enhance AeroGrow’s direct to consumer and retail offerings.

Additional Future Products

In addition to its kitchen garden systems, AeroGrow is developing and plans to market in the future companion products designed to provide a successful gardening experience for consumers of all experience levels while providing a potentially continuing and profitable revenue stream for it. AeroGrow’s development and production of the following additional products will depend in large part on the revenues generated from future product sales and the availability of additional financings.

Magic Garden. AeroGrow’s children’s magic garden is designed for simplicity and ease of use. AeroGrow anticipates introducing this garden system in the toy market.

Decorator Office Garden. AeroGrow is developing a garden system designed specifically for use in offices and work stations to introduce decorative and fragrant living flowers into the workplace.

Professional System. A larger-scale garden system is planned for small businesses, florists, restaurants, large families and gardening enthusiasts who want to grow large quantities of vegetables, herbs and flowers.

Future Seed Kits. AeroGrow plans to complete development and begin production of additional seed kits in 2007. AeroGrow currently anticipates that these seed kits could include a cilantro garden, sunny flower garden, baby bell peppers, Asian hot peppers, and a salsa garden with cherry tomatoes, jalapenos, and cilantro, as well as new varieties of salad greens for international markets. AeroGrow has also begun development of methodology to cultivate and ship live “starter” plants in the grow pod mediums that will be able to grow in AeroGrow’s kitchen garden systems. AeroGrow anticipates market testing this process with strawberries during the first quarter of calendar 2007.

Development of these products are included in the budgeted research and development expenses for the future. For other product expansions and new products, AeroGrow has not budgeted amounts for their research and development at this time, and in connection therewith may need to raise additional capital. However, no assurance can be given that such products will be successful.

Markets

Based on AeroGrow’s informal market research, consisting of individual consumer interviews, focus groups and Internet survey responses, AeroGrow believes that its kitchen garden systems will appeal to a broad spectrum of the people in the United States and internationally, including Europe and Japan. AeroGrow believes that its products will appeal to at least four major market segments:

• experienced gardeners,

• novice and “want-to-be” gardeners,

• the kitchen products and small appliances market, and

• the office and home décor markets.

Further, based on its discussions with potential distributors, AeroGrow believes that its kitchen garden systems also present opportunities in the specialized toy, educational, gift and hydroponic hobbyist markets.

Gardener Market. The 2002 National Gardening Survey conducted by the National Gardening Association states that gardening was America’s number one hobby with more than 70 million active gardeners. Based upon this survey, there were estimated to be 27 million vegetable gardeners with one out of every four households having a vegetable garden, over 15 million fresh herb gardeners and over 20 million flower gardeners. AeroGrow believes that its kitchen garden systems and related products can offer both expert and novice gardeners several major benefits not readily available through traditional gardening methods, including:

• the ability to grow fresh herbs, lettuces, vegetables, tomatoes and flowers year-round, regardless of indoor light levels or seasonal weather conditions,

• the ability to easily start plants indoors during colder months and then transplant them outdoors at the onset of the outdoor growing season,

• the ability to use stem cuttings to propagate multiple reproductions of the desired plants in AeroGrow’s kitchen garden systems,

• the reasonable assurance that crops can grow successfully by significantly reducing potential obstacles such as uncertain weather and garden pests,

• the ease of growing hydroponically in contrast to the toil associated with traditional gardening, including preparing the soil, planting, thinning, weeding and watering.

“Want-to-be” Gardener Market. AeroGrow believes that many people have an interest in gardening but lack the knowledge, confidence, available space, equipment, or time to garden. AeroGrow has observed the following barriers to beginning to garden:

• gardening requires an ongoing time commitment,

• apartment, high-rise and condominium dwellers often lack the land needed for a traditional garden,

• gardening requires physical work which can be a significant barrier to older people or people with limited mobility or health issues,

• buying the necessary equipment to garden can be expensive, and

• gardening requires knowledge and expertise.

AeroGrow believes that its kitchen garden systems overcome many of these barriers and provide a simple, convenient way for many current non-gardeners to begin to garden.

Kitchen Products and Small Appliances Market. AeroGrow believes that many Americans now enjoy cooking as a form of entertainment or hobby and that these people repeatedly purchase new kitchen appliances and will be motivated to purchase AeroGrow’s kitchen garden systems and related seed kits. Consumers in this potential market include:

• people interested in cooking who would appreciate the convenience and satisfaction of having a readily available supply of fresh-cut herbs and basils to flavor soups, salads and other dishes,

• people who prefer the distinctive texture and taste of freshly picked, vine-ripened tomatoes, basils, lettuces and other vegetables over days-old supermarket produce, and

• people interested in healthy, pesticide-free foods for themselves and their families, reflecting both the rapidly growing interest in naturally and organically grown foods and the increasing number of people who, for health or weight concerns, include salads and fresh vegetables as part of their families’ diets.

AeroGrow believes that its kitchen garden systems will be embraced in this market by people who understand the value of having an ongoing supply of fresh herbs and vine-ripened produce throughout the year.

Office and Home Decor Market. Flowers are frequently used to brighten homes and offices around the world. It is difficult to readily grow flowers indoors due to a lack of sufficient light and growing knowledge. As a result, people often use cut flowers, which are expensive, short-lived and require ongoing maintenance. AeroGrow’s kitchen garden systems enable colorful and fragrant flowers to be easily grown indoors year-round. Flowers grown with its kitchen garden systems will last for months with minimal care and maintenance. Flowers can be grown in a wide variety of indoor locations, including kitchen and bathroom countertops, living rooms, bedrooms, family rooms, offices, work stations, waiting rooms and lobbies. In addition, professional plant caretakers may be motivated to include AeroGrow’s kitchen garden systems among their traditional plant options because of the relatively low cost and ease of maintenance of AeroGrow’s systems.

Specialty Markets. We believe that several specialized markets potentially exist for AeroGrow’s kitchen garden systems in the future, including:

• toy market for a children’s “root-viewing” garden,

• classroom market for student education relating to plant growth,

• gift market,

• hydroponic enthusiast market, and

• international markets, particularly in large cities with limited outdoor garden space.

Marketing and Sales Strategy

AeroGrow began launching its kitchen garden system in the United States during the first quarter of 2006 with a nationwide public relations campaign. Initial test marketing shipments to retail launch partners, including Sur La Table, Frontgate, and others commenced in March 2006. As launch partners, the Company had agreed to feature Sur La Table and Frontgate in the Company’s public relations efforts. In addition, the Company agreed to pay to Sur La Table a $30,000 fee for full page advertisement in Sur La Table’s catalogue distributed to over one million consumers. The Company granted exclusive rights to Frontgate as a catalogue retailer through December 1, 2006, in exchange for Frontgate’s agreement to provide full page advertisements within their catalogues for the AeroGarden through the end of 2006. To date, AeroGrow has developed many of its marketing materials, including its website, product brochures, retail packaging and other retail collateral materials, public relations kits, in-store point of purchase supplies, infomercial, and short-form television show. AeroGrow’s planned marketing strategy is to follow its initial launch with sales of its products through direct marketing vehicles and then expanded distribution through retail channels. AeroGrow plans to expand its marketing and distribution internationally in the second calendar quarter of 2007. AeroGrow’s planned direct marketing activities include 30-minute infomercials, 60-second television spots, home shopping networks, print advertising, and Internet-based advertising. AeroGrow’s plan is designed to educate prospective customers while creating widespread awareness of its kitchen garden systems and generating direct sales in four key target markets: the experienced gardener market, the “want-to-be” gardener market, the kitchen products and small appliances markets, and the office and home décor market.

Competition

Aeroponic and hydroponic technologies have historically been limited to ardent hobbyists and commercial growing facilities worldwide. AeroGrow believes that it is the first company to develop and offer a simple soil-less indoor growing system for the mass consumer market.

Typical hydroponic manufacturers offer a range of equipment and accessories through distributors or small independent “hydro-shops” in a trade-oriented manner similar to plumbing or electrical suppliers. Purchasers typically mix and match equipment from various suppliers in an “a la carte” fashion to individually customize a large system that they then assemble on their premises. AeroGrow believes that these products are substantially more expensive than the proposed selling prices of the Company’s products.

AeroGrow believes that its simplified and complete kitchen garden systems and planned methods of distribution offer significant benefits from these traditional hydroponic industry practices. However, AeroGrow recognizes that there are companies that are better funded and have greater experience in producing hydroponic products in commercial markets, including, but not limited to, companies such as General Hydroponics and American Hydroponics. These companies could potentially decide to focus on the consumer market with competing products. AeroGrow could also potentially face competition from gardening wholesalers and large and profitable soil-based gardening companies, including, but not limited to, the Burpee Seed Company and Gardener’s Supply Company, should they decide to produce a competitive product. These companies may have better consumer acceptance and may be better funded than AeroGrow.

Manufacturing

AeroGrow manufactures its products using contract manufacturing sources that are supervised by its internal engineering and manufacturing teams. Its bio-grow seed pods will initially be produced and assembled in its laboratory facilities in Longmont, Colorado.

AeroGrow has signed a tri-party manufacturing agreement with Source Plus, Inc. (“Source Plus”), an Alabama corporation, and Mingkeda Industries Co., Ltd. (“Mingkeda”), a Chinese company, for the initial manufacture of its kitchen garden systems and accessories. Source Plus assisted AeroGrow in identifying companies in China that had the capability to manufacture AeroGrow’s kitchen garden systems. Source Plus advanced monies to Mingkeda for tooling and molds to build AeroGrow’s products. To reimburse Source Plus for its advances to Mingkeda for tooling, AeroGrow issued 62,000 shares of its common stock to Source Plus in October 2005. AeroGrow recorded a $310,000 asset for tooling. Source Plus is also obligated to provide quality control inspection services at Mingkeda’s factory for AeroGrow. Mingkeda has informed AeroGrow that it can currently produce 15,000 kitchen garden systems per month and will eventually be able to produce approximately 25,000 kitchen garden systems per month with its existing set of tools. To date, AeroGrow has received approximately 85,000 units from Mingkeda with over 20,000 additional units in process. Mingkeda estimates that it can add the additional set of tools and presses within 60 to 90 days following AeroGrow’s notification. There is no assurance that Mingkeda will be able to meet the projected estimated deliveries. If it is not able to meet the orders, the Company's sales will be adversely affected. In addition to the Mingkeda plant, AeroGrow is exploring relationships with other manufacturers located in China as an alternative supply source should sales volumes require added production. In the event Mingkeda in unable to meet its anticipated production capacity before AeroGrow is able to develop additional contract manufacturing sources, sales could be adversely affected if sales demand exceed production capacity.

AeroGrow’s manufacturing costs for its initial model of the AeroGarden are anticipated to allow AeroGrow to achieve gross margins before selling expenses from wholesale sales ranging from 40% to 50% once manufacturing volumes are at a sufficient level to enable AeroGrow to: (i) achieve economies of scale in its seed kit production; (ii) obtain volume discounts for parts and components related to the manufacture of its kitchen garden systems; and (iii) minimize transportation and logistics costs. However, no assurance can be given that that the price of our products will not be subject to downward price pressure, or that our margins will be attained or maintained.

AeroGrow has completed its initial set of tooling and in February 2007 authorized the building of a second set of tooling with a second contract manufacturer, Main Power Electrical Factory Ltd., which is located in China (“Main Power”). During the first calendar quarter of 2007, AeroGrow began receiving delivery of production units built by Main Power. Production capacity at Main Power is estimated to be 50,000 units per month for each set of tools.

AeroGrow produces and assembles its bio-grow seed pods in its laboratory facilities in Longmont, Colorado. The seed pods and kitchen garden systems are shipped to a fulfillment center in Reno, Nevada. A third party service provider provides warehousing, order fulfillment, and shipping for AeroGrow’s products. See also “Distribution” above.

Product Returns and Warranties

AeroGrow has had limited sales to date and thus has limited experience dealing with returns. AeroGrow currently processes returns at a third party distribution center, but intends to allow products to be returned to its facilities in Longmont, Colorado in the near future. AeroGrow anticipates that it will send unopened returned products to back into inventory and repair defective products to sell as refurbished products. Mingkeda will provide AeroGrow with replacement part assemblies for products which are deemed defective due to materials or manufacturing complications. The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its basic warranty program. The specific warranty terms and conditions vary depending upon the product sold but generally include technical support, repair parts, labor for periods up to one year. Factors that affect the Company’s warranty liability include the number of installed units currently under warranty, historical and anticipated rates of warranty claims on those units, and cost per claim to satisfy the Company’s warranty obligation.

Intellectual Property

AeroGrow has filed 19 patent applications in the United States to protect its technologies and products. These applications are for:

• seed germination pods that transport, support and germinate seedlings in aeroponic or hydroponic devices and support the growth of the plant to maturity, filed in November 2003, application serial number 10/714,786, and responded to examiner’s second action,

• use of infrared beams to measure plant roots which creates a basis for the regulation of nutrients, oxygen and plant growth, filed in December 2003, application serial number 10/748,321, and responding to examiner’s second action,

• PONDS (passive, osmotic nutrient delivery system) technology, which is a nutrient delivery system using no moving parts, filed in March 2005, application serial number 11/079,054,

• RAIN (rain-aerated ionized nutrient) system technology, which hyper-oxygenates and ionizes plant roots in AeroGrow’s kitchen garden systems, filed in March 2005, application serial number 10/528,110,

• rainforest growing dome for maximizing germination, filed in April 2005, application serial number 11/098,176, and responded to examiner’s second action,

• growing basket for optimizing liquid and nutrient delivery, filed in April 2005, application serial number 11/111,553, and responding to examiner’s second action,

• methods for growing plants using seed germination pods, filed in April 2005, application serial number 11/112,269, and responding to examiner’s second action,

• devices and methods for growing plants by measuring liquid or nutrient usage rate, the adaptive growth learning technologies, filed in December 2005, application serial number 11/321,368,

• time-release oxygen generating nutrient compositions and methods for growing plants, filed in December 2005, application serial number 11/321,910,

• pH buffered plant nutrient compositions and methods for growing plants, filed in December 2005, application serial number 11/321,023,

• apparatus and methods for delivering photoradiation to plants, filed in June 2006, application serial number 60/814,853,

• smart garden devices and methods for hydroponic gardens, filed in June 2006, application serial number 11/455,364,

• indoor gardening appliance, filed in August 2005, application serial number 29/235,880,

• master gardener baskets and methods for growing plants, filed in August 2006, application serial number 60,840,575,

• devices and methods for growing plants, filed in January 2007, application serial number 11/653,121,

• indoor gardening appliance, filed in January 2007, application serial number 29/271,260,

• indoor gardening appliance, filed January 2007, application serial number 29/271,259, and

• systems and methods for controlling liquid delivery and distribution to plants, filed January 2007, application serial number 11/654,164.

AeroGrow believes that these patent applications do not infringe on issued patents owned by others. AeroGrow believes that if it fails to receive patents for any one of these patent applications, its operations will not be substantially, adversely affected. AeroGrow believes that failure to obtain patents, however, will make it easier for competitors to bring competitive products to market. If such competitive products performed better and/or were marketed by companies with greater financial and distribution resources than AeroGrow, such competitive products may adversely affect AeroGrow’s operations. In addition to the patents being sought, AeroGrow maintains some crucial information about its products as trade secrets, which information is closely guarded. The inventions under the patent applications have not been granted patents, and there can be no assurance that patents will be granted.

AeroGrow has filed 28 trademark applications in the United States (7 of which have been allowed) and three trademark applications designating 33 countries, which it intends to prosecute to protect its products and brand equity. The applications are for:

• Farmers Market Fresh, filed in July 2005, application serial number 78671280, and allowed,

• Kitchen Harvest filed in December 2005, application serial number 78781094,

• AeroGarden filed in December 2005, application serial number 78781935, and allowed,

• Farmer’s Market in Your Kitchen, filed in March 2006, application serial number 78836826, and allowed,

• Off the Plant and Into the Pot, filed in March 2006, application serial number 78836758, and allowed,

• Cut & Cook, filed in March 2006, application serial number 78836736, and allowed,

• Bio-Dome, filed in March 2006, application serial number 78836718, and allowed,

• AeroPod, filed in March 2006, application serial number 78836577, and allowed,

• AeroGarden, filed in Mexico in June 2006, application serial number 790722, and responding to examiner’s action,

• AeroGarden, filed in 31 countries under the Madrid Protocol in June 2006, application serial number A0005030,

• AeroGarden, filed in Canada in June 2006, application serial number 1,305,822,

• International Gourmet, filed in May 2006, application serial number 78874379, and about to publish,

• Farmer’s Market Fresh, filed in May 2006, application serial number 78882877, and responding to examiner’s action,

• AeroGrow, filed in April 2005, application serial number 78614573, responded to examiners first action and suspended,

• MiniGarden, filed in August 2006, application serial number 78955672,

• GrowNow, filed in August 2006, application serial number 78955692, and responding to examiner’s action,

• Green Thumb Guarantee, filed in September 2006, application serial number 77007729,

• BioTransport, filed in September 2006, application serial number 77009465,

• Herb Appeal, filed November 2006, application serial number 77045636,

• Strawberry Patch, filed November 2006, application serial number 77045993

• Sweet Rubies, filed December 2006, application serial number 77058522,

• Plug & Grow, filed December 2006, application serial number 77058534,

• Even Better Than Organic, filed December 2006, application serial number 77070519, and responding to examiner’s action,

• AeroGarden, filed December 2006, application serial number 77073259, and responding to examiner’s first action,

• AeroGarden, filed December 2006, application serial number 77073339, and responding to examiner’s first action,

• AeroGarden, filed December 2006, application serial number 77073345, and responding to examiner’s first action,

• AeroGarden, filed December 2006, application serial number 77073362,

• AeroGarden, filed December 2006, application serial number 77073424,

• AeroGarden, filed December 2006, application serial number 77073448, and

• Herb `n Serve, filed January 2007, application serial number 77095536.

Each of AeroGrow’s employees, independent contractors and consultants has executed assignment of application agreements and nondisclosure agreements. The assignment of application agreements grant to AeroGrow the right to own inventions and related patents which may be granted in the United States. The nondisclosure agreements generally provide that these people will not disclose AeroGrow’s confidential information to any other person without its prior written consent. AeroGrow has also obtained the domain names for AeroGrow.com, AeroGarden.com, AeroGarden.net, AeroGarden.tv, AeroGarden.biz, and Getthegarden.com, among others.

Governmental Regulation and Certification

To the best of its knowledge, AeroGrow believes that it is complying with United States regulations concerning the shipping and labeling of seeds and nutrients. Currently, the components for the kitchen garden system are UL certified. AeroGrow has filed initial applications for UL certification and ETL certification for the kitchen garden system as a whole. These certifications confirm that the products have been tested and conform to a recognized level of fire and other safety standards for consumers. Such independent third party certification is required for sales of products through many major retailers.

AeroGrow believes that its costs and effects of compliance with environmental laws will not be material.

Personnel

As of January 31, 2007, AeroGrow employed approximately 68 persons - 56 full-time and 12 part-time. In addition, AeroGrow contracts for the services of part-time and project consultants on an “as needed” basis. AeroGrow believes that its employee relations are good. AeroGrow believes that it will hire additional employees and/or consultants in the future as its operations grow. AeroGrow is planning to outsource some activities, in whole or part, such as manufacturing, telemarketing, public relations, infomercial production, fulfillment, and shipping.

Facilities

On July 27, 2006 the Company entered into a lease with Pawnee Properties, LLC to consolidate its operations, other than its seed kit manufacturing operations, into a 21,012 square foot office space at 6075 Longbow Drive, Boulder, Colorado 80301. Pawnee Properties, LLC, and its controlling persons, are not affiliates of the Company. The initial rent is $15,759 per month, plus the Company’s proportionate share of building taxes, insurance and operating expenses. The initial term continues until January 31, 2012, unless modified under specified circumstances. The agreement contains other standard office lease provisions

AeroGrow also rents 1,800 square feet of laboratory, prototyping and manufacturing space in Longmont, Colorado, pursuant to a month-to-month rental agreement. The rental agreement requires AeroGrow to pay monthly rent in the amount of $1,200. AeroGrow use this space to manufacture its seed pods.

While its facilities appear adequate for the foreseeable future, AeroGrow may add space to meet future growth as needed. Upon expiration of its current leases, AeroGrow believes that it will be able to either renew its existing leases or arrange new leases in nearby locations on acceptable terms. AeroGrow believes that these properties are adequately covered by insurance.

Legal Proceedings

AeroGrow is not a party in any bankruptcy, receivership or other legal proceeding, and to the best of AeroGrow’s knowledge, no such proceedings by or against AeroGrow have been threatened.

MERGER WITH WENTWORTH

History of Wentworth

Wentworth I, Inc., a Delaware corporation (“Wentworth”), and AeroGrow entered into an Agreement and Plan of Merger (the “Merger Agreement”) on January 12, 2006, which was consummated on February 24, 2006. Under the Merger Agreement, Wentworth merged with and into AeroGrow, and AeroGrow was the surviving corporation (“Merger”). The certificate of incorporation and by-laws of AeroGrow prior to the Merger are now those of the surviving company, and the surviving company is governed by the corporate law of the State of Nevada.

Wentworth was organized under the laws of the State of Delaware on March 6, 2001. Its business plan was to seek, investigate and, if such investigation warranted, enter into a business combination with a target operating company that primarily desired to seek the perceived advantages of a U.S. reporting company under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Wentworth’s principal business objective was to seek long-term growth potential through the acquisition of a business rather than immediate, short-term earnings. Its search was not restricted to any specific business, industry, or geographical location. Wentworth was one of a number of shell companies with nominal assets and operations owned, in part, by Keating Securities and its affiliates.

Wentworth filed a registration statement on Form SB-2 with the SEC in order to undertake a public offering of 50,000 shares of its common stock at a purchase price of $1.00 per share, which registration statement was declared effective on August 12, 2001. Wentworth successfully completed the offering and, pursuant to Rule 419 of the Securities Act, the offering proceeds, less 10%, (which was retained by Wentworth to cover its expenses), were placed in an escrow account together with the shares of common stock issued in the public offering.

In February 2003, when Wentworth determined that it was unable to consummate a business combination within the 18 month time period from the date of the effectiveness of its registration statement as required by Rule 419(e)(2)(iv), all funds held in escrow were returned to the investors who had purchased common stock in the offering and the 50,000 shares of common stock held in the escrow account were returned as treasury stock. A post-effective amendment to the registration statement was filed on March 25, 2003, to remove from registration all shares of common stock that were sold in the offering and to confirm the withdrawal of the registration statement.

Wentworth was dormant after March 2003, but management elected to continue the implementation of its original business plan and sought a business combination with an operating company. On August 4, 2004, Wentworth filed Form 10-SB to register its shares of common stock under Section 12(g) of the Exchange Act. At the time of the Merger, Wentworth was a reporting company under Section 12(g) of the Exchange Act and was current in its reporting under the Exchange Act.

Wentworth and ENECO, Inc., a Utah corporation (“Eneco”), entered into an Agreement and Plan of Merger (the “Eneco Merger Agreement”) on October 28, 2005, by which Wentworth agreed to merge with and into Eneco, with Eneco being the surviving corporation. Effective January 3, 2006, Wentworth terminated the Eneco Merger Agreement due to the failure of the transactions contemplated thereunder to have been consummated by January 1, 2006. It was only after termination of the Eneco Merger Agreement that Wentworth was available as a vehicle for AeroGrow. The decision to negotiate a merger between Wentworth and AeroGrow was made after the termination of the Eneco Merger Agreement.

Certain Transactions by Wentworth

During 2002, Wentworth borrowed a total of $8,500 from Kevin R. Keating, its then president. The amount loaned plus interest at 6% was due and payable upon the completion of a business combination. For the years ended December 31, 2005 and 2004, interest on this loan of $510 each year is included in operations. At December 31, 2005, the principal balance of this loan together with accrued interest totaled $10,290.

Wentworth’s president, with two other shareholders, granted Keating Reverse Merger Fund, LLC (“KRM Fund”) an option to acquire an aggregate of 1,000,000 shares of Wentworth, owned by them, until January 30, 2005, at a total purchase price of $125,000. This option expired unexercised.

On April 9, 2003 and August 7, 2003 Timothy Keating paid invoices on behalf of Wentworth in an aggregate of $1,861. Timothy Keating is the managing member of Keating Investments, LLC (“Keating Investments”).

On June 10, 2004, Wentworth entered into a contract with Vero Management, L.L.C. (“Vero Management”) for managerial and administrative services. Vero Management was not engaged to provide, and did not render, legal, accounting, auditing, investment banking, or capital formation services. Kevin R. Keating is the manager of Vero Management. The term of the contract was for one year. In consideration of the services provided, Vero Management was paid $1,000 for each month in which services were rendered. For the years ended December 31, 2005 and 2004, a total of $12,000 and $7,000, respectively, was included in results of operations as a result of the agreement.

Wentworth entered into a financial advisory services agreement with Keating Securities, an affiliate of Keating Investments, the managing member of Wentworth’s controlling stockholder, and engaged Keating Investments to act as a financial advisor in connection with the business combination between Wentworth and AeroGrow for which it earned an advisory fee of $350,000 upon completion of the Merger. The $350,000 was in addition to the sale price of Wentworth. The services included introduction of Wentworth to AeroGrow and advising Wentworth on the Merger. The advisory fee was paid at the closing of the Merger. Keating Securities made no assurances regarding completion of the private placement or the merger.

Keating Securities filed a Form 211 with the NASD to cause the common stock to be traded on the OTC BB. We have received confirmation that our stock has been cleared for trading on the OTC BB. As part of that filing, Keating Securities has indicated that it will act as a market maker in the common stock at the time of its initial trading. There can be no assurance that Keating Securities will continue to act as a market maker for the common stock of the Company. To the knowledge of the Company, Keating Securities does not intend to provide any other after market support to the common stock of the Company.

Ownership of Wentworth prior to Merger

Immediately prior to the Merger, the stock ownership of Wentworth was as set forth below in the table of ownership. The number of shares includes those that were issued and outstanding and not adjusted for the conversion formula to be applied at the consummation of the Merger.

Name	Number of Shares of Wentworth Common Stock Beneficially Owned	Percent of Shares
Kevin R. Keating 936A Beachland Blvd., Suite 13 Vero Beach, Florida 32963 (1), (2)	743,000	19.8%
Keating Investments, LLC c/o Timothy J. Keating, Manager 5251 DTC Parkway, Suite 1090 Greenwood Village, Colorado 80111	565,000	15.1%
Bertrand T. Ungar 1362 South Elizabeth Denver, Colorado 8023 (4)	192,000	5.1%
Garisch Financial, Inc. c/o Frederic M. Schweiger, President 1753 Park Ridge Pointe Park Ridge, Illinois 60068 (5)	250,000	6.7%
Keating Reverse Merger Fund, LLC c/o Timothy J. Keating, Manager 5251 DTC Parkway, Suite 1090 Greenwood Village, Colorado 80111 (6)	2,000,000	53.3%

_____________________________

(1)	Kevin R. Keating was the President, Secretary, Treasurer and sole director of Wentworth.

(2)
Kevin R. Keating is not affiliated with and has no equity interest in Keating Reverse Merger Fund, LLC or Keating Investments, LLC and disclaims any beneficial interest in the shares of Wentworth’s common stock owned by Keating Reverse Merger Fund, LLC or Keating Investments, LLC.

(3)
Timothy J. Keating exercises voting and dispositive power of the shares held by Keating Investments, LLC. Keating Investments, LLC is not owned by or affiliated with Kevin R. Keating and disclaims any beneficial interest in the shares of Wentworth’s common stock owned by Kevin R. Keating.

(4)	Held in the name of PG Ventures, LLC (153,600 shares) and Carmel Capital, LLC (38,400 shares), both of which are owned and controlled by Mr. Ungar.

(5)	Frederic M. Schweiger is the sole officer, director and stockholder of Garisch Financial, Inc. and exercises voting and dispositive power of such shares held by Garisch Financial, Inc.

(6)
Timothy J. Keating exercises voting and dispositive power of the shares held by Keating Reverse Merger Fund, LLC. Keating Reverse Merger Fund, LLC is not owned by or affiliated with Kevin R. Keating and disclaims any beneficial interest in the shares of Wentworth’s common stock owned by Kevin R. Keating.

Effect of Merger

As a result of the Merger, AeroGrow became a “successor issuer” to Wentworth within the meaning of Rule 12(g)-3 under the Exchange Act. As a “successor issuer,” AeroGrow is a Section 12(g) reporting company under the Exchange Act. As a result, the shares of common stock of AeroGrow are now registered securities under Section 12(g) of the Exchange Act.

In the Merger, each of the Wentworth’s 3,750,000 shares of outstanding common stock (“Wentworth common stock”) was converted into the right to receive 0.154703 shares of AeroGrow common stock resulting in the issuance of 580,136 shares of AeroGrow’s common stock to the Wentworth stockholders representing 6.5% of the issued and outstanding common stock of AeroGrow immediately after the Merger, the 2006 Offering, and the Note Conversion (as defined below).

Each share of AeroGrow common stock issued to the Wentworth’s stockholders in the Merger is restricted stock, and the holder may not sell, transfer, or otherwise dispose of such shares without registration under the Securities Act or an available exemption therefrom. The Merger Agreement contains piggy-back registration rights that allow each Wentworth stockholder to include his, her, or its shares in any registration statement filed for the public offering or resale of its securities in the future. This registration right is required to satisfy certain positions taken by the SEC in connection with shares issued to persons that may be considered promoters. The SEC’s position is that the shares held by promoters may not be publicly sold pursuant to Rule 144, but may only be publicly sold by the promoter pursuant to an effective resale registration statement. It has been determined by the Company that KRM Fund, Kevin R. Keating, and Keating Investments are promoters under this definition. The other shareholders of Wentworth, Garisch Financial, Inc., and Bertrand T. Unger are not promoters. As part of the 2006 Offering, AeroGrow agreed to register for resale the shares of AeroGrow’s common stock issued to the investors in the 2006 Offering (together with the shares of AeroGrow’s common stock underlying the warrants issued in the 2006 Offering) on a registration statement to be filed with and declared effective by the SEC. The holders of 396,813 of such shares have waived their right to be included in this registration statement in exchange for the obligation of the company to register all such shares as soon as commercially reasonable after the filing of the next quarterly or annual report after the declaration of effectiveness of the this registration statement, and the Company has agreed to use its commercially reasonable efforts to have such replacement registration statement declared effective as soon as practicable.

Pursuant to the Merger Agreement, KRM Fund entered into a lockup agreement respecting 309,406 shares of common stock under which it will be prohibited from selling or otherwise transferring: (i) any of its shares of AeroGrow’s common stock for a period of 12 months following the effective date of the resale registration statement that includes the common stock issued in 2006, and (ii) 50% of its shares of AeroGrow’s common stock for a period of 18 months following the effective date of such registration statement. Approximately 87,407 shares of AeroGrow’s common stock held by Keating Investments, the managing member of KRM Fund and the 90% owner of Keating Securities, are also subject to lockup restrictions similar to those that apply to the KRM Fund shares. The foregoing lockup restrictions may be released by the mutual agreement of AeroGrow and Keating Securities, the exclusive placement agent for the 2006 Offering.

As post-closing covenants to the Merger Agreement, AeroGrow agreed that, unless it has the consent of KRM Fund, it will not issue any securities until February 28, 2007 to its officers and directors or 10% or greater stockholders, consultants, service providers, or other parties, except for issuances with respect to outstanding options, warrants, and convertible securities and pursuant to existing obligations, grants pursuant to stock option and similar plans approved by the board and stockholders, capital raising requirements approved by the board, or third party, arms-length transactions. AeroGrow is also obligated to: (i) remain a 12(g) reporting company and comply with the reporting requirements under the Exchange Act, (ii) use its commercially reasonable efforts to obtain and maintain a quotation of its shares of AeroGrow common stock on the OTC BB or Nasdaq, and (iii) within 30 days following the Closing, procure key man life insurance policies on certain officers of AeroGrow. AeroGrow also was obliged to satisfy the independence, audit, and compensation committee and other corporate governance requirements under the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated by the SEC, and the requirements of either Nasdaq or American Stock Exchange (“AMEX”) (as selected by AeroGrow), whether or not AeroGrow’s common stock is listed or quoted, or qualifies for listing or quotation, on Nasdaq or AMEX. On March 28, 2006, AeroGrow elected to use the requirements of Nasdaq for its corporate governance standards.

Accounting Treatment for Merger

The Merger, for accounting and financial reporting purposes, was accounted as an acquisition of Wentworth by AeroGrow. As such, AeroGrow was the accounting acquirer in the Merger, and the historical financial statements of AeroGrow before the merger will continue to be the financial statements for AeroGrow following the Merger.

Private Placement in Connection with Merger

In its 2006 Offering, AeroGrow conducted a private placement offering of its common stock and common stock purchase warrants (the “2006 Warrants”) to institutional investors and other high net worth individuals on a best efforts $5,000,000 minimum, $12,000,000 maximum basis as a condition to consummation of the Merger.

The 2006 Offering was commenced February 6, 2006, and there were closings on February 24, 2006, and March 1, 2006. AeroGrow received gross proceeds of $10,740,000. Pursuant to investor subscription agreements, AeroGrow sold 2,148,000 shares of its common stock and warrants to purchase 2,148,000 shares of its common stock. Each unit in the offering consisted of 1 share of common stock and a warrant to purchase 1 share of common stock expiring February 2011, at an exercise price of $6.25 per share. The price per unit was $5.00. AeroGrow received net proceeds of $8,964,952 after commissions and offering expenses.

Keating Securities was the exclusive placement agent for the 2006 Offering. For their services, they were paid a fee of 10% of the gross proceeds, or $1,074,000. AeroGrow also paid Keating Securities a non-accountable expense allowance of 3% of the gross proceeds, or $322,200. In addition, AeroGrow issued to Keating Securities and its designees warrants to purchase an aggregate of 214,800 shares of common stock expiring February 2011, at an exercise price of $6.25 per share (“Agent Warrants”). The Agent Warrants are fully vested and may be exercised on a cashless or net issuance basis. The holders of the Agent Warrants were granted the same registration rights as the investors in the 2006 Offering (see below).

AeroGrow is required to register its shares of common stock issued to the investors in the 2006 Offering and the shares of common stock underlying the Warrants and Agent Warrants for resale by the investors pursuant to a registration statement declared effective by the SEC under the Securities Act. If AeroGrow does not have an effective registration statement under the Securities Act that registers for resale the above listed common shares within 150 days of the closing date, then AeroGrow must pay each of the investors (but not the holders of 2006 Warrants or Agent Warrants) 1% of the purchase price paid by such investor for the common stock for each month thereafter that the investor cannot publicly sell the shares of common stock pursuant to an effective registration statement or other exemptions from the federal securities laws. This penalty is payable in shares of common stock at a deemed price of $2.00 per share. The Company filed the required registration statement within the 45 days. Through September 30, 2006, the Company has recorded penalties for untimely registration of 161,100 shares of common stock issued in the 2006 Offering and booked a corresponding expense of $805,500. The holders of 85,000 shares of our common stock issued in the 2006 Offering have waived their right to be included in this registration statement in exchange for the obligation of the company to register all such shares as soon as commercially reasonable after the filing of the next quarterly or annual report after the declaration of effectiveness of the this registration statement, and the Company has agreed to use its commercially reasonable efforts to have such replacement registration statement declared effective as soon as practicable.

Copies of the form of Subscription Agreement, Placement Agreement, Form of Common Stock Purchase Warrant, and Form of Agent Warrant are filed as exhibits to this registration statement.

The issuance of shares of AeroGrow’s common stock and the 2006 Warrants to the investors in the 2006 Offering was completed pursuant to an exemption from registration contained in Regulations D and S, only to accredited investors. The shares of AeroGrow’s common stock, the 2006 Warrants, and the shares of common stock underlying the 2006 Warrants may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

Modification of Convertible Notes

In connection with the Merger, AeroGrow sought to modify the terms of the outstanding convertible notes issued in the private placement conducted from July to September 2005. The convertible notes were sold as part of 300 units offered at a price of $10,000 per unit, consisting of a 10% unsecured convertible note (“Convertible Note”) and 2,000 warrants with an exercise price of $5.01 per share and an expiration date of September 13, 2010 (“Debt Warrant”). The notes were originally due and payable on June 30, 2006. The outstanding principal amount of notes originally issued was $3,000,000. The note holders of this debt were offered the opportunity to convert the principal and interest at a reduced conversion rate, extend the maturity for a lesser reduced conversion rate than immediate conversion, or maintain the current terms unchanged.

Holders of convertible notes representing $2,130,000 in principal amount converted their notes into AeroGrow common stock at a conversion price of $3.00 per share, a reduction from the original conversion price of $4.00 per share. Accordingly, at the closing of the Merger and 2006 Offering, AeroGrow issued 710,009 shares of its common stock (rounded up for fractional shares) to converting note holders (“Note Conversion”). The converting note holders also were issued, pursuant to the terms of the note offering, additional warrants to purchase 426,000 shares of AeroGrow’s common stock expiring February 2011, at an exercise price of $6.00 per share (“Conversion Warrants”). Each share of AeroGrow’s common stock and each Debt Warrant and Conversion Warrant is a restricted security and the holder thereof may not sell, transfer or otherwise dispose of such securities without registration under the Securities Act or an available exemption therefrom. AeroGrow agreed to file a registration statement with the SEC under the Securities Act to register for resale the shares of AeroGrow’s common stock issued to converting note holders (together with the shares of common stock underlying the Debt Warrants and Conversion Warrants).

Holders of convertible notes representing $840,000 in principal amount agreed to extend the maturity under their notes from June 30, 2006 to December 31, 2006 in exchange for a reduction in their conversion price from $4.00 per share to $3.50 per share. The Company’s note holders further agreed to extend the maturity of these notes until March 31, 2007. The remaining holders of convertible notes, representing $30,000 in principal amount, did not elect to convert or extend the maturity of their notes and were paid in cash on June 30, 2006. Since December 31, 2006 and as of March 16, $580,000 in principal amount of the $840,000 principal amount of convertible notes has elected to convert, or has instructed us to convert on March 31, 2007, such principal amount of convertible notes to 165,714 shares of common stock. We do not know at this time whether the holders of the remaining $260,000 of convertible notes intend to convert to common stock at a price of $3.50 per share or seek repayment of their convertible notes.

For those holders of convertible notes who elected to convert or extend the maturity of their notes as described above, (i) AeroGrow eliminated the 180 day lockup provisions on the shares of common stock underlying the convertible notes, Debt Warrants, and Conversion Warrants; (ii) AeroGrow eliminated the redemption provisions of the Debt Warrants; and (iii) the holders of the Convertible Note waived any registration penalties that they had in connection with any late filing or absence of effectiveness under the registration rights provisions of their original subscription for the notes.

Liquidated damages resulting from AeroGrow’s failure to file and have declared effective a registration statement that would include the common stock issued as a result of the convertible notes and the shares of common stock underlying the Debt Warrants and Conversion Warrants must be settled through the issuance of additional common stock valued at a price of $2.00 per share. AeroGrow has recorded penalties for an Effectiveness Default with regard to the convertible notes through December 31, 2006, of 332,876 shares of common stock and booked a corresponding expense of $1,664,048.

Keating Securities acted as the placement agent for the offering of the convertible notes and related warrants. Keating Securities did not provide any services and did not receive any fees in connection with the modification of the convertible notes.

MANAGEMENT

Directors and Officers

The following table shows the names and ages of our directors and executive officers and the positions they hold with AeroGrow. Our bylaws provide that directors are generally elected at our annual shareholders meeting and hold office until the next annual shareholders meeting and until their successors are elected and qualified. Our bylaws provide that the board of directors shall consist of such number of members as the board may determine from time to time, but not less than one and not more than fifteen. Our board of directors currently consists of five individuals. Executive officers are selected by the board of directors and serve at its discretion.
Name	Age	Position with AeroGrow	Serving as a Director Since
W. Michael Bissonnette	58	Chief Executive Officer, President and Director	2002
Richard A. Kranitz	62	Director	2002
Wayne Harding	52	Director	2005
Jack J. Walker	72	Director	2006
Kenneth Leung	62	Director	2006
Mitchell B. Rubin	52	Chief Financial Officer	n/a
Randall Lee Seffren	49	Chief Marketing Officer	n/a

W. Michael Bissonnette is our founding shareholder and has served as chief executive officer, president and a director of AeroGrow since July 2002. Concurrently, he has served as chief executive officer, president, and a director of our former parent company, Mentor Capital Consultants, Inc. since March 2000. Mentor Capital currently has no active operating business. From 1994 through 2000, Mr. Bissonnette was a private investor. From 1989 to 1994, he was the founder, chief executive officer, president, and a director of Voice Powered Technology International, Inc., an international consumer electronics company. From 1977 to 1989, Mr. Bissonnette was the founder, chief executive officer and president of Knight Protective Industries, Inc., an international consumer security products company. Prior to 1977, he was founder, chief executive officer and president of Shagrila Carpets, Inc., a multi-store retailer of commercial and home carpeting. Both Voice Powered Technology International, Inc. and Knight Protective Industries, Inc. specialized in the funding, development, and marketing of technology-based consumer products.

Richard A. Kranitz has been a director of AeroGrow since July 2002. He has also served as a director of Mentor Capital since March 2000. Mr. Kranitz has been an attorney in private practice since 1970, emphasizing securities, banking and business law. From 1990 to the present he has been an attorney in Kranitz & Philipp in Grafton, Wisconsin. Previously, following the death of a partner in 1976, he formed the Law Offices of Richard A. Kranitz. From 1982 to 1983 he also was a member of Fretty & Kranitz and from 1977 to 1978 he was also a member of Habush, Gillick, Habush, Davis, Murphy, Kraemer & Kranitz. He was a member of McKay, Martin & Kranitz from 1973 to 1976, and was employed by Reinhart, Boerner, Van Deuren, Norris & Reiselbach, s.c. from 1970 to 1973. Mr. Kranitz served as Law Clerk to the Honorable Myron L. Gordon in the U.S. District Court (E.D. Wisconsin) from 1969 to 1970. Mr. Kranitz has served as a director of the Grafton State Bank from 1990 to present. He served as a venture capital consultant to, and director of, various companies, and he has served at various times as a director of various professional, civic, or charitable organizations.

Wayne Harding has been a director since October 2005. He has served as vice president business development of Rivet Software since December 2004. From August 2002 to December 2004 Mr. Harding was owner and President of Wayne Harding & Company CPAs and from 2000 until August 2002 he was director-business development of CPA2Biz. He provided consulting services for AeroGrow from December 2003 through March 2004. Mr. Harding is a certified public accountant licensed in Colorado. He is past president of the Colorado Society of CPAs and past member of the Governing Council for the American Institute of CPAs.

Jack J. Walker has been a director since the February 23, 2006, annual meeting of shareholders. He has served as president of English & Continental Properties, Inc., a real estate investment and development company, since 1980 to present. From 1976 to 1985, Mr. Walker was president of March Trade & Finance, Inc., a private investment company. From 1974 to 1976, Mr. Walker acquired control of Charles Spreckly Industries, Town & Commercial Properties and Associated Development Holdings. In 1961 he started English & Continental Property Company, and became joint Managing Director of this commercial development company until 1976. Mr. Walker began his career in 1957 as a lawyer in London, England specializing in real estate, financing, international tax, and corporate affairs. Mr. Walker has served as a director of Megafoods Stores Inc. from 1984 to 1993. In addition, since 1975 through the present, he has served as a venture capital consultant to companies on financial and pre-IPO strategies. In addition, he created the Walker Foundation for Charitable Activities and he has served at various times as a director of various professional, civic, and charitable organizations.

Kenneth Leung has been a director since the February 23, 2006, annual meeting of shareholders. From 1995 to the present he has been Managing Director of Investment Banking-Environmental and the Chief Investment Officer of the Environmental Opportunities Fund at Sanders Morris Harris. Previously Mr. Leung served as Managing Director Research-Environmental at Smith Barney from 1978 to 1994. He was Vice President Research-Environmental with F. Eberstadt & Co. from 1974 to 1978. From 1968-1974 he was an Assistant Treasurer with Chemical Bank. Mr. Leung served on the boards of American Ecology since February 2005, Caprius, Inc. since December, 2006, and SystemOne Technologies since June 2000, all of which are public companies. He has served at various times as a director of various civic and charitable organizations.

Description of Other Executive Officers of the Corporation

All of the officers of the corporation are appointed by the board of directors to serve until their termination or resignation or appointment of a successor. The current officers, in addition to Mr. Bissonette, are:

Mitchell Rubin was elected chief financial officer and treasurer of AeroGrow on February 23, 2006. Prior to joining AeroGrow, from January 2003 through February 2006, Mr. Rubin was an independent financial consultant. From July 1999 to December 2002, Mr. Rubin was the Chief Financial Officer of Web-Ideals LLC, a privately owned application service provider that offered a web-based application for managing direct to consumer commerce. From January 1994 to June 1999, Mr. Rubin held various positions including Chief Financial Officer, Chief Executive Officer, and director with Voice Powered Technology International Inc., a publicly held developer and manufacturer of consumer electronic products. From July 1991 to December 1993, Mr. Rubin served as Executive Vice President and Chief Operating Officer of Regal Group, Inc., a television direct-response company. Mr. Rubin began his career as a certified public accountant.

Randy Seffren has been chief marketing officer of AeroGrow since April 2004 on a consulting basis through Prometheus Communications Group, a company of which he is the principal owner, and through which he has billed AeroGrow and as an employee since July 2006. From 1999 to 2004, Mr. Seffren headed the marketing efforts for healthcare communications companies, including Orbis Broadcast Group and MedEd Architects. From 1993 to 1999, he was executive vice president with Reebok Home Fitness/DP Fitness/Body By Jake Fitness/Kent & Spiegel Direct. From 1989 to 1993, Mr. Seffren led the marketing, communications and product development efforts as director of marketing communications with Life Fitness, a fitness equipment company.

Board Committees, Meetings and Compensation

Our board of directors considers all major decisions. AeroGrow has established two standing committees so that some matters can be addressed in more depth than may be possible in a full board meeting: an audit committee and a governance, compensation and nominating committee. These two committees each operate under a written charter. The board has affirmatively determined that Mr. Harding is independent as defined by applicable securities law and NASDAQ corporate governance guidelines. As of March 28, 2006, AeroGrow elected to comply with the corporate governance requirements of NASDQ which satisfied its obligation pursuant to the Merger Agreement. Following is a description of both of these committees.

Audit Committee. The current members of our audit committee are Mr. Harding (chairman), Mr. Jack Walker and Mr. Kenneth Leung. Mr. Harding is considered a financial expert and Messrs Walker and Leung are considered financially literate under the rules of the SEC for audit committee members. As AeroGrow adds additional independent members to our board of directors as required by applicable securities law or exchange listing guidelines, such independent directors may be appointed to our audit committee or the membership of the committee may be changed. This committee’s charter provides that the committee shall:

•	oversee the accounting and financial reporting processes and audits of the financial statements,

•
assist the board with oversight of the integrity of our financial statements, the company compliance with legal and regulatory requirements, its independent auditors’ qualifications and independence and the performance of the independent auditors, and

•	provide the board with the results of its monitoring.

Governance, Compensation and Nominating Committee. The current members of the governance, compensation and nominating committee are Mr. Harding (chairman) and Mr. Jack Walker and Mr. Kenneth Leung. Each of these persons is an independent director. This committee’s charter provides that the committee shall:

•	recommend to the board the corporate governance guidelines to be followed,

•	review and recommend the nomination of board members,

•	set the compensation for the chief executive officer and other officer, and

•	administer the equity performance plans of AeroGrow.

Meetings. During fiscal year ended December 31, 2005, the board of directors met 15 times. Each director attended all of the meetings held by the board during the period that he served as a director of AeroGrow.

Code of Ethics. We have adopted a Code of Ethics that applies to each of our employees, executive officers and directors. A copy is available free of charge in the “Investor” section at www.aerogrow.com. Any amendment to or waiver of the Code of Ethics will be disclosed promptly following the date of such amendment or waiver in a Current Report on Form 8-K filing with the SEC.

Director Compensation

In 2004 and 2005 each director received 2,000 shares of common stock for his service as director. Mr. Bissonnette has agreed to forego any future stock-based compensation for serving as a director of AeroGrow. AeroGrow compensates directors $500 for attending meetings and reimburses them for their out-of-pocket expenses for attending meetings. On March 28, 2006, AeroGrow granted to each of its four outside directors 2,500 shares of the Company’s common stock at a value of $5.00 per share for a total of $12,500 for each director, or an aggregate total of $50,000, and 10,000 fully vested five-year options to purchase AeroGrow common stock at an exercise price of $5.00 per share for services for the fiscal year ending March 31, 2007.

Executive Compensation

The following table provides information concerning compensation earned by Mr. Bissonnette, our chief executive officer, Mr. Gutterman, our former chief financial officer, Mr. Rubin, our current Chief Financial Officer, Mr. Brainard, our Vice President of Sales, and Mr. Seffren, our chief marketing officer during 2004, 2005 and the transition period from January 1, 2006 through March 31, 2006 (the “Transition Period”). As of March 31, 2006, no other executive officer of AeroGrow was paid in excess of $100,000 in 2005 or is anticipated to earn in excess of $100,000 in the current fiscal year.

Summary Compensation Table Annual
Compensation
Name and Principal Position	Year	Salary	Bonus	All Other Compensation
W. Michael Bissonnette, CEO, President and Director(1)	Transition Period 2005 2004	$39,583 $156,954 134,428	$0 $0 $0	$4,500 (1) $10,000 (1) (2) $10,000(1) (2)
Randy Seffren, CMO	Transition Period 2005 2004	$0 $0 $0	$0 $0 $0	$99,167(3) $404,653(3) $215,566(3)
Jerry L. Gutterman, Former, CFO (through February 24, 2006)	Transition Period 2005 2004	$0 $0 $0	$0 $0 $0	$15,000(4) $277,005(4) $56,723(4)
Mitchell Rubin, CFO	Transition Period 2005 2004	$16,667 $0 $0	$0 $0 $0	$10,072(5) $29,937(5) $0
Jeff Brainard, Vice President Sales	Transition Period 2005 2004	$0 $0 $0	$0 $0 $0	$6,656 (6) $0 $0

(1)
Mr. Bissonnette also received perquisites and other personal benefits totaling $31,954 in 2005, $24,504 in 2004, and $4,500 for the three months ended March 31, 2006. In accordance with the employment agreement entered into as of March 1, 2006, Mr. Bissonette has a non-accountable expense allowance of $2,500 per month as reimbursement for Employee’s auto expenses, home office expenses and other expenses.

(2)	Other compensation reflects the value at the time of grant of shares of our common stock received by Mr. Bissonnette in each year.

(3)
Other compensation for 2005 and 2004 reflects consulting fees of $164,153 and $84,466 and the value at the time of grant of shares of our common stock received by Prometheus Communications Group, LLC (“PCG”) of which Mr. Seffren is the 100% owner and managing member, in 2005 and 2004, respectively. For the three months ended March 31, 2006, $49,167 of consulting fees were paid to PCG. On March 28, 2006, Mr. Seffren was granted 10,000 shares of common stock which are shown above at fair value deemed to be $5.00 per share. Also on March 28, 2006, Mr. Seffren was granted 125,000 five-year options to purchase the Company’s common stock at an exercise price of $5.00 that were fully vested upon grant and which are not included in the above table.

(4)
Other compensation reflects consulting fees of $139,330 and the value at the time of grant of shares of our common stock received by Mr. Gutterman in 2005. Also reflected are 2,000 shares valued at $1.00 per share in 2004. Other Compensation also includes $46,723 of consulting fees paid in 2004. In 2004, Mr. Gutterman received options to purchase 19,922 shares of our common stock at an exercise price of $1.25 per share. The values of these stock options are not included in the above table.

(5)
Other compensation reflects consulting fees of $10,072 for the three months ended March 31, 2006 prior to the commencement of Mr. Rubin’s employment and $29,937 in consulting fees for 2005. During 2005, Mr. Rubin was granted 3,768 five-year options to purchase the Company’s common stock at an exercise price of $0.50 that were fully vested upon grant and which are not included in the above table. On March 28, 2006, Mr. Rubin was granted 125,000 five-year options to purchase the Company’s common stock at an exercise price of $5.00 that were fully vested upon grant and 5,000 shares of restricted common stock in December 2006, both of which are not included in the above table.

(6).
Other compensation reflects consulting fees of $6,656 for the three months ended March 31, 2006, prior to the commencement of Mr. Brainard’s employment. On March 28, 2006, Mr. Brainard was granted 125,000 five-year options to purchase the Company’s common stock at an exercise price of $5.00 that will vest 33% of the amount of the grant at the date granted and 33% per each 12-month period from the date of grant and which are not included in the above table.

The following table provides information with respect to the named executive officers concerning unexercised stock options held by them at December 31, 2006. All options granted to date are unexercised and, in as much as there is no trading market in the Company’s common stock, are considered not to be “in the money”.

Name and Principal Position	Number of Securities Underlying Options Granted	% of Total Options Granted through	Exercise Price per Share	Expiration Date
		31-Dec-06
Randy Seffren, CMO	125,000	9.99%	$5.00	27-Mar-2011
Mitchell Rubin, CFO	3,768	0.30%	$0.50	31-Dec-2010
Mitchell Rubin, CFO	125,000	9.99%	$5.00	27-Mar-2011
Terry Robertson, Vice President Manufacturing and Engineering	125,000	9.99%	$5.00	27-Jun-2011
Jeff Brainard, Vice President Sales	125,000	9.99%	$5.00	27-Mar-2011

Compensation Plans

Amended 2003 Stock Option Plan. On January 3, 2003, the board of directors adopted a stock option plan for key employees (including key employees who are directors), non-employee directors, consultants and investors which provided that an aggregate of 400,000 shares of our common stock may be granted under the plan (“2003 Plan”). As of December 31, 2005, there were options for 204,869 shares outstanding and the remaining options of 195,131 were merged into the 2005 Equity Compensation Plan and the 2003 Plan no longer separately exists. Vesting schedules are determined individually for each grant and were all fully vested as of December 2005.

Administration. The plan is administered by our Governance, Compensation and Nominating Committee, and in the past was administered by the board. The plan provides that it may be administered by either the committee or board, and in its administration it may:

• select participants,

• determine the date of grant, exercise price and other terms of options,

• establish rules and regulations to administer the plan,

• amend, suspend, or discontinue the plan subject to applicable shareholder approval,

• interpret the rules relating to the plan, and

• otherwise administer the plan.

Stock Options. The plan provides that the committee may grant both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The committee determines the terms and vesting provisions, including the exercise price. The maximum term of each option and the times at which each option will be exercisable generally are fixed by the committee, except that no option may have a term exceeding ten years. Shares subject to options that expire or otherwise terminate remain available for awards under the plan. Shares issued under the plan may be either newly issued shares or shares which AeroGrow has reacquired.

2005 Equity Compensation Plan. In August 2005 AeroGrow adopted the 2005 Equity Compensation Plan (“2005 Plan”) to promote the interests of AeroGrow and our shareholders by attracting, retaining, and motivating our key officers, employees, directors, and consultants. A total of 1,505,000 shares of our common stock were available for grant under this plan pursuant to stock options or awards of shares of restricted stock. As of December 31, 2005, 28,401 options and 157,192 shares of restricted stock had been granted under this plan and 1,319,407 remained available for grant. Our 2003 stock option plan was merged into this plan in August 2005, which modification was approved by the stockholders in February 23, 2006; the 2003 Plan no longer separately exists. The options for the 204,869 shares issued under the 2003 Plan continue to be governed by their grant agreements but are administered under the 2005 Plan. The 2005 Plan was approved by our stockholders at the annual meeting of stockholders held February 23, 2006. As of March 28, 2006, AeroGrow granted an additional 888,153 options and 83,737 shares of its common stock pursuant to the 2005 Plan. As of that date, there were 351,671 unallocated shares that may be the subject of awards in the future. On June 28, 2006, the Company granted to Terry Robertson an option to purchase 125,000 shares of the Company’s common stock at an exercise price of $5.00 per share under the 2005 Plan which will vest 50% on the 12 month anniversary of the grant and 12.5% for each of the next four three-month periods. On September 25, 2006, the Company granted to one employee an option to purchase 10,000 shares of the Company’s common stock at an exercise price of $5.00 per share under the 2005 Plan which will vest pro rata over a two-year period. In December 2006, the Company granted to two employees options under the 2005 Plan to purchase 4,000 shares of the Company’s common stock at an exercise price of $5.00 per share which will vest pro rata over a two year period and 3,500 shares of the Company’s common stock at an exercise price of $5.00 per share which were vested upon issuance. The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 129.67%; risk free interest rate of 5% and an average life of 4 years resulting in a value of $4.12 per option granted.

Shares Available for Awards. Shares subject to an award that is cancelled, expired unexercised, forfeited, settled in cash or otherwise terminated remain available for awards under the plan. Shares issued under the 2005 Plan may be either newly issued shares or shares which AeroGrow has reacquired. The plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Internal Revenue Code of 1986. Under these limitations no single participant may generally receive awards in any calendar year that relate to more than $1 million. Awards may generally be adjusted to prevent dilution or enlargement of benefits when certain events occur such as a stock dividend, reorganization, recapitalization, stock split, combination, merger, or consolidation.

Eligibility. Our employees, directors and consultants may be granted awards under the plan. As of September 30, 2006, approximately 59 individuals were eligible to participate.

Administration. The plan is administered by the Governance, Compensation and Nominating Committee. Awards to directors serving on the committee are determined and administered by the full board of directors. The committee may:

•	select participants,

•	determine the type and number of awards to be granted,

•	determine the exercise or purchase price, vesting periods and any performance goals,

•	determine and later amend the terms and conditions of any award,

•      interpret the rules relating to the plan, and

•	otherwise administer the plan.

Stock Options. The committee may grant both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The committee determines the terms and individual vesting schedules for each grant including the exercise price which may not be less than the fair market value of a share of common stock on the date of the grant.

Restricted Shares. The committee may grant restricted shares of common stock. Restricted shares are shares of common stock with transfer restrictions. These restrictions lapse on the basis of performance and/or continued employment as determined in advance by the committee. They may be forfeited by participants as specified by the committee in the award agreement. A participant who has received a grant of restricted shares will be eligible to receive dividends and have the right to vote those shares. Restricted shares may not be transferred, encumbered or disposed of during the restricted period or until after the restrictive conditions are met.

Other Terms. All outstanding awards vest, become immediately exercisable or payable, and have all restrictions lifted immediately when AeroGrow experiences a change in control. The Board may amend or terminate the plan subject to applicable stockholder approval. The committee may not amend the terms of previously granted options to reduce the exercise price or cancel options and grant substitute options with a lower exercise price than the cancelled options. The committee also may not adversely affect the rights of any award holder without the award holder’s consent.

Mr. Gutterman was granted 69,429 stock options at an exercise price of $1.25 per share stock options under the 2003 Plan. Mr. Rubin was granted 1,366 stock options at an exercise price of $0.50 per share stock options under the 2003 Plan. They are the only executive officers who have been granted stock options under the 2003 Plan.

Mr. Bissonnette, Mr. Gutterman and Mr. Seffren were granted 2,000, 24,710, and 28,520 restricted shares of common stock, respectively, under the 2005 Plan. Mr. Rubin was granted 2,402 stock options at an exercise price of $0.50 per share stock options under the 2005 Plan.

Equity Compensation Plan Information.

Information regarding employee stock options outstanding as of December 31, 2006 is as follows:
Options Outstanding			Options Exercisable
			Weighted-
		Weighted-	average
		average	Remaining
Exercise		Exercise	Contractual
price range	Options	Price	Life (years)	Options
Over $0.00 to $0.50	30,618	$ 0.08	2.42	30,618
Over $0.50 to $2.50	137,259	$ 1.57	2.22	137,259
$5.00	1,083,614	$ 5.00	4.47	952,152
	1,251,491	$ 4.51	4.00	1,120,029

In addition to option grants, during the nine months ended December 31, 2006, the Company granted under the 2005 Plan a total of 65,194 shares of common stock at a fair value of $5.00 per share, consisting of 25,544 shares granted and issued to employees, including 5,000 shares issued to the Company’s Chief Financial Officer, 34,650 shares granted to consultants for services, 1,250 shares granted to each of three directors for service on the Audit Committee and 750 shares granted to each of three directors for service on the Governance Committee. All of the foregoing were charged to operating expenses for the nine months ended December 31, 2006 resulting in a total charge of $325,970.

Information regarding the Company’s equity compensation plans at December 31, 2006 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1,251,491	$4.51	129,646
Equity compensation plans not approved by security holders	-	$-	-
Total	1,251,491	$4.51	129,646

At December 31, 2006, the Company has granted options for 131,462 of the Company’s common stock that are unvested that will result in $584,530 of compensation expense in future periods if fully vested.

This table does not reflect 86,436 and 358,008 shares of common stock issued through December 31, 2005 and 2004, respectively, to employees and consultants as compensation and not as part of a plan.

Employment Contracts

AeroGrow has entered into employment agreements with W. Michael Bissonnette, Mitchell Rubin, Randy Seffren, Jeff Brainard, and Terry Robertson.

The employment agreement of Mr. Bissonnette, dated as of March 1, 2006, provides that he will be employed as the chief executive officer of AeroGrow for an initial term of 24 months, renewable automatically for successive one year terms. He will be paid a base salary of $225,000. Mr. Bissonnette will also be able to participate in equity compensation plans as determined by the compensation committee. Mr. Bissonnette will be reimbursed car and home office expenses at the rate of $2,500 per month and participate in regular employee benefit plans as provided by the Company. If Mr. Bissonnette is terminated without cause by the Company or Mr. Bissonnette terminates under certain circumstances constituting a breach of the agreement by the Company, he will be paid his base salary, medical benefits, and pro rata portion of the bonus for one year. If he terminates his employment without cause, he will be paid his salary to the end of the month of such notice. Mr. Bissonnette has agreed to regular confidentiality provisions and agreed not to compete with AeroGrow in the area of aeroponics products and business for two years after the termination of employment. Any inventions, including modifications, are assigned to the Company by the terms of the agreement.

The employment agreement of Mr. Rubin, dated as of March 1, 2006, provides that he will be employed as the chief financial officer of the Company. He will devote his entire business time to the affairs of the Company, provided that for the first four months of his employment he was permitted to devote a limited amount of time to non-competitive business activities during the work day in transition from his prior consulting business. The initial term is two years and renewable for successive one year terms. Mr. Rubin shall receive base compensation of $200,000 per year and a bonus per fiscal year of not less than 1.5% of EBITDA. If Mr. Rubin is terminated without cause by the Company or Mr. Rubin terminates under certain circumstances constituting a breach of the agreement by the Company, Mr. Rubin shall be entitled to receive severance compensation equivalent to six months base salary and the pro rata bonus. The agreement also provides for medical, vacation and other benefits commensurate with the policies and programs as adopted by AeroGrow for its senior executives. Further, the agreement provides for Mr. Rubin to receive a grant of options to purchase 125,000 shares of AeroGrow’s common stock under AeroGrow’s 2005 Plan at an exercise price of not greater than $5.00, which was granted on March 28, 2006. These options shall: (i) vest pursuant to a schedule that provides for vesting of at least 50% of the amount of each grant within 12 months from the grant date; (ii) not expire in less than five years from the date of grant; (iii) be subject to other standard terms and conditions under the 2005 Plan; and; (iv) have other terms and conditions no less favorable than that granted to other senior executives of the Company. Mr. Rubin has agreed to regular confidentiality and inventions assignment provisions and agreed not to compete with AeroGrow for two years after the termination of employment.

The employment agreement of Mr. Seffren provides that he will be employed as Chief Marketing Officer of the Company. He will devote all of his business time to the affairs of the Company working half time from an office in Chicago, Illinois and the balance of his time traveling on Company business. The initial term is two years ending July 31, 2008, and renewable for successive one year terms. Mr. Seffren will receive base compensation of $200,000 per year and a bonus per fiscal year in an amount not less than 1.5% of the EBITDA of the Company, as determined by the Company’s annual financial statements and pro rated for any portion of such annual period covered under this Agreement. The bonus is subject to adjustment so that it is no less favorable than granted to other senior executives. The agreement also provides for medical, vacation, and other benefits commensurate with the policies and programs as adopted by AeroGrow for its senior executives. Further, the agreement confirms the option grant awarded to Mr. Seffren as of March 28, 2006, consisting of an option to purchase 125,000 shares of AeroGrow’s common stock under AeroGrow’s 2005 Equity Compensation Plan at an exercise price of $5.00 per share, which were fully vested as of that grant date and are subject to other standard terms and conditions under the 2005 Equity Compensation Plan. Mr. Seffren has agreed to regular confidentiality and inventions assignment provisions and agreed not to compete with AeroGrow during employment and for 24 months thereafter. If his employment is terminated, he will be entitled to receive severance pay equal to six months of his base salary as in effect immediately before his termination, and the payment by the Company of medical benefits until the 12th month following termination, and the pro rata portion of his bonus as of the nearest quarter end financial statements of the Company.

The employment agreement of Mr. Brainard, dated as of March 31, 2006, provides that he will be employed as the vice president, sales of the Company. He will devote his entire business time to the affairs of the Company, working from his home office in Lexington, Massachusetts. The initial term is two years and renewable for successive one year terms. Mr. Brainard shall receive base compensation of $150,000 per year and a bonus per fiscal year in an amount not less than the greater of: (i) $50,000; (ii) 0.5 per cent of retail net sales, net of all customer deductions including but not limited to returns, allowances, bad debts and other deductions; or (iii) 1.5% of the EBITDA of the Company as determined by the Company’s annual financial statements and pro rated for any portion of such annual period covered under this Agreement. Such bonus shall be payable for the initial year in two installments, $25,000 to be paid six months following the initial date hereof, an additional $25,000 12 months following the date hereof, and the balance not later than 120 days after the end of the each of the Company’s fiscal years covered under the agreement. The agreement also provides for medical, vacation, and other benefits commensurate with the policies and programs adopted by AeroGrow for its senior executives. Further, the agreement provides for Mr. Brainard to receive a grant of 125,000 options to purchase AeroGrow’s common stock under AeroGrow’s 2005 Plan at an exercise price of not greater than $5.00. The options shall: (i) vest pursuant to a schedule that provides for vesting of at least of 33% of the amount of the grant at the date granted and 33% per each 12-month period from the date of grant; (ii) not expire in less than five years from the date of grant; and (iii) be subject to other standard terms and conditions under the 2005 Plan. Mr. Brainard has agreed to regular confidentiality and inventions assignment provisions and agreed not to compete with AeroGrow for a period equal to the term employed after the termination of employment. In addition, in the event of a change in control of AeroGrow, including a change in chief executive officer, Mr. Brainard shall be entitled to receive severance for one year.

The employment agreement of Mr. Robertson, dated as of April 15, 2006, provides that he will be employed as the vice president of Engineering, Manufacturing and Quality of the Company. He will devote his entire business time to the affairs of the Company. The initial term is two years and renewable for successive one year terms. Mr. Robertson shall receive base compensation of $150,000 per year, a bonus of 5,000 shares of the Company’s common stock upon Employee’s relocation to the Boulder, Colorado area, and a bonus per fiscal year of not less than 1.5% of EBITDA. If Mr. Robertson is terminated without cause by the Company or Mr. Robertson terminates under certain circumstances constituting a breach of the agreement by the Company, Mr. Robertson shall be entitled to receive severance compensation equivalent to six months base salary and the pro rata bonus. The agreement also provides for medical, vacation and other benefits commensurate with the policies and programs adopted by AeroGrow for its senior executives. Further, the agreement provides for Mr. Robertson to receive a grant of 125,000 options to purchase AeroGrow’s common stock under AeroGrow’s 2005 Plan at an exercise price of not greater than $5.00. The options, which were granted on March 28, 2006, shall: (i) vest 50% 12 months from the anniversary date hereof and an additional 12.5% per each three-month period thereafter until fully vested; (ii) not expire in less than five years from the date of grant; and (iii) be subject to other standard terms and conditions under the 2005 Plan. Mr. Robertson has agreed to regular confidentiality and inventions assignment provisions and agreed not to compete with AeroGrow for a period equal to the term employed after the termination of employment. In addition, in the event of a change in control of AeroGrow, including a change in chief executive officer, Mr. Robertson shall be entitled to receive severance for one year. On November 15, 2006, Mr. Robertson’s annual salary was increased to $165,000 per year and he received a cash bonus of $10,000.

Except as set forth above, the other employees of AeroGrow are employed on an “at will” basis subject to varying lengths of severance agreements and, to the extent specific agreements exist; such agreements are not deemed material.

Scientific Advisory Board

We have a Scientific Advisory Board currently composed of three experts in aeroponics and hydroponics. Each member meets with us as needed regarding the development of our products.

Dr. Henry A. Robitaille, Ph.D., is known for his contributions to the science of hydroponics, primarily through his 20 years of work at Walt Disney World’s exhibit, “The Land,” at the Epcot Center in Florida, and his work on the Biosphere project. As Epcot’s Director of Science and Technology and Agricultural Manager for “The Land,” Dr. Robitaille was primarily responsible for designing, developing and managing “The Land” exhibit. “The Land” is a 2-acre working greenhouse which demonstrates cutting edge, “future world” soil-less plant-growing techniques and farm and crop production. “The Land” receives millions of visitors each year, and produces more than 20,000 pounds of vegetables and herbs annually for use in Disney’s upscale restaurants. In addition, it provides a valuable research laboratory for exploring new and improved soil-less growing methodologies and alternative technologies and methods for increasing food production for impoverished regions of the world. Dr. Robitaille was also a consultant involved with the research and development of Biosphere 2, the world’s largest controlled environment growth and measurement facility available for earth systems research. The Biosphere encloses a complete ecosystem which includes a rainforest, an ocean with a coral reef, a desert, a savannah and a marshland. Dr. Robitaille received a Ph.D. in Horticulture and Plant Physiology from Michigan State University.

Dr. Howard Resh, Ph.D., is an international leader on soil-less growing technologies. Dr. Resh has written four books and dozens of scientific and popular papers on growing plants without soil. His best-selling published books include the 500+ page Hydroponic Food Production, now in its 6th edition. Dr. Resh was pictured on the cover of the world’s leading magazine for soil-less gardening, The Growing Edge (September 2002), for his work in designing, developing and managing a hydroponic greenhouse that grows gourmet food for a CuisinArt resort complex in Anguilla, British West Indies. Dr. Resh worked for decades as technical director and manager for a variety of hydroponic crop production facilities in the United States, Canada, Taiwan, Venezuela and the British West Indies. He received his Ph.D. in Plant Science from the University of British Columbia.

Mike Morton is the owner and president of HGI Worldwide, Inc. (Hydro Gardens), an international horticultural nutrient development and greenhouse supply company. For the past 30 years, Mr. Morton has been at the leading edge of hydroponic nutrient development and biological pest control methods. He directed the construction and installation of major greenhouse projects and indoor growing systems in the United States and internationally. Mr. Morton is also the inventor of several new technologies for accelerated plant growth and seedling production. Since the early 1980s, he has worked jointly with the U.S. Department of Agriculture and many universities and customers across the United States to research the use of biological pest controls. Mr. Morton is a frequent guest speaker at universities and conferences across the United States.

The members of our scientific advisory board receive shares of our common stock for services rendered to the AeroGrow. In 2004, Mr. Morton received 500 shares, Dr. Robitaille received 1,890 shares and Dr. Resh received 1,220 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following transactions were entered into with our executive officers, directors and 5% or greater shareholders. These transactions may or will continue in effect and may result in conflicts of interest between us and these individuals. Although our executive officers and directors have fiduciary duties to us and our shareholders, we cannot assure that these conflicts of interest will always be resolved in our favor or in the favor of our shareholders.

AeroGrow granted to its founder, W. Michael Bissonnette, 10,000 shares of common stock from December 2002 through September 30, 2005, with a weighted value of $3.87 per share or $38,700 in the aggregate, as partial payment for services provided since inception. In December 2002, Mr. Bissonnette purchased 50,000 shares of our common stock for $0.50 per share, or $25,000 in the aggregate, in one of our private offerings. We granted Mr. Bissonnette 2,000 shares for serving as our chairman of the board during 2005 under our 2005 plan on December 31, 2005.

AeroGrow granted to the current chief financial officer, Mitchell Rubin, options to purchase 1,366 shares of our common stock at an exercise price of $0.50 per share under the 2003 Plan and 2,402 shares of our common stock at an exercise price of $0.50 per shares under the 2005 Plan. On March 28, 2006, Mr. Rubin was granted a fully vested stock option to purchase 125,000 shares our common stock at an exercise price of $5.00 per share, which expires on the fifth anniversary of such date. In December 2006, Mr. Rubin was granted 5,000 shares of restricted common stock.

Richard Kranitz, one of our directors, is a member of the law firm of Kranitz and Philipp which provides legal services to us. During the years ended December 31, 2005 and December 31, 2004, AeroGrow paid legal fees to Kranitz and Philipp in the amount of $37,438 and $24,000, respectively, and issued shares of common stock for services provided valued at $10,000 and $83,250, respectively. During the nine months ended December 31, 2006, AeroGrow paid Mr. Kranitz legal fees of $17,593

AeroGrow granted to AeroGrow’s chief marketing officer, Randy Seffren, 45,800 shares of AeroGrow’s common stock in 2004 and 2005 with a value of $5.00 per share, or $229,000 in the aggregate, as partial payment for services provided since inception. AeroGrow granted Mr. Seffren 28,520 shares under AeroGrow’s 2005 plan on December 31, 2005. On March 28, 2006, Mr. Seffren was granted a fully vested option to purchase 125,000 shares of our common stock at an exercise price of $5.00 per share.

Wayne Harding, one of AeroGrow’s directors, provided consulting services for us prior to his becoming a director from December 2003 through March 2004. He received stock options for 3,910 shares of common stock with an exercise price of $2.50 per share.

Mentor Capital

Mentor Capital Consultants, Inc. (“Mentor Capital”) was formerly our parent corporation. Mr. Bissonnette is the principal shareholder and chief executive officer of Mentor Capital. Mr. Gutterman is the chief financial officer, secretary and a director of Mentor Capital. Mr. Kranitz is a director of Mentor Capital.

On October 15, 2002, Mr. Bissonnette exchanged 1 million shares of Mentor Capital’s common stock for 600,000 common shares of our common stock, (after taking into account the one-for-five reverse stock split to shareholders of record on May 31, 2005). We recorded this transaction as a $300,000 compensation expense.

On December 31, 2004, Mentor Capital made a pro rata liquidating distribution to its shareholders of all 6,000,000 shares of our common stock held by it. These shares were issued with the restriction that 25% may be sold beginning six months after a public offering, 25% may be sold beginning one year after a public offering, 25% may be sold beginning 18 months after a public offering and the remaining 25% may be sold beginning 24 months after a public offering. In addition, these shareholders entered into a lockup agreement under which they will be prohibited from selling or otherwise transferring: (i) any of their shares of common stock for a period of 12 months following the effective date of the registration statement and (ii) 50% of their shares of common stock for a period of 18 months following the effective date of the registration statement.

From inception until May 31, 2005, AeroGrow our furniture, computers and other office equipment leased from Mentor Capital for a rental payment of $2,500 per month. For each of the years ended December 31, 2004 and 2003, AeroGrow paid $30,000 to rent the equipment. This lease was terminated as of May 31, 2005. From January through April 2005 AeroGrow made interest-free unsecured loans totaling $41,000 to Mentor Capital to allow Mentor Capital to redeem some of its stock from a shareholder who is not affiliated with AeroGrow. The lease payments for the furniture of $2,500 per month were being used to offset a portion of this loan. We acquired the fixed assets under the furniture lease in full payment of the loan on May 31, 2005. At the time of these transactions, Michael Bissonnette owned 41.4% of Mentor Capital.

Mentor Capital entered into a research and development contract in 2002 with AgriHouse, Inc. (“AgriHouse”) that provided for development of a nutrient delivery system using proprietary aeroponic technology which could be used in a low cost consumer product. Mentor Capital was granted the exclusive worldwide marketing rights for any product developed, subject to the duty to pay a royalty to AgriHouse of 10% of the manufacturing cost of each unit. Mentor Capital assigned its rights under this contract to AeroGrow shortly after AeroGrow was formed, and AeroGrow agreed to assume the royalty payment obligations. Subsequently, AeroGrow developed a fractionator bar technology, applied for two patents, and was granted one patent. The fractionator bar technology uses a spinning cylinder to disperse water to the roots of plants in an aeroponic growing system. In May 2005 we entered into an agreement with AgriHouse, consented to by Mentor Capital, to collaborate on the development of an aeroponic product employing the fractionator bar technology (the “FB Product”) which agreement: (i) assigned all ownership and manufacturing rights to the FB Product to AgriHouse along with two related patents, drawings, molds and other materials; (ii) granted AeroGrow exclusive marketing rights to the FB Product; (iii) required the payment of $25,000 to AgriHouse by AeroGrow for AgriHouse to act as a consultant to determine the feasibility of commercializing the FB Product; and (iv) superseded and terminated the 2002 agreement thereby releasing AeroGrow from all obligations related thereto. The May 2005 agreement with AgriHouse was terminated by AeroGrow in accordance with its terms by AeroGrow electing not to proceed with the FB Product and thereby assigning all rights to such product and technology associated therewith to AgriHouse. AeroGrow had determined that the fractionator bar technology was not feasible for mass production for consumer use and therefore believes the loss of this technology did not and will not have a material effect on AeroGrow’s operations.

Wentworth

During 2002, Wentworth borrowed a total of $8,500 from Kevin R. Keating, its then president. The amount loaned plus interest at 6% is due and payable upon the completion of a business combination. For the years ended December 31, 2005 and 2004, interest on this loan of $510 each year is included in operations. At December 31, 2005, the principal balance of this loan together with accrued interest totaled $10,290.

Wentworth’s president, with two other shareholders, granted KRM Fund an option to acquire an aggregate of 1,000,000 shares, owned by them, until January 30, 2005, at a total purchase price of $125,000. This option expired unexercised.

On April 9, 2003 and August 7, 2003 Timothy Keating paid invoices on behalf of Wentworth in an aggregate of $1,861. Timothy Keating is the managing member of Keating Investments.

Kevin R. Keating, is the father of the principal member of Keating Investments. Keating Investments is the managing member of KRM Fund, which was the majority stockholder of Wentworth. Keating Investments is also the managing member and 90% owner of Keating Securities, a registered broker-dealer. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, KRM Fund, or Keating Securities and disclaims any beneficial interest in the shares of the Company’s Common Stock owned by KRM Fund. Similarly, Keating Investments, KRM Fund, and Keating Securities disclaim any beneficial interest in the shares of the Company’s Common Stock currently owned by Kevin R. Keating.

On June 10, 2004, Wentworth entered into a contract with Vero Management for managerial and administrative services. Vero Management was not engaged to provide, and Vero Management did not render, legal, accounting, auditing, investment banking or capital formation services. Kevin R. Keating is the manager of Vero Management. The term of the contract was for one year. In consideration of the services provided, Vero Management was paid $1,000 for each month in which services were rendered. For the years ended December 31, 2005 and 2004, a total of $12,000 and $7,000, respectively, was included in results of operations as a result of the agreement.

Wentworth engaged Keating Securities, an affiliate of Keating Investments, the managing member of Wentworth’s controlling stockholder, to act as a financial advisor in connection with the business combination between Wentworth and AeroGrow for which it earned an advisory fee of $350,000 upon completion of the Merger. The services included introduction of Wentworth to AeroGrow and advising Wentworth on the Merger transaction. The advisory fee was paid at the closing of the Merger.

Keating Securities, LLC

In connection with the private placement of notes and warrants by AeroGrow in the period from July 2005 to September 2005, Keating Securities was paid $300,000 and was issued a warrant to purchase up to 60,000 shares of common stock at an exercise price of $6.00 per share, exercisable for five years.

In connection with the private placement of common stock and warrants by AeroGrow with closings on February 24, 2006 and March 1, 2006, Keating Securities was paid $1,775,048 and its designees were issued warrants to purchase up to 214,800 shares of common stock at $6.25 per share, exercisable for five years.

Keating Securities and Keating Investments did not receive any compensation in connection with the modification of the notes sold in July to September 2005.

Other Related Party Transactions

During the three months ended March 31, 2006, we incurred $131,894 in expenses to Med Ed Architects, a company which is 33% owned by Randy Seffren, our Chief Marketing Officer, for video production, printing, duplication, and web design. During the nine months ended December 31, 2006, AeroGrow incurred fees totaling $600,094 for various video and web projects, including production of AeroGrow’s infomercial to promote its products, to MedEd Architects LLC, a video production company owned 33% by Randy Seffren, AeroGrow’s Chief Marketing Officer. AeroGrow may incur additional costs in subsequent calendar quarters to MedEd Architects LLC, for editing and production of additional infomercials featuring AeroGrow’s products and related video-based products.

During the three-month transition period ended March 31, 2006, the Company paid to Mr. Walker, a director, $12,500 in consulting fees in connection with our corporate presentation used for our private placement in February 2006.

During the nine months ended December 31, 2006, AeroGrow paid Mr. Harding, a director, consulting fees totaling $62,922 for services related to the development of an international channel of distribution for the Company’s products and other consulting services.

During the nine months ended December 31, 2006, AeroGrow paid Mr. Kranitz, a director of the Company, who is a partner in a law firm, legal fees of $17,593.

In August 2006, each of the Company’s five directors received $1,000 representing compensation for attendance at two Board of Director meetings at the rate of $500 each meeting.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding our common stock beneficially owned on March 16, 2007 by:

•	each shareholder we know to be the beneficial owner of 5% or more of our outstanding common stock,

•      each of our executive officers and directors, and

•      all executive officers and directors as a group.

In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of our knowledge, subject to community and marital property laws, all persons named have sole voting and investment power with respect to such shares except as otherwise noted. The table assumes a total of 10,550,030 shares of common stock outstanding.

Name of Beneficial Owner (1)	Amount of Beneficial Ownership	Percent Beneficial Ownership
W. Michael Bissonnette c/o 6075 Longbow Dr. Suite 200 Boulder, CO 80301	956,297	9.10%
Mitchell Rubin c/o 6075 Longbow Dr. Suite 200 Boulder, CO 80301 (2)	133,768	1.30%
Jeff Brainard c/o 6075 Longbow Dr. Suite 200 Boulder, CO 80301 (3)	136,000	1.30%
Richard A. Kranitz 1238 Twelfth Avenue Grafton, WI 53024 (4)	67,579	0.60%
Randy Seffren c/o 6075 Longbow Dr. Suite 200 Boulder, CO 80301 (3)	209,320	2.00%
Wayne Harding 5206 South Hanover Way Englewood, CO 80111 (5)	151,673	1.40%
Jack J. Walker c/o 6075 Longbow Dr. Suite 200 Boulder, CO 80301 (6)	229,908	2.20%
Kenneth Leung c/o 6075 Longbow Dr. Suite 200 Boulder, CO 80301 (7)	14,500	0.10%
Terry Robertson c/o 6075 Longbow Dr. Suite 200 Boulder, CO 80301 (8)	130,000	1.20%
All AeroGrow Executive Officers and Directors as a Group (8 Persons) (9)	2,029,045	19.20%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, which include holding voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.

(2)
Includes options to purchase 3,768 shares of AeroGrow’s common stock at an exercise price of $0.50 per share and options granted on March 28, 2006 to purchase 125,000 shares of AeroGrow’s common stock at an exercise price of $5.00 per share.

(3)	Includes options granted on March 28, 2006 to purchase 125,000 shares of AeroGrow’s common stock at an exercise price of $5.00 per share.

(4)
Includes 46,546 shares owned by Cedar Creek Ventures, LLC, of which Mr. Kranitz is a 50% owner and managing member. Also includes 10,000 fully vested five-year options to purchase AeroGrow’s common stock at an exercise price of $5.00 per share and 2,500 shares of common stock valued at $5.00 per share granted as of March 28, 2006.

(5)
Includes options to purchase 3,910 shares of AeroGrow’s common stock at an exercise price of $2.50 per share, and warrants to purchase 5,000 shares of AeroGrow’s common stock at an exercise price of $2.50 per share. Also includes 10,000 fully vested five-year options to purchase AeroGrow’s common stock at an exercise price of $5.00 per share and 2,500 shares of common stock valued at $5.00 per share granted as of March 28, 2006, for services as a director and 2,000 shares of common stock valued at $5.00 per share granted for services on the audit and compensation committees.

(6)
Includes 96,122 shares held of record by March Trade & Finance, Inc. of which Mr. Walker is a controlling person and 34,286 shares issuable under a convertible note in principal amount of $120,000 that will be converted by March 31, 2007 and 24,000 shares underlying immediately exercisable warrants at $5.00 per share and 24,000 shares underlying warrants issuable and exercisable upon conversion of the note at $6.00 per share. March Trade & Finance, Inc. holds 42,000 of these shares on behalf of an unrelated third party. Also includes 12,000 shares underlying immediately exercisable warrants at $6.25 per share, 10,000 fully vested five-year options to purchase AeroGrow’s common stock at an exercise price of $5.00 per share and 2,500 shares of common stock valued at $5.00 per share granted as of March 28, 2006 and 2,000 shares of common stock valued at $5.00 per share granted for services on the audit and compensation committees.

(7)
Includes 10,000 fully vested five-year options to purchase AeroGrow’s common stock at an exercise price of $5.00 per share and 2,500 shares of common stock valued at $5.00 per share granted as of March 28, 2006, and 2,000 shares of common stock valued at $5.00 per share granted for services on the audit and compensation committees.

(8)
Includes options granted in June, 2006 to purchase 125,000 shares of AeroGrow’s common stock at an exercise price of $5.00 per share that will vest 50% 12 months from the anniversary date hereof and an additional 12.5% per each three-month period thereafter until fully vested.

(9)	Includes options and warrants to acquire 451,678 shares of common stock and 34,286 shares issuable on conversion of an outstanding note.

DESCRIPTION OF SECURITIES

General

The articles of incorporation provide that AeroGrow is authorized to issue up to 75,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. As of March 16, 2007, AeroGrow had 10,550,030 shares of common stock outstanding. No shares of preferred stock were issued and outstanding. Nevada law allows AeroGrow board of directors to issue shares of common stock and preferred stock up to the total amount of authorized shares without obtaining the prior approval of shareholders.

The following description of AeroGrow’s common stock, preferred stock, convertible notes and various warrants summarizes the material provisions of each and is qualified in its entirety by the provisions of AeroGrow’s articles of incorporation, bylaws, convertible notes and warrant agreements, copies of which will be provided by us upon request.

Common Stock

Holders of AeroGrow’s outstanding common stock, have the following rights and privileges in general:

•	the right to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors,

•	no cumulative voting rights, which means that holders of a majority of shares outstanding can elect all of AeroGrow’s directors,

•
the right to receive ratably dividends when, if and as may be declared by AeroGrow’s board of directors out of funds legally available for such purposes, subject to the senior rights of any holders of preferred stock then outstanding,

•	the right to share ratably in the net assets legally available for distribution to common stockholders after the payment of AeroGrow’s liabilities on its liquidation, dissolution and winding-up, and

•	no preemptive or conversion rights or other subscription rights, and no redemption privileges.

All outstanding shares of AeroGrow’s common stock are fully paid and nonassessable.

Debt Warrants

In June, July, August and September 2005, AeroGrow sold in a private placement debt offering to accredited investors 300 units consisting of convertible notes, described below, and its redeemable warrants. The warrants are exercisable for the purchase of an aggregate 600,000 shares of its common stock, assuming an exercise price of $5.00 per share.

The warrants are exercisable in whole at any time or in part from time to time prior to September 13, 2010, at an exercise price of $5.01 per share. Upon the expiration of the warrant exercise period, unless extended, each warrant will expire and become void and of no value.

The holder of each warrant is entitled, upon payment of the exercise price, to purchase one share of AeroGrow’s common stock. The number and kind of securities or other property for which the warrants are exercisable are subject to adjustments in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. AeroGrow may redeem the warrants at any time on 15 days prior written notice at a redemption price of $0.0001 per share of common stock underlying the warrant, provided a registration statement is in effect covering the common shares underlying the warrant, and further provided that for a period of not less than 20 consecutive trading days the closing bid price as quoted on the Nasdaq Capital Market or NASD OTC BB has been at least $7.50 per share of common stock and the average daily trading volume exceeds 50,000 shares per day. All of the outstanding warrants must be redeemed if any are redeemed. The holders of the warrants will not possess the rights that AeroGrow’s shareholders have unless and until the holders exercise the warrants and then only as a holder of the common stock.

The shares of common stock underlying the redeemable 2005 warrants have registration rights and these shares were included in an SB-2 Registration Statement which was declared effective December 22, 2006.

For additional information on the Debt Warrants described above, see “Convertible Note Modification Agreement” below.

Convertible Notes and Conversion Warrants

AeroGrow issued $3,000,000 in aggregate principal face amount of 10% unsecured convertible notes as part of its debt offering in July, August and September 2005 along with the Debt Warrants described above. The principal amount is convertible into its common stock at the option of the note holders, at any time, at an initial conversion price of $4.00 per share. If not converted, these notes and all accrued interest became repayable on demand by the note holders on June 30, 2006. The notes bear interest at the rate of 10% annually which is payable quarterly beginning September 30, 2005. Prior to the modification described below, the principal was due on June 30, 2006. AeroGrow could not prepay the notes without the holder’s prior consent.

On conversion of the notes each holder shall also receive five-year warrants to purchase 2,000 shares of common stock for each $10,000 principal amount converted. These conversion warrants may be exercised at any time at an exercise price equal to $6.00 per share. AeroGrow may not redeem these conversion warrants.

The shares of common stock underlying the convertible notes and the conversion warrants have registration rights. See “Registration Rights” below.

For additional information on the convertible notes and Conversion Warrants described above, see “Convertible Note Modification Agreement” below.

Convertible Note Modification Agreement

In connection with the Merger, AeroGrow sought to modify the terms of certain outstanding convertible notes issued in 2005 with an outstanding principal balance of $3,000,000 due June 30, 2006. The note holders of this debt were offered the opportunity to convert the principal and interest at a reduced conversion rate, extend the maturity for a lesser reduced conversion rate than immediate conversion, or maintain the current terms unchanged.

The holders of convertible notes representing $2,130,000 in principal amount have converted their notes into AeroGrow common stock at a conversion price of $3.00 per share, a reduction from the original conversion price of $4.00 per share. Accordingly, at the closing of the Merger and 2006 Offering, AeroGrow issued 710,009 shares of its common stock to converting note holders (rounded up for fractional shares). The converting note holders also were issued, pursuant to the terms of the note offering, warrants to purchase 426,000 shares of AeroGrow’s common stock at an exercise price of $6.00 per share, which expire in February 2011.

Holders of convertible notes representing $840,000 in principal amount agreed to extend the maturity under their notes from June 30, 2006 to December 31, 2006 in exchange for a reduction in their conversion price from $4.00 per share to $3.50 per share. The Company’s note holders further agreed to extend the maturity of these notes until March 31, 2007 The remaining holders of convertible notes, representing $30,000 in principal amount, did not convert or extend the maturity of their notes and were paid in cash on June 30, 2006.

For those Convertible Note holders who elected to convert or extend the maturity of their notes as described above, (i) AeroGrow eliminated the current 180-day lockup provisions on the shares of common stock underlying the convertible notes and related warrants; (ii) AeroGrow eliminated the redemption provisions of the $5.00 warrants issued to holders at the time of the issuance of the notes; and (iii) holders waived any registration penalties that they may have in connection with any late filing or effectiveness under the registration rights provisions of their original subscription for the notes.

As of December 31, 2006, the convertible notes and the warrants issued or to be issued to convertible note holders can be summarized as follows:

•
710,009 shares of common stock were issued at the Closing of the 2006 Offering to holders of convertible notes in the principal amount of $2,130,000 who have elected to convert such notes at $3.00 per share;

•
240,006 shares of common stock will be issuable upon conversion of convertible notes (rounded up for fractional shares) in the principal amount of $840,000 at a conversion price of $3.50 by holders who elected to extend the maturity of their notes to December 31, 2006. The Company’s note holders further agreed to extend the maturity of these notes until March 31, 2007.

•
600,000 shares of common stock will be issuable upon exercise of outstanding warrants held by the initial holders of the convertible notes with exercise price of $5.01 per share, of which 6,000 warrants held by those not electing to extend the maturity of their convertible notes to December 31, 2006 are redeemable;

•
426,000 shares of common stock issuable upon exercise of warrants, at an exercise price of $6.00 per share, that were issued to holders that elected to convert notes in the principal amount of $2,130,000; and

•
174,000 shares of common stock issuable upon the exercise of warrants that may be issued if convertible notes in the principal amount of $840,000 are converted in the future, which warrants would be exercisable at $6.00 per share.

Since December 31, 2006 and as of March 16, $580,000 in principal amount of the $840,000 principal amount of convertible notes has elected to convert, or has instructed us to convert on March 31, 2007, such principal amount of convertible notes to common stock.

$10.00 Redeemable Warrants and $15.00 Redeemable Warrants

In 2004 AeroGrow completed a Colorado registered offering of 544,228 shares of its common stock, redeemable warrants to purchase 390,880 shares of its common stock at an exercise price of $10.00 and redeemable warrants to purchase 390,880 shares of its common stock at an exercise price of $15.00. The $10.00 redeemable warrants and $15.00 redeemable warrants became exercisable on July 1, 2005, provided that at least 100 shares must be purchased on each exercise. These warrants expire on December 31, 2007.

AeroGrow may redeem all of these warrants at any time after its common stock is quoted on the OTC BB or a recognized exchange on 15 days prior written notice at a redemption price of $0.05 per share, provided that the closing bid or sale price of its common stock exceeds $12.50 per share for the $10.00 redeemable warrants and $17.50 per share for the $15.00 redeemable warrants for 20 consecutive trading days ending within 15 days of the date the notice of redemption is given.

$5.00 Non-Redeemable Warrants, $2.50 Non-Redeemable Warrants and $1.25 Non-Redeemable Warrants

From December 2002 through July 2004 AeroGrow sold in a private placement:

•
$5.00 non-redeemable warrants to purchase 30,000 shares of its common stock at an exercise price of $5.00 per share. As of September 30, 2006, warrants to purchase 5,000 shares have been exercised and warrants to purchase 25,000 have expired.

•
$2.50 non-redeemable warrants to purchase 501,098 shares of its common stock at an exercise price of $2.50 per share. As of September 30, 2006, warrants to purchase 400,000 shares have been exercised and warrants to purchase 111,098 shares remain outstanding and are exercisable during 2006.

•	$1.25 non-redeemable warrants to purchase 170,000 shares of its common stock at an exercise price of $1.25 per share. As of September 30, 2006, all of these warrants were exercised.

Stock Options

AeroGrow has outstanding options to purchase 1,251,491 shares of AeroGrow common stock at exercise prices ranging from $0.005 to $5.00 per share.

2007 Warrants

In connection with the 2007 Offering, the Company issued 2007 Investor Warrants pursuant to which 833,400 shares of common stock are issuable under the terms thereof at an exercise price of $7.50 per share and 2007 Agent Warrants pursuant to which 83,340 shares of common stock are issuable under the terms thereof at an exercise price of $8.25 per share. Each 2007 Warrant is non-redeemable and is exercisable for five years following the applicable closing date of the 2007 Offering. The exercise price and number of shares of common stock under the 2007 Warrants will be subject to adjustment on certain events, including reverse stock splits, stock dividends and recapitalizations, combinations, and mergers where AeroGrow is not the surviving company. AeroGrow will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the 2007 Warrants, such shares of common stock underlying the 2007 Warrants as from time to time shall be issuable upon the exercise of the 2007 Warrants. The Company has the right to require a holder of a 2007 Investor Warrant to exercise the 2007 Investor Warrant if our common stock is quoted on the NASDAQ Capital Market and, for a period of 20 consecutive trading days, the closing bid price of the common stock has been above $10.00 per share and the daily trading volume has been at least 50,000 shares, in each case on each of the 20 consecutive trading days. The shares of the common stock underlying the 2007 Warrants have registration rights. See “Registration Rights” below.

2006 Warrants

In connection with the 2006 Offering, there were issued common stock purchase warrants to purchase up to 2,362,800 shares of common stock at an exercise price of $6.25 per share. Of this amount, warrants for 2,148,000 shares were issued to investors and warrants for 214,800 shares were issued to the placement agent of the offering. Each warrant is non-redeemable and is exercisable until February 24, 2011. The exercise price and number of shares of common stock under the warrants will be subject to adjustment on certain events, including reverse stock splits, stock dividends and recapitalizations, combinations, and mergers where AeroGrow is not the surviving company. AeroGrow will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the warrants, such shares of common stock underlying the warrants as from time to time shall be issuable upon the exercise of the warrants. The warrants held by the Keating Securities and its designees also may be exercised on a net cashless basis. In July 2006, a warrant holder with warrants from the AeroGrow’s 2006 Offering exercised warrants to purchase 5,000 shares of the Company’s common stock at $6.25 per share.

The shares of the underlying common stock had registration rights and these shares were included in an SB-2 Registration Statement which was declared effective December 22, 2006.

2005 Placement Agent Warrants

In connection with its services as placement agent for AeroGrow’s 2005 debt offering of units consisting of convertible notes and redeemable warrants, AeroGrow sold to Keating Securities for a nominal consideration five-year warrants to purchase 60,000 shares of AeroGrow’s common stock. These warrants will be exercisable at any time after September 13, 2006, at a price equal to $6.00 per share on a net-issuance or cashless basis.

The shares of common stock underlying the above placement agent warrants have registration rights and these shares were included in an SB-2 Registration Statement which was declared effective December 22, 2006..

Registration Rights

AeroGrow has agreed to register (i) 833,400 shares of common stock issued to investors in the 2007 Offering and (ii) the 916,800 shares of common stock underlying the 2007 Warrants issued to investors and the placement agent in the 2007 Offering,, on a registration statement to be filed by AeroGrow (“2007 Registration Statement”). This Prospectus is part of the 2007 Registration Statement.

In addition, AeroGrow had agreed to register: (i) 2,148,000 shares of common stock issued to investors in the 2006 Offering; (ii) 2,148,000 shares of common stock underlying the Warrants issued to investors in the 2006 Offering; and (iii) 214,800 shares of common stock underlying the warrants issued to the Keating Securities in the 2006 Offering on a registration statement to be filed by AeroGrow. AeroGrow has filed, and the SEC has declared effective, the 2006 Registration Statement covering these shares and other shares for which holders had previously existing registration rights.

Certain security holders who beneficially own 947,618 shares of our common stock have waived their right to be included in the previously filed registration statement described above in exchange for the obligation of the company to register all such shares as soon as commercially reasonable after the filing of the next quarterly or annual report after the declaration of effectiveness of the this registration statement, and the Company has agreed to use its commercially reasonable efforts to have such replacement registration statement declared effective as soon as practicable. There can be no assurance that the shares of common stock subject to registration rights, but not included in this registration statement, as specified above will become registered under the Securities Act.

Lockup Agreements

Stockholders of Wentworth holding an aggregate of 396,813 shares of common stock entered into a lockup agreement under which they will be prohibited from selling or otherwise transferring: (i) any of their shares of common stock for a period of 12 months following the effective date of the registration statement, and (ii) 50% of its shares of common stock for a period of 18 months following the effective date of the Registration Statement.

Further, as a condition of the closing of the Merger Agreement, 4,792,428 shares of AeroGrow’s common stock held by existing AeroGrow stockholders (including all shares of AeroGrow held by AeroGrow’s current officers and directors discussed elsewhere in this Report) and 1,831,067 shares of common stock underlying AeroGrow’s existing warrants and options outstanding entered into lockup agreements with the same transfer restrictions as set forth above and applicable to the stockholders of Wentworth.

As of December 31, 2006, the following shares of common stock (or shares of common stock underlying warrants and options) will not be subject to any lockup agreement restrictions:

•
Approximately 544,228 shares of common stock held by investors in AeroGrow’s Colorado intrastate offering (“Colorado Offering Shares”). The Colorado Offering Shares will be freely tradable without restriction.

•
370,319 shares of outstanding common stock held by existing AeroGrow stockholders. These shares of common stock may be freely tradable without restriction following the 2006 Offering depending on how long the holders thereof have held these shares depending on the requirements of Rules 144 and 701.

•
115,000 shares of common stock underlying existing warrants, and 20,944 shares of common stock underlying outstanding options issued to employees, consultants and vendors. Upon exercise of these warrants by the holders thereof, the shares will be restricted shares subject to the restrictions on transfer imposed under Rule 144 and Rule 701 promulgated under the Securities Act, which have different holding periods and volume limitations depending on the status of the holder and the time period that the holder has held the securities.

•	183,323 shares of common stock held by Wentworth.

In addition, none of the shares of common stock issued in the 2006 Offering, issued upon or underlying the conversion of the convertible notes, underlying the 2006 Warrants or 2007 Warrants (including, in each case, warrants issued to the placement agent), or underlying the warrants issued or to be issued to Convertible Note holders (including placement agent warrants) are subject to lockup restrictions.

Dividend Policy

AeroGrow has not declared or paid any cash dividends on its common stock. It intends to retain any future earnings to finance the growth and development of its business, and therefore it does not anticipate paying any cash dividends on the common stock in the future. The board of directors will determine any future payment of cash dividends depending on the financial condition, results of operations, capital requirements, general business condition and other relevant factors. If the company issues preferred shares, although not currently anticipated, no dividends may be paid on the outstanding common stock until all dividends then due on the outstanding preferred stock will have been paid.

Transfer Agent and Registrar

AeroGrow has appointed Corporate Stock Transfer, Denver, Colorado, as its registrar and transfer agent and registrar of its common stock. The mailing address of Corporate Stock Transfer is 3200 Cherry Creek South Drive, Denver, Colorado 80209-3246.

Director Liability and Indemnification

Under Nevada law and the AeroGrow’s bylaws, AeroGrow is required to indemnify its officers, directors, employees and agents in certain situations. In some instances, a court must approve indemnification. As permitted by Nevada statutes, the articles of incorporation eliminate in certain circumstances the monetary liability of its directors for a breach of their fiduciary duties. These provisions do not eliminate a director’s liability for:

•	a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director has a material conflict of interest,

•	a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful,

•	a transaction from which the director derived an improper personal profit, and

•	willful misconduct.

As to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling the company, AeroGrow has been informed that, in the opinion of the SEC, such indemnification is against public policy and therefore unenforceable.

Shareholder Action

Under our bylaws, the affirmative vote of the holders of a majority of the shares of common stock represented at a meeting at which a quorum is present is sufficient to authorize, ratify or consent to any action required by the common shareholders, except as otherwise provided by the Nevada General Corporation Law. Under the Nevada General Corporation Law and our bylaws, our shareholders may also take actions by written consent without holding a meeting. The written consent must be signed by the holders of at least a majority of the voting power, except that if a different proportion of voting power is required for a specific action, then that proportion. If this occurs, we are required to provide prompt notice of any corporate action taken without a meeting to our shareholders who did not consent in writing to the action.

Antitakeover Provisions

Our articles of incorporation and the Nevada General Corporation Law include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging these proposals because, among other things, negotiation of the proposals might result in an improvement of their terms.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued in the 2007 Offering and the shares of common stock issuable upon exercise of the 2007 Warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the 2007 Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

SELLING SECURITY HOLDERS

In March 2007, we completed the 2007 Offering in which we sold an aggregate of 833,400 shares of common stock and the 2007 Investor Warrants to purchase 833,400 shares of common stock in the form of units consisting of one share of common stock and one warrant per unit. In addition, we issued the 2007 Agent Warrants to purchase 83,340 shares of common stock to the placement agent of the 2007 Offering.

The following table presents certain information known to us as of March 16, 2007, relating to the people who are selling common stock pursuant to this offering. During the past three years, none of the selling security holders held any position or office with us. Beneficial ownership of the common stock by the selling security holders, which term includes their transferees, pledgees, donees and successors, after the offering will depend on the number of shares of common stock sold by each selling security holder.

	Beneficial Ownership of Common Stock Before Offering		Maximum Number of Shares to be Sold	Beneficial Ownership of Common Stock AfterOffering
Name of Selling Security Holder*	Number	Percentage**		Number	Percentage***
Accelera Private Equity Limited(1)	83,340	-	83,340	0	-
Accelera Ventures Ltd.(1)	66,672	-	66,672	0	-
Jeff L. Andrews*	23,839	-	23,839	0	-
Christopher P. Baker	33,336	-	33,336	0	-
Beachcomber Investments, LLC	83,340	-	83,340	0	-
Margie L. Blackwell*	5,000	-	5,000	0	-
Pablo Felipe Serna Cardenas*	3,750	-	3,750	0	-
CL nr. 1 ApS	25,002	-	25,002	0	-
Denis Culverwell*	500	-	500	0	-
Rexford Appenteng Darko	8,334	-	8,334	0	-
Richard Kofi Darko	33,336	-	33,336	0	-
Justin Davis*	10,000	-	10,000	0	-
Diamond Opportunity Fund, LLC	100,008	-	100,008	0	-
Dynamic Decisions Strategic Opportunities(2)	100,008	-	100,008	0	-
Freedom Ride, LLC(3)	16,668	-	16,668	0	-
Banca Gesfid	50,004	-	50,004	0	-
Brett Green*	2,500	-	2,500	0	-

Green Drake Capital Corp.*	3,038	-	3,038	0	-
Randy Haag*	2,977	-	2,977	0	-
John U. Harris, Jr.	8,334	-	8,334	0	-
Steven J. Henricks*	3,959	-	3,959	0	-
H.L. Severance, Inc. Pension Plan and Trust(4)	6,670	-	6,670	0	-
H.L. Severance, Inc. Profit Sharing Plan and Trust(4)	10,000	-	10,000	0	-
Insignia Partners, LP	30,004	-	30,004	0	-
Iroquois Master Fund Ltd.(5)	66,672	-	66,672	0	-
Joint Glory International, Ltd.	125,010	-	125,010	0	-
Rhonda Jordan and Kerry Anderson JTTEN	8,334	-	8,334	0	-
Sheldon Kahn and Sarah Liron JTTEN	33,336	-	33,336	0	-
Michael J. Keating*	2,500	-	2,500	0	-
Timothy J. Keating*	13,200	-	13,200	0	-
John K. Kopra	33,336	-	33,336	0	-
Timothy G. Lawrence	16,668	-	16,668	0	-
Lazarus Investment Partners, LLLP(6)	200,016	-	200,016	0	-
LKCM Private Discipline Master Fund, SPC	83,340	-	83,340	0	-
Reed Madison*	1,370	-	1,370	0	-
Robert Maloney*	1,500	-	1,500	0	-
Ranjit P. Mankekar*	10,000	-	10,000	0	-
Carolyn A. Meske and Rajeeb Pradhan JTWROS	8,334	-	8,334	0	-
Christopher McCarty & Jennifer McCarty	8,334	-	8,334	0	-
John Micek, III	25,002	-	25,002	0	-
Ronald and Linda Nash	36,800	-	36,800	0	-
Northwood Capital Partners LP	50,004	-	50,004	0	-
Joseph Michael O’Brien	25,002	-	25,002	0	-
Steve Olore*	500	-	500	0	-

Steve Osello*	1,370	-	1,370	0	-
Charles R. Percy	10,758	-	8,334	2,424	-
Jerry Peterson IRA	25,002	-	25,002	0	-
Porter Partners, LP(7)	66,672	-	66,672	0	-
Russ C. Rauhauser	8,334	-	8,334	0	-
Rock Associates	16,668	-	16,668	0	-
Kyle L. Rogers*	5,000	-	5,000	0	-
Allan Rothstein	8,334	-	8,334	0	-
Steven Rothstein	8,334	-	8,334	0	-
Don Russell, Jr.	8,334	-	8,334	0	-
Leonard Samuels IRA, Charles Schwab & Co., Inc. Custodian	16,668	-	16,668	0	-
John B. Sanderson*	8,334	-	8,334	0	-
Pamela A. Solly*	2,500	-	2,500	0	-
Luca Toscani*	5,000	-	5,000	0	-
Jonathan Ungar	33,336	-	33,336	0	-
Laurence Verbeck	75,336	-	33,336	42,000	-
The Vintox Fund, LP	33,336	-	33,336	0	-
Chris Wrolstad*	1,370	-	1,370	0	-

(*) The selling security holders identified with an asterisk have identified that they are, or are affiliates of, registered broker-dealers. These selling security holders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling security holders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act of 1933.

(**) Based on 10,550,030 shares outstanding as of March 16, 2007. Unless otherwise noted, none of these selling security holders beneficially own 1% or more of our outstanding common stock.

(***) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, Based on 10,550,030 shares outstanding as of March 16, 2007. In calculating these percentages for each security holder, we also treated as outstanding that number of shares of common stock issuable upon exercise of the 2007 Warrants held by such security holder. However, we did not assume the exercise of any other security holder’s 2007 Warrants. Unless otherwise noted, none of these selling security holders would beneficially own 1% or more of the outstanding shares of our common stock following the sale of securities in the offering.

(1) Mr. Dennis Kam Thai Leong, a director, has the investing and voting control over such securities.

(2) Mr. Alberto Micalizzi, chairman, has investing and voting control over such securities.

(3) Todd Stewart has the investing and voting control over such securities.

(4) H. Leigh Severance, as trustee, has investing and voting control over such securities. Excludes shares held individually.

(5) Joshua Silverman has investing and voting control over such securities.

(6) Mr. Justin Borus, manager, has investing and voting control over such securities.

(7) Mr. Jeffrey H. Porter, general partner, has investing and voting control over such securities.

CHANGES IN CERTIFYING ACCOUNTANT

On February 24, 2006, AeroGrow dismissed Hein & Associates LLP (“Hein”), the former accountants for Wentworth (the company which merged with and into AeroGrow), as its independent registered public accounting firm. The decision was approved by the board of directors of AeroGrow. AeroGrow is the “successor issuer” to Wentworth within the meaning of Rule 12(g)-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and became a Section 12(g) reporting company under the Exchange Act.

The reports of Hein on Wentworth’s financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope, or accounting principles, except the report did contain an explanatory paragraph related to Wentworth’s ability to continue as a going concern. During Wentworth’s fiscal years ended December 31, 2005 and 2004, there were no disagreements with Hein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hein would have caused Hein to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years. Wentworth requested that Hein furnish it with a letter addressed to the SEC stating whether or not it agrees with Wentworth’s statements. A copy of the letter furnished by Hein in response to that request, dated February 27, 2006, was filed as Exhibit 16.1 to the Form 8-K reporting the change.

On February 24, 2006, Wentworth engaged Gordon Hughes & Banks, LLP as the new independent registered public accounting firm to audit AeroGrow’s financial statements. The appointment of Gordon Hughes & Banks, LLP was approved by the Board of Directors of AeroGrow. Gordon Hughes & Banks, LLP acted as the independent registered public accounting firm for AeroGrow prior to its merger with Wentworth.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed upon for us by Kranitz & Philipp. As further described under "Certain Relationships and Related Transactions," Richard Kranitz, one of our directors and one of our stockholders, is a member of the law firm of Kranitz and Philipp.

EXPERTS

Gordon, Hughes & Banks, LLP, Greenwood Village, Colorado, an independent registered public accounting firm, has audited the AeroGrow financial statements as of March 31, 2006, December 31, 2005 and 2004, and for the three-month period ended March 31, 2006 and two years ended December 31, 2005 and December 31, 2004, as set forth in their report. We have included our financial statements in this prospectus in reliance upon the report of Gordon, Hughes & Banks, LLP, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, special reports, and other information, including a registration statement on Form SB-2 of which this prospectus forms a part, with the SEC, or SEC. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information included in the registration statement and in the exhibits thereto. The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by the reference. Our SEC filings and the registration statement, including exhibits and schedules filed with it, are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

We will provide without charge to you, upon written or oral request, a copy of any information incorporated by reference in this prospectus, excluding exhibits to information incorporated by reference unless these exhibits are themselves specifically incorporated by reference.

Any requests for copies of information, reports or other filings with the SEC should be directed to AeroGrow International, Inc. at 6075 Longbow Dr. Suite 200, Boulder, Colorado 80301, telephone (303) 444-7755. We maintain a website at www.aerogrow.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

AEROGROW INTERNATIONAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AeroGrow International, Inc.
Boulder, CO

We have audited the accompanying balance sheets of AeroGrow International, Inc. (the “Company”) as of March 31, 2006, December 31, 2005 and 2004 and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the three months ended March 31, 2006 and each of the two years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AeroGrow International, Inc. as of March 31, 2006, December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the three-month period ended March 31, 2006 and the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
May 19, 2006

AEROGROW INTERNATIONAL, INC.
BALANCE SHEETS

	March 31,	December 31,
	2006	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$8,852,548	$949,126	$1,916,842
Subscriptions receivable	-	840,000	41,000
Accounts receivable	43,156	-	-
Inventory	192,946	19,480	-
Prepaid expenses and other	199,590	79,720	5,423
Total current assets	9,288,240	1,888,326	1,963,265
Property and equipment, net of accumulated depreciation of
$102,431, $61,599 and $7,840 at March 31, 2006,
December 31, 2005 and 2004, respectively	480,771	420,444	30,721
Debt issuance costs, net of $373,853 and $209,734 accumulated
amortization at March 31, 2006 and December 31, 2005, respectively	45,618	209,737
Intangible assets, net of $1,071 and $0 of amortization at
March 31, 2006 and December 31, 2005, respectively	21,696	20,407
Deposits	4,684	4,684	4,484
Total other assets	71,998	234,828	4,484
Total assets	$9,841,009	$2,543,598	$1,998,470

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$487,474	$196,840	$46,969
Accrued expenses	334,524	56,900	27,745
Convertible debentures, net of loan issue discounts of
$196,781 and $904,740 at March 31, 2006 and
December 31, 2005, respectively	792,539	2,095,260	-
Mandatorily redeemable common stock	310,000	310,000	-
Accrued compensation	-	-	11,833
Total current liabilities	1,924,537	2,659,000	86,547
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $.001 par value, 20,000,000 shares authorized,
none issued or outstanding	-	-	-
Common stock, $.001 par value, 75,000,000 shares authorized,
9,102,622, 5,580,740 and 4,882,908 shares issued and
outstanding at March 31, 2006, December 31, 2005 and
December 31, 2004, respectively	9,103	5,579	4,883
Additional paid-in capital	27,313,081	11,741,388	5,761,832
Accumulated (deficit)	(19,405,712)	(11,862,369)	(3,854,792)
Total stockholders’ equity (deficit)	7,916,472	(115,402)	1,911,923
Total liabilities and stockholders’ equity (deficit)	$9,841,009	$2,543,598	$1,998,470

See accompanying notes to the financial statements

AEROGROW INTERNATIONAL, INC.
STATEMENTS OF OPERATIONS

	Three months ended		Year Ended
	March 31,		December 31,
	2006	2005	2005	2004
		(Unaudited)
Revenue
Product sales	$35,245	$-	$-	$-

Operating expenses
Cost of revenue	134,622	-	-	-
Research and development	978,538	306,194	1,578,833	333,038
Sales and marketing	2,548,583	28,275	583,897	79,811
General and administrative	2,010,908	514,973	2,923,792	1,983,759
Total operating expenses	5,672,651	849,442	5,086,522	2,396,608

Loss from operations	(5,637,406)	(849,442)	(5,086,522)	(2,396,608)

Other (income) expense, net
Warrant modification expense	-	-	1,446,200	-
Interest expense	1,813,278	-	1,225,961	(7,564)
Interest income	(39,919)	(7,935)	(41,106)	-
Loss on modification of debt	132,578	-	-	-
Total other (income) expense, net	1,905,937	(7,935)	2,631,055	(7,564)

Net loss	$(7,543,343)	$(841,507)	$(7,717,577)	$(2,389,044)

Net loss per share, basic and diluted	$(0.84)	$(0.17)	$(1.55)	$(0.56)
Weighted average number of common shares
outstanding, basic and diluted	8,956,353	4,898,686	4,971,857	4,252,626

See accompanying notes to the financial statements

AEROGROW INTERNATIONAL, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	(Deficit)	Total
Balances, January 1, 2004	3,747,570	$3,748	$2,411,345	$(1,755,748)	$659,345
Issuance of common stock for cash from	40,000	40	49,960	-	50,000
January 1 to January 30, 2004 at $1.25 per share
Issuance of common stock for cash during private placement from
February 1 to June 30, 2004 at $1.665 per share	360,458	360	600,140	-	600,500
Issuance of common stock for cash during public offering
from July 30 to December 31, 2004 at $5.00 per share,
net of $185,240 in offering costs	498,596	498	2,307,239	-	2,307,737
Issuance of additional shares of common stock
to private placement investors	27,700	28	(28)	-	-
Issuance of additional shares of common stock
to public offering investors	45,632	46	(46)	-	-
Issuance of common stock for services provided (4,000 shares at $0.05 per share;
5,000 shares at $1.25 per share; 38,332 shares at $1.65 per share
And 97,550 shares at $5.00 per share)	144,882	145	557,301	-	557,446
Exercise of common stock warrants at $1.25 per share	12,000	12	14,988	-	15,000
Issuance of stock options to non-employees for services provided from
January 1, 2004 to December 31, 2004	-	-	80,939	-	80,939
Issuance of common stock to Board of Directors at $5.00 per share	6,000	6	29,994	-	30,000
Net (loss)	-	-	-	(2,389,044)	(2,389,044)
Effects of 1 for 5 reverse stock split	70	-	-	-	-
Balances, December 31, 2004	4,882,908	4,883	6,051,832	(4,144,792)	1,911,923

(Continued)
See accompanying notes to the financial statements

AEROGROW INTERNATIONAL, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(Continued)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	(Deficit)	Total
Exercise of common stock warrants from August to December 31, 2005 at $1.25 per share	40,000	40	47,460	-	47,500
Exercise of common stock warrants from June to December 31, 2005 at $2.50 per share	390,000	390	974,610	-	975,000
Exercise of common stock warrants at December 31, 2005 at $5.00 per share	5,000	5	24,995	-	25,000
Issuance of common stock for cash in August at $5.00 per share	1,600	2	7,998	-	8,000
Issuance of common stock for services provided, rent and equipment purchases from January to December 31, 2005 at $5.00 per share	261,232	261	1,305,875		1,306,136
Issuance of stock options to non-employees for services provided	-	-	72,936	-	72,936
Issuance of warrants to debt holders of convertible debentures	-	-	1,059,480	-	1,059,480
Intrinsic value of convertible debentures, beneficial conversion	-	-	750,000	-	750,000
Effects of variable accounting on the modification of terms of outstanding warrants	-	-	1,446,200		1,446,200
Net (loss)	-	-	-	(7,717,577)	(7,717,577)
Balances, December 31, 2005	5,580,740	5,581	11,741,386	(11,862,369)	(115,402)
Common stock issued in private placement	2,148,000	2,148	8,807,787	-	8,809,935
Common stock issued for conversion of convertible debentures	710,009	710	2,129,290	-	2,130,000
Common stock issued in exchange for stock of Wentworth 1	580,136	580	(580)	-	-
Common stock issued under equity compensation plans	83,737	84	418,600	-	418,684
Stock options issued under equity compensation plans	-	-	3,315,840	-	3,315,840
Beneficial conversion value due to modification
of the terms of the convertible debentures	-	-	900,758	-	900,758
Net (loss)	-	-	-	(7,543,343)	(7,543,343)
Balances, March 31, 2006	9,102,622	$9,103	$27,313,081	($19,405,712)	$7,916,472

See accompanying notes to the financial statements

AEROGROW INTERNATIONAL, INC.
STATEMENTS OF CASH FLOWS
	Three months ended		Year Ended
	March 31,		December 31,
	2006	2005	2005	2004
		(Unaudited)
Cash flows from operating activities:
Net loss	$(7,543,343)	$(841,507)	$(7,717,577)	$(2,389,044)
Adjustments to reconcile net loss to cash provided
(used) by operations:
Issuance of common stock and options under
equity compensation plans	3,734,525	218,805	1,349,072	668,385
Depreciation and amortization expense	41,514	1,898	53,759	5,920
Amortization of debt issuance costs	164,119	-	209,737	-
Amortization of convertible debentures, beneficial
conversion feature	1,180,937	-	375,000	-
Interest expense associated with warrants issued with
convertible debentures	414,522	-	529,740	-
Effects of variable accounting for modification of
warrant terms	-	-	1,446,200	-
Loss on modification of debt	132,578	-	-	-
Change in assets and liabilities:
Decrease in subscriptions receivable	840,000	-	-	-
(Increase) in accounts receivable	(43,156)	-	-	-
(Increase) in inventory	(173,466)	-	(19,480)	-
(Increase) in other current assets	(119,870)	37,866	(873,297)	(3,323)
(Increase) in deposits	-	(200)	(200)	(2,484)
Increase in accounts payable	290,634	(2,800)	149,871	39,480
Increase in accrued expenses and mandatorily redeemable stock	277,624	(21,657)	339,155	18,469
(Decrease) in accrued compensation	-	(11,833)	(11,833)	(25,770)
Net cash (used) by operating activities	(803,382)	(619,428)	(4,169,853)	(1,688,367)
Cash flows from investing activities:
Purchases of equipment	(100,771)	(3,103)	(413,482)	(11,556)
Patent expenses	(2,360)	-	(20,407)	-
Net cash (used) by investing activities	(103,131)	(3,103)	(433,889)	(11,556)
Cash flows from financing activities:
(Decrease) in due to parent company	-	(28,500)	-	(17,884)
Proceeds from issuance of common stock, net	8,809,935	-	1,055,500	3,002,237
Proceeds from issuance of convertible debentures	-	-	3,000,000	-
Issuance costs associated with debentures	-	-	(419,474)	-
Net cash provided by financing activities	8,809,935	(28,500)	3,636,026	2,984,353
Net increase (decrease) in cash	7,903,422	(651,031)	(967,716)	1,284,430
Cash, beginning of period	949,126	1,916,842	1,916,842	632,412
Cash, end of period	$8,852,548	$1,265,811	$949,126	$1,916,842
Supplemental disclosure of non-cash investing and financing activities
Interest paid	$32,700	$-	$111,487	$324
Income taxes paid	$-	$-	$-	$-
Issuance of common stock for equipment purchases	$-	$-	$30,000	$-
Convertible debentures converted to common stock	$2,130,000	$-	$-	$-

See accompanying notes to the financial statements

AEROGROW INTERNATIONAL, INC.
Notes to the Financial Statements

Note 1 - Description of the Business and Summary of Significant Accounting Policies

Description of the Business

AeroGrow International, Inc. (“the Company”) was incorporated in the State of Nevada on March 25, 2002. The Company’s principal business is developing and marketing advanced indoor aeroponic garden systems designed and priced to appeal to the gardening, cooking and small kitchen appliance markets worldwide. The Company’s principal activities since its formation through March 2006 have consisted of the development of the Company’s products business planning and raising the capital necessary to fund these activities. In December 2005, the Company commenced pilot production of its AeroGarden™ system and, in March 2006, began shipping these systems to retail and catalogue customers. Prior to March 2006 when the Company commenced sales of its aeroponic garden systems, the Company was considered a Development Stage Enterprise in accordance FAS No. 7, Accounting and Reporting by Development Stage Enterprises. Effective March 2006, the Company ceased being considered a development stage enterprise.

On January 12, 2006, the Company and Wentworth I, Inc., a Delaware corporation (“Wentworth”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) which was consummated on February 24, 2006. Under the Merger Agreement, Wentworth merged with and into the Company, and the Company was the surviving corporation (“Merger”). The Merger, for accounting and financial reporting purposes, has been accounted as an acquisition of Wentworth by the Company. As such, the Company is the accounting acquirer in the Merger, and the historical financial statements of the Company will be the financial statements for the Company following the Merger.

In two closings, held on February 24, 2006 and March 1, 2006, the Company completed the sale of shares of its common stock and common stock purchase warrants in a private placement (the “2006 Offering”). The Company sold 2,148,000 shares of its common stock and warrants to purchase 2,148,000 shares of its common stock. Each unit in the offering consisted of one share of common stock and a five-year warrant to purchase one share of common stock at an exercise price of $6.25 per share. The price per unit was $5.00. The Company received net proceeds of $8,964,952 from the 2006 Offering after the commission and offering expenses.

Significant Accounting Policies

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Income (Loss) per Share of Common Stock
The Company computes net income (loss) per share of common stock in accordance with SFAS No. 128, “Earnings per Share,” and Securities and Exchange Commission Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common stock shareholders divided by the weighted average shares of common stock outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common stock (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented. Potential shares of common stock that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Reclassifications
Certain prior year amounts have been reclassified to conform to current year presentation.

The accompanying Statement of Operations for the year ended December 31, 2005 reflects a reclassification of $375,000 in expense from general and administrative expense to interest expense related to the beneficial conversion feature of convertible debentures issued by the Company (see Note 3, Convertible Debentures) and $1,446,200 in expense from general and administrative expense to a segregated item under other income and expense that was related to modification of the terms of certain of the Company’s outstanding warrants (see Note 8, Shareholders Equity).

Cash and cash equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk and Financial Instruments
Statement of Financial Accounting Standards (“SFAS”) No. 105, “Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk”, requires disclosure of significant concentrations of credit risk regardless of the degree of such risk. Financial instruments with significant credit risk include cash. The amount on deposit with a financial institution exceeded the $100,000 federally insured limit as of March 31, 2006, December 31, 2005 and 2004. However, management believes that the financial institution is financially sound and the risk of loss is minimal.

Financial instruments consist of cash and cash equivalents, subscriptions receivable and accounts payable. The carrying values of all financial instruments approximate their fair value. The carrying value of the convertible debentures approximate their fair value based on the current interest rate of 5%.

Property and Equipment
Property and equipment are stated at cost. Depreciation for financial accounting purposes is computed using the straight-line method over the estimated lives of the respective assets. Office equipment and computer hardware are depreciated over five years. The Company has purchased and built its own manufacturing equipment and tools. The equipment is being amortized over a period of seven years commencing July 1, 2003. Direct internal labor incurred in the manufacturing of the equipment totaled $12,714 as of December 31, 2005, and $6,240 as of December 31, 2004, and has been capitalized. The Company does not capitalize any overhead or other administrative costs in conjunction with the manufacturing of equipment.

Property and equipment consist of the following as of:
	March 31,	December 31,
	2006	2005	2004
Manufacturing equipment and tooling	$425,482	$402,639	$11,772
Computer hardware	88,681	40,973	17,575
Office equipment	68,651	38,431	9,214
	582,814	482,043	38,561
Less: accumulated depreciation	(102,043)	(61,599)	(7,840)
Property and equipment, net	$480,771	$420,444	$30,721

Intangible assets and goodwill
Intangible assets, to date, have consisted of the direct costs incurred for application fees and legal expenses associated with patents and trademarks on the Company’s products.  The Company periodically reviews the recoverability from future operations using undiscounted cash flows.  To the extent carrying values exceed fair values; an impairment loss will be evaluated for possible recording.  The Company amortizes its patent and trademarks costs on a straight line basis over their estimated useful of 5 years.

Intangible assets consist of the following:

	March 31,	December 31,
	2006	2005	2004
Patents	$15,913	$15,503	$-
Trademarks	$6,854	4,904	-
	22,767	20,407	-
Less: accumulated amortization	(1,071)	-	-
Intangible assets, net	$21,696	$20,407	$-

Inventory
Inventories are valued at the lower of cost, determined by the first-in, first-out method, or market. Included in inventory costs where the Company is the manufacturer are raw materials, labor and manufacturing overhead. The Company records the raw materials at delivered cost. Standard labor and manufacturing overhead costs are applied to the finished goods based on normal production capacity as prescribed under ARB No. 43. A majority of the Company’s products are manufactured overseas and are recorded at cost.

The Company will determine inventory obsolescence reserve based on management’s historical experience and establishes reserves against inventory according to the age of the product. As of March 31, 2006 and December 31, 2005, the Company had determined that no inventory obsolescence reserve was required.

Accounts Receivable and Allowance for Doubtful Accounts
The Company sells its products to retailers and consumers. Consumer transactions are paid primarily by credit card. Retailer sales vary by customer, however, generally are net 30 days. Accounts receivable is reported at net realizable value and net of allowance for doubtful accounts. The Company uses the allowance method to account for uncollectible accounts receivable. The Company’s estimate is based on a review of the current status of trade accounts receivable. There was no allowance recorded at March 31, 2006.

Research and Development
The costs incurred to develop products to be sold or otherwise marketed are currently charged to expense. When a product is ready for general release, its capitalized costs will be amortized using the straight-line method of amortization over a reasonable period. During the three months ended March 31, 2006 and March 31, 2005 (unaudited) and the years ended December 31, 2005 and 2004, no research and development costs have been capitalized.

Stock Based Compensation
In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment.” Subsequently, the Securities and Exchange Commission (“SEC”) provided for a phase-in implementation process for SFAS No. 123R, which required adoption of the new accounting standard no later than January 1, 2006. SFAS No. 123R requires accounting for stock options using a fair-value-based method as described in such statement and recognize the resulting compensation expense in the Company’s financial statements. Prior to January 1, 2006, the Company accounted for employee stock options using the intrinsic value method under APB No. 25, “Accounting for Stock Issued to Employees” and related Interpretations, which generally results in no employee stock option expense. The Company adopted SFAS No. 123R on January 1, 2006 and does not plan to restate financial statements for prior periods. The Company plans to continue to use the Black-Scholes option valuation model in estimating the fair value of the stock option awards issued under SFAS No. 123R. The adoption of SFAS No. 123R will have a material impact on our results of operations. For the three months ended March 31, 2006, equity compensation in the form of stock options and grants of restricted stock totaled $3,734,525 and is included in the Statement of Operations in the following categories:

General and administrative	$1,332,540
Research and development	651,417
Sales and marketing	1,724,940
Cost of Sales	25,628
$3,734,525

Income taxes
The Company accounts for deferred income taxes in accordance with the liability method as required by Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS 109”). Deferred income taxes are recognized for the tax consequences in future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at the end of each period, based on enacted laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Any liability for actual taxes to taxing authorities is recorded as income tax liability. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against such assets where management is unable to conclude more likely than not that such asset will be realized. For the three months ended Mach 31, 2006 and March 31, 2005 (unaudited) and for the years ended December 31, 2005 and 2004 the Company recognized a valuation allowance equal to 100% of the net deferred tax asset balance.

Comprehensive Income
Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” requires the presentation and disclosure of all changes in equity from non-owner sources as “Comprehensive Income”. The Company had no items of comprehensive income for the three months ended March 31, 2006 and March 31, 2005 (unaudited) and for the years ended December 31, 2005 and December 31, 2004.

Revenue Recognition
The Company recognizes revenue from product sales, net of estimated returns, when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured. The liability for sales returns is estimated based upon historical experience of return levels.

The Company records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price markdowns, promotions, other volume-based incentives and expected returns. Future market conditions and product transitions may require the Company to take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered. Additionally, certain incentive programs require the Company to estimate based on industry experience the number of customers who will actually redeem the incentive. The Company also records estimated reductions to revenue for end user rebate programs, returns and costs related to warranty services.

Shipping and Handling Costs
Shipping and handling costs associated with inbound freight are recorded in cost of sales. Shipping and handling costs associated with freight out to customers are also included in cost of sales. Shipping and handling charges to customers are included in sales.

Segments of an Enterprise and Related Information
Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) replaces the industry segment approach under previously issued pronouncements with the management approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company’s reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. At present, the Company only operates in one segment.

Debt Issuance Costs
Debt issuance costs consist of consideration paid to third parties with respect to a $3.0 million debt financing in July 2005, including cash payments for legal fees and placement agent fees. Such costs are being deferred and were to be amortized over the term of the related debt, which was one year. On February 24, 2006, $2,130,000 of the debt associated with these costs converted to 710,009 shares of the common stock (See Note 3, Convertible Debentures). The pro rata costs associated with the $2,130,000 which converted to common stock was expensed as interest as of the date converted. The amortization of the remaining debt issuance costs will be amortized over the remaining life of the debt.

Beneficial Conversion Feature of Debentures
In accordance with Emerging Issues Task Force No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and Emerging Issues Task Force No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company recognizes the advantageous value of conversion rights attached to convertible debt. Such rights gives the debt holder the ability to convert debt into shares of common stock at a price per share that is less than the fair market value of the common stock on the day the loan is made to the Company. The beneficial value is calculated as the intrinsic value (the fair market value of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of the debentures and the related accrued interest and is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is subsequently amortized to interest expense over the remaining outstanding period of the related debt using the interest method.

Registration Rights Penalties
The holders of securities issued in the Company’s February 2006 private placement offering and the convertible debt offering in 2005 (Note 3) have registration rights for the common stock and for the common stock underlying the convertible debt and the warrants held by them. Liquidated damages for failure to register and maintain registration for such common stock are payable in common stock of the Company under certain circumstances and are limited to 1% of the amount of the outstanding convertible debt up to a maximum of 24% and 1% of the amount of the investment in the 2006 Offering up to a maximum of 18%. In each case, the amount is payable in shares of the Company’s common stock valued at a rate of $2.00 per share. Until such time as there has been a consensus reached on Emerging Issues Task Force Issue No. 05-4, “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,’ ” the Company has elected to recognize the impact of such registration rights penalties as incurred, which commenced after July 22, 2006.

New Accounting Pronouncements
In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB No. 20, and FAS No. 3.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is required to be adopted in fiscal years beginning after December 15, 2005. The Company does not believe adoption of SFAS No. 154 will have a material impact on its financial position, results of operations or cash flows.

In February 2006, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interest in Securitized Financial Assets.” This pronouncement will be effective on the fiscal year beginning after September 15, 2006. Currently, the Company does not have any derivative instruments or participate in any hedging activities, and therefore the adoption of SFAS No. 155 is not expected to have a material impact on the Company’s financial position or results of operations.

In March 2006, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140”. This Statement requires recognition of servicing a financial asset by entering into a servicing contract in certain situations. This pronouncement will be effective on the fiscal year beginning after September 15, 2006. Currently, the Company does not have any servicing asset or liability, and therefore the adoption of SFAS No. 156 is not expected to have a material impact on the Company’s financial position or results of operations.

Note 2 - Merger and Private Placement

The Company entered into a Letter of Intent on January 4, 2006, and a Merger Agreement on January 12, 2006, with Wentworth I, Inc., a Delaware corporation. Wentworth was a non-operating entity without significant assets. On January 12, 2006, Wentworth’s Board of Directors and its shareholders approved the Merger Agreement and the Company’s Board of Directors approved the Merger Agreement. Under the Merger Agreement, Wentworth merged with and into the Company, and the Company was the surviving corporation (“Merger”). The Merger, for accounting and financial reporting purposes, has been accounted as an acquisition of Wentworth by the Company.

As a condition of the closing of the Merger Agreement, the Company was required to complete a private placement offering of its common stock shares and common stock warrants with gross proceeds of not less that $5 million (the “Offering”). Under the terms of the Merger Agreement, the Company paid a financial advisory fee of $350,000 to Keating Securities, Wentworth’s financial advisor in the transaction.

The closing of the Merger Agreement occurred on February 24, 2006 and closings of the Offering occurred on February 24, 2006 and March 1, 2006. The Company received gross proceeds of $10,740,000 in the Offering. Pursuant to Subscription Agreements entered into with these Investors, the Company sold 2,148,000 units (“Unit(s)”) in the Offering; each Unit consisted of one share of common stock and a five-year warrant to purchase one share of common stock at an exercise price of $6.25 per share. The price per Unit in the Offering was $5.00. After commissions, expenses and the reverse merger fee payable to Keating Securities, AeroGrow received net proceeds of $8,964,952 in the Offering. This offering required registration of the common stock issued and the shares of common stock underlying the warrants. Liquidated damages are payable to investors under the following circumstances: (a) if a registration statement is not filed by the AeroGrow on or prior to 45 days after the closing date (such an event, a “Filing Default”); (b) if the registration statement is not declared effective by the SEC on or prior to the 150th day after the Closing Date (such an event, an “Effectiveness Default”); and/or (c) if the Registration Statement (after its effectiveness date) ceases to be effective and available to investors for any continuous period that exceeds 30 days or for one or more periods that exceeds in the aggregate 60 days in any 12-month period (such an event, a “Suspension Default” and together with a Filing Default and an Effectiveness Default, a “Registration Default”). In the event of a Registration Default, AeroGrow shall pay as Liquidated Damages, for each 30-day period of a Registration Default, an amount equal to 1% of the aggregate purchase price paid by the investors up to a maximum of 18% of the aggregate purchase price paid, provided that liquidation damages in respect of a Suspension Default shall not be payable in relation to any securities not owned by the investors at the time of the Suspension Default and, provided further, that no liquidated damages are due in respect of the warrants. In the event of a Filing Default or an Effectiveness Default, the Liquidated Damages shall be paid by the issuance of additional Common Stock at the rate of the amount of the liquidated damages due divided by $2.00. In the event of a Suspension Default, the liquidated damages shall be paid in cash. The Company filed the required Registration Statement within the 45 days pursuant to (a) above and the effectiveness of such registration is pending.

In the Merger each of the Wentworth’s 3,750,000 shares of outstanding common stock was converted into the right to receive 0.154703 shares of AeroGrow common stock resulting in the issuance of 580,136 shares of AeroGrow’s common stock to the Wentworth stockholders representing 6.4% of the issued and outstanding common stock of AeroGrow immediately after the Merger, the Offering and the Note Conversion. Immediately after the closing of the Offering, the investors owned 2,148,000 shares of AeroGrow’s common stock representing 23.7% of the issued and outstanding common stock immediately after the Merger, the Offering and the Note Conversion.

Note 3 - Convertible Debentures

On May 27, 2005, the Company entered into an exclusive Placement Agreement with Keating Securities, LLC to solicit up to $3,000,000, through a private placement offering consisting of up to 300 Units at an offering price of $10,000 per Unit. Each Unit is comprised of a convertible debenture evidenced by a 10% unsecured convertible promissory note in the principal amount of $10,000, and 2,000 five-year warrants, each warrant providing for the purchase of one share of the Company’s common stock at the exercise price of $5.01 per share. Interest is payable quarterly beginning September 30, 2005. The principal was originally due on June 30, 2006. During the fifteen days following the completion of an additional financing, each note holder has the opportunity to request full payment of the principal amount of the notes and interest instead of converting their convertible notes into shares of common stock and convertible warrants. The Company received proceeds of $3,000,000 from this private placement less $419,471, in directly incurred debt issuance costs. In addition to the foregoing, for each share of common stock issuable upon conversion, each note holder shall receive an additional five-year warrant to purchase one share of the common stock at an exercise price of $6.00 per share. The Company had agreed to registration rights related to both the shares underlying the convertible debt and the related warrants associated with this offering. In the event the Company fails to fulfill in registration obligations the Company hereby agrees to pay liquidated damages under the following circumstances: (a) if the registration statement is not filed by the Company on or prior to 60 days after the final closing of the offering (such an event, a “Filing Default”); (b) if the registration statement is not declared effective by the SEC on or prior to 150 days after the final Closing in the offering (such an event, an “Effectiveness Default”); or (c) if the Company does not file its required periodic reports under the Exchange Act when due (such an event, a “Reporting Default” and together with a Filing Default and an Effectiveness Default, a “SEC Default”). In the event of an SEC Default, the Company shall as liquidated damages pay, for each 30-day period of an SEC Default, an amount equal to 1% of the principal amount of the notes up to a maximum aggregate of 24 months of SEC Defaults. The Company shall pay the Liquidated Damages in shares of Common Stock, priced at $2.00 per share as follows: (i) in connection with a Filing Default, on the 61st day after the initial closing, and each 30th day thereafter until the registration statement is filed with the SEC; (ii) in connection with an Effectiveness Default, on the 151st day after the initial closing, and each 30th day thereafter until the Registration Statement is declared effective by the SEC; or (iii) in connection with a Reporting Default, on the 31st consecutive day of after a Reporting Default has occurred, provided that if the Reporting Default has been cured, then such days during which a Reporting Default were accruing will be added to any future Reporting Default period for the purposes of calculating the payment of the liquidated damages provided for in this provision.

In conjunction with this $3,000,000 private placement, the Company recognized at the time of issuance $750,000 of beneficial conversion costs, representing the value of the beneficial conversion rights of the Convertible Debentures, determined by calculating the difference of the fair market value of the stock at the commitment date, or $5.00 per share, less the conversion exercise price of $4.00 times the number of shares to be issued upon conversion or 750,000 shares. This value is recorded as a discount to the Convertible Debentures and an addition to additional paid in capital. This discount was to be amortized over the term of the Convertible Debentures which were originally due, if not converted, by June 30, 2006.

Also in conjunction with this $3,000,000 private placement, the Company recognized at the time of issuance $1,059,480 representing the fair value of the five-year warrants issued with the Convertible Debentures. The value of these warrants was determined in accordance with the Black-Scholes pricing model utilizing a historic volatility factor of 129.67%, a risk free interest rate of 5.0% and an expected life for the warrants of five years, resulting in a value of $2.73 per warrant. This value was recorded as an additional discount to the Convertible Debentures and an addition to additional paid in capital. This discount was to be amortized to interest expense over the term of the Convertible Debentures which were originally due if not converted by June 30, 2006.

Prior to the closings of the Merger and the Offering but contingent upon their successful completion, in February 2006, the Company entered into agreements with the convertible debt holders whereby debt holders converted $2,130,000 of their outstanding debt obligations into common stock of the Company at a conversion price of $3.00 per share (the “Note Conversion”) and certain other debt holders agreed to extend the maturity dates of $840,000 of debt obligations from June 30, 2006 to December 31, 2006. The $2,130,000 of debt that converted immediately resulted in additional beneficial conversion expense of $887,500 to account for the additional fair value attributed to the additional shares of common stock which were issued as a result of the change in the conversion price change to $3 per share from the originally issued $4 per share. The fair value of the foregoing additional shares was based upon a price of $5.00 per share. The converting note holders also were issued, pursuant to the terms of the original note offering, five-year warrants to purchase 426,000 shares of the Company’s common stock at an exercise price of $6.00 per share.

With respect to the $840,000 of convertible debentures that were modified by extension of the due date from June 30, 2006 to December 31, 2006 and modification of the embedded conversion feature from a conversion price of $4.00 per share to a conversion price of $3.50 per share, based on the significant change in the terms of these $840,000 in debentures, the original debt is deemed extinguished and a debt extinguishment loss was recognized. This loss is based on the fair value of the new debt instrument in accordance with EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments and EITF 05-07, Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues. The Company recognized a loss on extinguishment of debt of $132,578. This loss was determined by calculating the change in net present value of the cash flows from the convertible debt, inclusive of the change in the embedded conversion feature determined by comparing the fair value of the conversion option immediately following such modification with its fair value immediately prior to the modification. This loss was recorded as of February 2006 with a corresponding increase in fair value of the modified convertible debenture balance and is being amortized over the remaining term of these debentures to additional paid in capital.

Of the original amount of $3,000,000 in convertible debentures disclosed as outstanding as of December 31, 2005, $2,130,000 converted to common stock, $30,000 is due on June 30, 2006 and $840,000 is due December 31, 2006.

The holders of securities issued in the private placement offering and the convertible debt offering have registration rights under the common stock and for the common stock underlying the warrants held by them. Liquidated damages for failure to register and maintain registration for the common stock and for the common stock underlying the warrants held by investors are payable under the following circumstances: (a) if a registration statement is not filed by the AeroGrow on or prior to 45 days after the closing date (such an event, a “Filing Default”); (b) if the registration statement is not declared effective by the SEC on or prior to the 150th day after the Closing Date (such an event, an “Effectiveness Default”); and/or (c) if the Registration Statement (after its effectiveness date) ceases to be effective and available to Investor for any continuous period that exceeds 30 days or for one or more period that exceeds in the aggregate 60 days in any 12-month period (such an event, a “Suspension Default” and together with a Filing Default and an Effectiveness Default, a “Registration Default”). In the event of a Registration Default, the AeroGrow shall pay to Investor as Liquidated Damages, for each 30-day period of a Registration Default, an amount equal to 1% of the aggregate purchase price paid by Investor pursuant to this Agreement up to a maximum of 18% of the aggregate purchase price paid by the Investor, provided that liquidation damages in respect of a Suspension Default shall not be payable in relation to any securities not owned by the Investor at the time of the Suspension Default and, provided further, that no liquidated damages are due in respect of the warrants. In the event of a Filing Default or an Effectiveness Default, the Liquidated Damages shall be paid by the issuance of additional Common Stock at the rate of the amount of the liquidated damages due divided by $2.00. In the event of a Suspension Default, the liquidated damages shall be paid in cash. In summary, the liquidated damages are either settled with common stock in the case of a delay in filing having declared effective a registration statement, or in cash but only related to actual stock issued (excluding common stock underlying warrants) for failure to maintain effectiveness of a registration. The Company filed the required Registration Statement within the 45 days pursuant to (a) above and the effectiveness of such registration is pending.

The balance presented for the Convertible Debentures, net of discounts, as of March 31, 2006 and December 31, 2005 is as follows:

	March 31, 2006	December 31, 2005
Convertible debentures outstanding	$870,000	$3,000,000
Loss on modification of debt, net of $13,258 accretion to additional paid in capital as of March 31, 2006	119,320	-
Discount as a result of beneficial conversion feature, net of amortization of $668,437 and $375,000 as of March 31, 2006 and December 31, 2005, respectively	(81,563)	(375,000)
Discount as a result of fair value of warrants issued, net of amortization of $944,262 and $529,740 as of March 31, 2006 and December 31, 2005, respectively	(115,218)	(529,740)
Net balance	$792,539	$2,095,260

The Company evaluated both the warrants and the conversion features implicit in the Convertible Debentures as to whether the were derivatives under FAS 133 “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock” and determined that they had been properly recorded and that the value ascribed to the Beneficial Conversion Feature and the Warrants are properly classified as equity.

Note 4 - Equity Compensation Plans

In 2003, the Company’s Board of Directors approved a Stock Option Plan (the Plan) pursuant to which nonqualified stock options are reserved for issuance to eligible employees, consultants and directors of the Company. The Plan is administered by the Board of Directors, which has the authority to select the individual’s to whom awards are to be granted, the number of shares of common stock to be covered by each award, the vesting schedule of stock options, and all other terms and conditions of each award. The Company has granted nonqualified stock options to purchase shares of common stock to certain employees at exercise prices ranging from $0.05 to $5.00 per share. In August 2005, the Plan was merged into the 2005 Equity Compensation Plan and it no longer separately exists. However, options issued and outstanding under this Plan continue to be governed by their grant agreements but are administered under the 2005 Equity Compensation Plan.

In August 2005, the Company’s Board of Directors approved the 2005 Equity Compensation Plan (the 2005 Plan) pursuant to which both qualified and nonqualified stock options as well as restricted shares of common stock are reserved for issuance to eligible employees, consultants and directors of the Company. A total of 1,505,000 shares of our common stock may be granted under the 2005 Plan.

The 2005 Plan is administered by the Company’s compensation committee which has the authority to select the individual’s to whom awards are to be granted, the number of shares of common stock to be covered by each award, the vesting schedule of stock options, and all other terms and conditions of each award. The Company has granted qualified stock options to purchase shares of common stock to certain employees at exercise prices ranging from $2.50 to $5.00 per share.

Prior to January 1, 2006, the Company accounted for employee stock-based compensation under the recognition and measurement principles of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”. Under the recognition principles of APB No. 25, compensation expense related to restricted stock and performance units was recognized in the financial statements. However, APB No. 25 generally did not require the recognition of compensation expense for stock options because the exercise price of these instruments was generally equal to the fair value of the underlying common stock on the date of grant, and the related number of shares granted were fixed at that point in time.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment”. In addition to recognizing compensation expense related to restricted stock and performance units, SFAS No. 123(R) also requires recognition of compensation expense related to the estimated fair value of stock options. The Company adopted SFAS No. 123(R) using the modified-prospective-transition method. Under that transition method, compensation expense recognized subsequent to adoption includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the values estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair values estimated in accordance with the provisions of SFAS No. 123(R). Consistent with the modified-prospective-transition method, the Company’s results of operations for prior periods have not been adjusted to reflect the adoption of FAS 123(R).

For the three months ended March 31, 2006, the Company granted 888,153 options to purchase the Company’s common stock at an exercise price of $5.00 per share under the 2005 Plan as follows:

Employees	810,700
Consultants	40,000
Directors	37,453
888,153

For the option grants issued during the three months ended March 31, 2006, the Company used the following weighted average assumptions: no dividend yield, expected volatility rate of 129.67%; risk free interest rate of 5%; and average lives of 4 years resulting in a value of $4.12 per option granted. As a result of recognizing compensation expense for stock options pursuant to the provisions of SFAS No. 123(R), the net loss for the three months ended March 31, 2006, was $3,315,840 greater, than if the Company had continued to account for stock options under APB No. 25. In addition, both basic and diluted loss per share for the three months ended March 31, 2006 was $0.37 greater than if the Company had continued to account for stock options under APB No. 25.

The following table illustrates the effect on net income and EPS for the three months ended March 31, 2005 if the Company had applied the fair value recognition provisions of SFAS No. 123R:

Three months ended
March 31, 2005,
(Unaudited)
Net loss, as reported	$(841,507)
Net income (loss) per share, basic and diluted, as reported	($0.17)
Deduct: Stock-based compensation expense, as determined under fair-value based method for all employee awards	(48,000)
Pro forma net loss	$(889,507)
Pro forma net income (loss) per share, basic and diluted	($0.18)

For purposes of calculating fair value under SFAS 123, the fair value of each option grant for the years ended December 31, 2005 and 2004 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield, expected volatility rate of 129.67%; risk free interest rate of 5%; and average lives of 5 years.

A summary of option activity in the 2005 Plan is as follows:

		Exercise price
				Weighted-
	Options	Low	High	average
Balance unexercised at January 1, 2004	106,662	$0.01	$2.50	$1.05
Granted	77,767	$0.05	$5.00	$2.11
Exercised	-	$0.00	$0.00	$0.00
Forfeited	-	$0.00	$0.00	$0.00
Balance unexercised at December 31, 2004	184,429	$0.01	$5.00	$1.47
Granted	67,070	$0.50	$5.00	$4.22
Exercised	-	$0.00	$0.00	$0.00
Forfeited	(18,229)	$0.05	$1.25	-$0.62
Balance unexercised at December 31, 2005	233,270	$0.01	$5.00	$2.34
Granted	888,153	$5.00	$5.00	$5.00
Exercised	-	$0.00	$0.00	$0.00
Forfeited	(4,154)	$5.00	$5.00	$5.00
Balance unexercised at March 31, 2006	1,117,269	$0.01	$5.00	$4.44

In addition to stock options granted to employees, the Company granted options to purchase shares of common stock to certain consultants in exchange for services provided. The compensation cost of these options, measured by the fair value of the options provided in lieu of cash, has been included in general and administrative expense. The assumptions utilized to value employee options in accordance with the disclosure requirements of SFAS No. 123 were also used to value the options issued to the consultants. For the three months ended March 31, 2006 and March 31, 2005 (unaudited), the Company has recognized consulting expense related to the non-employee options of $154,306 and $151,797, respectively. For the years ended December 31, 2005, and December 31, 2004, the Company has recognized consulting expense related to the non-employee options of $72,936 and $80,939, respectively.

Information regarding all stock options outstanding under the 2005 Plan as of March 31, 2006 is as follows:

Options Outstanding			Options Exercisable
		Weighted-	Weighted-average
		average	Remaining
Exercise		Exercise	Contractual
price range	Options	Price	Life (years)	Options
Over $0.00 to $0.50	30,618	$0.08	2.92	30,618
Over $0.50 to $2.50	137,259	$1.57	2.72	137,259
$5.00	949,392	$5.00	4.94	866,055
	1,117,269	$4.44	4.38	1,033,932

In addition to option grants, during the year ended December 31, 2005 and the three months ended March 31, 2006 the Company granted and issued under the 2005 Equity Compensation Plan a total of 83,737 and 157,192 shares, respectively, of common stock at a $5.00 per share to directors, consultants and employees for services provided. The fair value of these shares was determined based upon sales of other stock transactions in the private market just prior to the services being provided as follows:

	Shares Granted
	Three Months ended March 31, 2006	Year ended December 31, 2005
Employees	34,000	30,431
Consultants	39,737	126,761
Directors	10,000	-
	83,737	157,192

Accordingly, a total of 351,671 shares are available for future grants under the 2005 Plan.
Note 5 - Income Taxes

The Company did not record any provision for federal and state income taxes for the three months ended March 31, 2006 and March 31, 2005 and for the years ended December 31, 2005, and December 31, 2004. Variations from the federal statutory rate are as follows:

	Three Months Ended	Years Ended
	March 31,	December 31,
	2006	2005	2004
Expected income tax benefit at
the statutory rate of 34%	$2,179,733	$1,559,071	$794,910
Less valuation allowance	(2,179,733)	(1,559,071)	(794,910)
Net tax expense	$-	$-	$-

Deferred income tax assets result from cumulative federal and state operating loss carryforwards in the amounts of $7,758,420, and $3,777,190 at December 31, 2005 and 2004, respectively. For the three months period ended March 31, 2006, a shortened tax period resulting from the change of the Company’s fiscal year, the Company incurred additional federal and state operating loss carryforwards of $2,650,857. The loss carry forwards will begin to expire in 2022. At March 31, 2006, December 31, 2005 and 2004, the Company has research and development tax credit carryforwards of $118,285, $118,285 and $83,942, respectively, which begin to expire in 2022.

Net deferred tax assets consist of the following as of:

	March 31,	December 31,
	2006	2005	2004
Tax effect of net operating loss carryforwards	$4,021,104	$2,997,078	$1,459,129
Tax effect of employee equity compensation	1,157,638	-	-
Tax effect of other temporary differences	(22,348)	(20,417)	(7,196)
Research and development tax credit	118,285	118,285	83,942
Less valuation allowance	(5,274,679)	(3,094,946)	(1,535,875)
Net deferred tax assets	$-	$-	$-

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some or the entire deferred tax asset will not be realized. The Company believes that sufficient uncertainty exists regarding the realizability of the deferred tax assets such that valuation allowances equal to the entire balance of the deferred tax assets are necessary. In accordance with Sections 382 and 383 of the Internal Revenue Code, a change in ownership of greater than 50% of a corporation within a three-year period will place an annual limitation on our ability to utilize our existing tax loss and tax credit carryforwards.

Note 6 - Related Party Transactions

During the years ended December 31, 2005 and December 31, 2004, the Company retained one member of their board as a consultant who was granted shares of common stock and fees for services provided , which services AeroGrow recorded at an aggregate expense of $286,167 and $46,723, respectively. During the years ended December 31, 2005 and December 31, 2004, the Company paid legal fees to a director in the amount of $37,438 and $24,000, respectively, and issued shares of common stock for services provided , which services AeroGrow recorded at an aggregate expense of $10,000 and $83,250, respectively. During the three months ended March 31, 2006 and March 31, 2005 (unaudited), the Company paid $44,472 and $10,000, respectively, to this same director for legal services. The Company also issued shares of common stock to its Board of Directors for services provided valued at $30,000 for both of the years ended December 31, 2005 and December 31, 2004. On March 28, 2006, the Company granted to each of its four outside directors 2,500 shares of the company’s common stock at a value of $5.00 per share for a total of $12,500 for each director, or an aggregate total of $50,000, and 10,000 fully vested five-year options to purchase the Company’s common stock at an exercise price of $5.00 per share for services for the fiscal year ending March 31, 2007. Also, during the three months ended March 31, 2006, the Company paid to a director $12,500 in consulting fees for his assistance in the Company’s fund raising activities in Europe.

The Company leased their office space during the year ended December 31, 2005 from a landlord who is a minority shareholder. The Company paid rent to the shareholder in the amount of $30,408 and issued shares of common stock for rent provided, which rent AeroGrow recorded at an aggregate expense of $76,036. Thru July 2005, the Company leased certain laboratory space from an employee. Rent expense paid to the employee totaled $7,574 and $5,200 for the years ended December 31, 2005 and 2004, respectively.

The Company was renting office furniture, office equipment, and computers from its former parent, Mentor Capital Consultants, Inc., at the rate of $2,500 per month. For the year ended December 31, 2004, the Company paid $30,000 to rent the equipment. For the first five months of 2005, the Company continued to rent equipment from its parent for a total of $12,500. On May 31, 2005, the Company acquired these fixed assets for their net book value of $33,901.

Note 7 - Operating Leases

The Company leases certain facilities and office space under month to month operating lease agreements. Rent expense for the years ended December 31, 2005, and December 31, 2004, was approximately $106,444 and $91,741, respectively. This includes the fair value of 15,208 shares and 15,531 shares of common stock granted to the landlord for the years ended December 31, 2005 and December 31, 2004, respectively. For the three months ended March 31, 2006 and March 31, 2005 (unaudited), rent expense was $33,458 and $28,560, respectively.

One of the Company’s operating leases ended on December 31, 2005. The Company renegotiated a new operating lease and is on an annual basis at a rent of $1,000 per month through December 31, 2006. In addition, the Company is on a month-to-month basis with the same landlord for additional space beginning in November at the rate of $700 per month.

The Company leased certain laboratory space under a month-to-month lease beginning November 2005 at the rate of $600 per month.

The Company leased certain production space under a month-to-month lease beginning in August 2005, at the rate of $1,315 per month.

Note 8 - Shareholders’ Equity

During the years ended December 31, 2004 and 2003, the Company continued a private placement offering initiated in 2002, and issued shares of common stock to new investors at $0.50 per share for 90,000 shares, and at $1.25 per share for 880,800 shares. On August 1, 2003, the Company initiated a new private placement offering, and issued shares of common stock to new investors at $1.665 per share for 175,763 shares. During the year ended December 31, 2004, an additional 360,458 shares were issued at $1.665 per share. In conjunction with the continuing and new private placement offerings, certain investors who purchased minimum amounts of shares of common stock were provided with additional bonus shares of common stock. If investors contributed a minimum of $15,000, to the Company, they were awarded 10% bonus common stock award. In total, 27,700 and 81,888 shares of common stock were issued as bonus shares for the years ended December 31, 2004 and December 31, 2003, respectively.

The Company also issued shares of common stock to its Board of Directors for services provided valued at $30,000 for the years ended December 31, 2004.

As of December 31, 2004, in conjunction with the private placement offerings, certain investors who purchased a minimum of $25,000, of shares of common stock were provided warrants to purchase additional shares of common stock. One hundred seventy seven thousand (177,000) warrants were issued at $2.50 per share. The warrants are exercisable over a period not to exceed two years commencing immediately at the time of issuance. All of the foregoing warrants were initially exercisable for a two-year period from date of issue, did not require registration of the common stock underlying the warrants nor was registration of shares issued upon exercise required.

During the year ended December 31, 2004, the Company issued a total of 144,882 shares of common stock to landlords and consultants. Four thousand (4,000) shares were issued at $0.05, 5,000 shares at $1.25, 38,332 shares at $1.665, and 97,550 shares at $5.00 for legal, information technology, marketing, administrative, and research and development services provided. These shares were priced based on the fair value at which shares were being issued, based on private placement offerings, at the time services were rendered.

On July 1, 2004, the Company was approved for an initial public offering in the State of Colorado, and issued shares of common stock to new investors at $5.00 per share for 498,596 shares. In conjunction with the Colorado public offering, certain investors who purchased minimum amounts of shares of common stock were provided with additional bonus shares of common stock. If investors contributed a minimum of $15,000, to the Company, they were awarded 10% bonus stock award. In total, 45,633 shares of common stock were issued as bonus shares for the year ended December 31, 2004. Also, in conjunction with the public offering, certain investors who purchased a minimum of $25,000 of shares of common stock were provided two warrants to purchase additional shares of common stock. One warrant is exercisable to purchase a share of common stock at the price of $10.00 per share and the other warrant is exercisable at $15.00 per share. In total, 390,880 warrants were issued at the exercise price of $10.00, and the same total was issued at the exercise price of $15.00 in conjunction with the public offering for year ended December 31, 2004. None of the warrants were exercised during 2005 and 2004. These warrants are exercisable in whole at any time or in part after the earlier of date on which registration of the shares under the Securities Exchange Act of 1934 is declared effective (if such registration is sought) and the shares are quoted on the Bulletin Board and/or listed on one or more recognized exchanges, or July 1, 2005, through and including December 31, 2007, at the exercise price of $10.00 and $15.00 per share of Common Stock purchased, respectively. These warrants may not be transferred, except to Colorado residents, during the period in which the common stock unless (i) such warrants and are registered under the Securities Act of 1933 and applicable state securities laws, or exempt from such registration; or (ii) such transfer is exempt from registration. All of the foregoing warrants were initially exercisable for a five-year period from date of issue, did not require registration of the common stock underlying the warrants nor was registration of shares issued upon exercise required.

As of December 31, 2004, the Company has recorded subscriptions receivable of $41,000, for shares sold. This amount was subsequently collected in cash.

On January 31, 2005, the State of Nevada approved the Board of Director’s amendment to the articles of incorporation which increased the authorized shares of the Company’s common stock from 40,000,000 shares to 75,000,000 shares. On May 31, 2005, the Company’s Board of Directors approved a one-for-five reverse stock split of all outstanding shares. The historical share and per share amounts included in the accompanying financial statement have been retroactively adjusted to reflect the split.

On September 2, 2005, the Board approved the modification of 504,098 warrants whereby the expiration dates of the aforementioned warrants was extended from various dates throughout 2005, through and including December 31, 2005. The Company recorded the effects of the modification of these terms of the warrants in accordance with variable accounting. This modification resulted in additional expense of $1,446,200 being recorded in the year ending December 31, 2005. The Company accounted for this modification in warrant terms in accordance with variable accounting in that the extension of the expiration dates of the outstanding warrants results in a new measurement of compensation cost as if the award were newly granted. Therefore, in applying variable accounting, the Company revalued the warrants as if they were granted on September 2, 2005 and recognized as compensation expense the difference between the fair value determined on September 2, 2005 and the fair value of the warrants determined when originally issued in 2002 and 2003. The warrants, when originally issued, were determined to have a fair value of $198,844. The warrants, when re-valued on September 2, 2005, were determined to have a fair value of $1,645,044, or a difference of $1,446,200. This modification resulted in additional expense of $1,446,200 being recorded in the year ending December 31, 2005. The Black-Scholes valuation model was utilized to value the warrants in accordance with fair value as of both the original warrant issuance date and September 2, 2005. All of the foregoing warrants were initially exercisable for a two- to five-year period from date of issue, did not require registration of the common stock underlying the warrants nor was registration of shares issued upon exercise required.

During the year ended December 31, 2005, 1,600 shares of common stock were sold at $5.00 per share to an employee per an employment agreement. In addition, 38,000 warrants were exercised at $1.25 per share and 64,000 warrants were exercised at $2.50 per share. As of December 31, 2005, the Company has recorded subscriptions receivable of $840,000 representing the exercises of 326,000 warrants at $2.50 per share and 5,000 warrants at $5.00 per share. This amount has subsequently been collected in cash in January 2006.

Also during 2005, the Company issued a total of 104,040 shares of common stock at a $5.00 per share value to vendors (17,100 shares), landlords (15,208 shares), consultants (62,705 shares) and employees (9,027 shares) for various services provided. The fair value of these shares was determined based upon sales of other stock transactions in the private market just prior to the services being provided.

During the three months ended March 31, 2006, the Company issued 2,148,000 shares of common stock valued at $5.00 per share and warrants in conjunction with a private placement (Note 2 - Merger and Private Placement).

During the three months ended March 31, 2006, the Company issued 710,009 shares of common stock valued at $5.00 per share and warrants in exchange for conversion of convertible debentures (Note 3 - Convertible Debentures).

During the three months ended March 31, 2006, the Company issued 580,136 shares of common stock in conjunction with a merger with Wentworth I (Note 2 - Merger and Private Placement).

The Company’s Articles of Incorporation authorize the issuance of 20,000,000 shares of preferred stock with $.001 par value. The preferred stock may be issued from time to time with such designation, rights, preferences and limitations as the Board of Directors may determine by resolution. As of March 31, 2006, December 31, 2005 and 2004, no shares of preferred stock have been issued.

A summary of the Company’s warrant activity for the period from Inception through December 31, 2005 is presented below:

		Weighted
	Warrants	Average
	Outstanding	Exercise Price
Outstanding, January 1, 2004	404,098	$2.53
Granted	958,760	$10.65
Exercised	(12,000)	$1.25
Outstanding, December 31, 2004	1,350,858	$8.31
Granted	660,000	$5.10
Exercised	(433,000)	$1.25
Expired	(25,000)	$5.00
Outstanding, December 31, 2005	1,552,858	$8.64
Granted	2,962,800	$6.20
Outstanding, March 31, 2006	4,515,868	$7.04

As of March 31, 2006, the Company had the following outstanding warrants to purchase its common stock:

Exercise Price		Warrants Outstanding
$ 2.50	(1)	111,098
$ 5.00	(2)	600,000
$ 6.00	(2)	600,000
$ 5.00	(3)	60,000
$ 6.25	(5)	2,148,000
$ 6.25	(6)	214,800
$ 10.00	(4)	390,880
$ 15.00	(4)	390,880
		4,515,658

Warrants granted in 2003 and 2004. All of the foregoing warrants were initially exercisable for a two to five-year period from date of issue, did not require registration of the common stock underlying the warrants nor was registration of shares issued upon exercise required.

Warrants granted in conjunction with Convertible Debt Offering (Note 9 -Convertible Debentures). require registration of the common stock underlying the warrants

Placement agent warrants granted in conjunction with Convertible Debt Offering (Note 9 -Convertible Debentures). require registration of the common stock underlying the warrants

Warrants granted in conjunction with the Company’s Colorado Public Offering, exercisable after the earlier of date on which registration of the shares under the Securities Exchange Act of 1934 is declared effective (if such registration is sought) and the shares are quoted on the Bulletin Board and/or listed on one or more recognized exchanges, or July 1, 2005, through and including December 31, 2007, at the exercise price of $10.00 and $15.00 per share of Common Stock purchased, respectively. These warrants may not be transferred, except to Colorado residents, during the period in which the common stock unless (i) such warrants and are registered under the Securities Act of 1933 and applicable state securities laws, or exempt from such registration; or (ii) such transfer is exempt from registration.

Warrants granted in conjunction with the 2006 Offering (Note -Merger and Private Placement). require registration of the common stock underlying the warrants

Placement agent warrants granted in conjunction with the 2006 Offering (Note -Merger and Private Placement). require registration of the common stock underlying the warrants

Note 9 - Mandatorily Redeemable Common Stock

On September 30, 2005, the Company entered into a manufacturing agreement with Source Plus, Inc. (“Source Plus”) and Mingkeda Industries Co. Ltd. (“Mingkeda”). Source Plus advanced monies to Mingkeda for tooling and molds to build the Company’s products. To reimburse Source Plus for its advances to Mingkeda, the Company issued 62,000 shares of common stock to Source Plus in October 2005 with an estimated market value of $5.00 per share. The Company recorded a $310,000 asset for tooling which is being depreciated over a period of three years to reflect the estimated useful life of the tooling. If an offering or other transaction to enable Source Plus an ability to register their issued shares is not completed on or before June 1, 2006, Source Plus may require the Company to repay $310,000 in exchange for its return of the shares of common stock. In accordance with SFAS No. 150, the Company has recorded the shares issued as a liability until such time as the registration contingency can be removed.

The tooling is located in China and the Company holds title to the tooling equipment and is able to move the tooling to another manufacturer, if required, in future periods.

Further, in return for a future $0.50 per unit price concession from Mingkeda for products the Company will purchase, the Company issued 10,000 shares of common stock to Mingkeda in October 2005 with an estimated market value of $5.00 per share. The Company also agreed to pay to Source Plus a commission of 2% of the total purchases of the product with such payments to be made using the same terms as payments to Mingkeda.

10. Segment Information and Concentrations

The Company’s only operating segment consists of sales of its aeroponic garden systems and peripheral products.

AeroGrow International, Inc.
TABLE OF CONTENTS
FORM 10-QSB REPORT
December 31, 2006

PART I - FINANCIAL INFORMATION
Item 1. Interim Financial Statements (Unaudited)

AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS
	December 31,	March 31,
	2006	2006
ASSETS	(Unaudited)
Current assets
Cash	$1,740,327	$8,852,548
Restricted cash	161,609	-
Accounts receivable, net of allowance for doubtful accounts
of $14,627 and $0 at December 31, 2006 and March 31, 2006, respectively	1,636,722	43,156
Inventory	1,334,126	192,946
Prepaid expenses and other	343,898	199,590
Total current assets	5,216,682	9,288,240
Property and equipment, net of accumulated depreciation of
of $235,197 and $102,043 at December 31, 2006 and March 31, 2006, respectively	873,344	480,771
Other assets
Debt issuance costs, net of $419,471 and $373,853 accumulated
amortization at December 31, 2006 and March 31, 2006, respectively	-	45,618
Intangible assets, net of $4,851 and $1,071 of accumulated
amortization at December 31, 2006 and March 31, 2006, respectively	22,565	21,696
Deposits	36,569	4,684
Total other assets, net	59,134	71,998
Total Assets	$6,149,160	$9,841,009

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,534,410	$487,474
Accrued expenses	1,255,888	334,524
Deferred rent	22,039	-
Convertible debentures, net of discounts of
$0 and $196,781 at December 31, 2006 and March 31, 2006, respectively	840,000	792,539
Mandatorily redeemable common stock	-	310,000
Total current liabilities	3,652,337	1,924,537

Stockholders’ equity
Preferred stock, $.001 par value, 20,000,000 shares authorized,
none issued or outstanding	-	-
Common stock, $.001 par value, 75,000,000 shares authorized,
9,607,631 and 9,102,622 shares issued and outstanding
at December 31, 2006 and March 31, 2006, respectively	9,607	9,103
Additional paid-in capital	30,282,821	27,313,081
Accumulated deficit	(27,795,605)	(19,405,712)
Total Stockholders' Equity	2,496,823	7,916,472
Total Liabilities and Stockholders' Equity	$6,149,160	$9,841,009

See accompanying notes to the condensed financial statements

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2006	2005	2006	2005
Revenue
Product sales, net	$4,857,604	$-	$6,709,858	$-

Operating expenses
Cost of revenue	3,282,291	-	4,785,151	-
Research and development	700,111	584,074	1,544,495	1,272,639
Sales and marketing	1,965,578	203,822	4,285,849	555,622
General and administrative	1,042,537	976,234	2,671,939	2,408,819
Total operating expenses	6,990,517	1,764,130	13,287,434	4,237,080
Loss from operations	(2,132,913)	(1,764,130)	(6,577,576)	(4,237,080)

Other (income) expense, net
Interest (income)	(12,646)	(13,542)	(157,508)	(33,171)
Interest expense	101,841	675,891	305,445	1,225,961
Loss on modification of debt	-	110,769	-	1,446,200
Registration rights penalty	636,130	-	1,664,380	-
Total other (income) expense, net	725,325	773,118	1,812,317	2,638,990

Net loss	$(2,858,238)	$(2,537,248)	$(8,389,893)	$(6,876,070)

Net loss per share, basic and diluted	$(0.30)	$(0.48)	$(0.90)	$(1.39)

Weighted average number of common shares outstanding, basic and diluted	9,501,095	5,257,042	9,304,380	4,958,842

See accompanying notes to the condensed financial statements

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	(Deficit)	Total
Balances, April 1, 2006	9,102,622	$9,103	$27,313,081	$(19,405,712)	$7,916,472
Exercise of common stock warrants at $2.50	34,000	34	84,966	-	85,000
Exercise of common stock warrants at $6.25	5,000	5	31,245	-	31,250
Common stock issued under equity compensation plans to employees	24,544	24	120,196	-	120,220
Common stock issued under equity compensation plans to consultants	34,650	35	175,715	-	175,750
Common stock issued under equity compensation plans to directors	6,000	6	29,994	-	30,000
Common stock issued to landlord as rent	8,872	9	44,351	-	44,360
Repurchase of common stock	(3,000)	(3)	(14,997)	-	(15,000)
Stock options issued under equity compensation plans	-	-	404,965	-	404,965
Accretion of loss on modification of debt	-	-	119,319	-	119,319
Common stock to be issued for registration rights penalty	332,876	332	1,664,048	-	1,664,380
Mandatory redeemable common stock converted	62,000	62	309,938	-	310,000
Adjustment for error in prior period warrant exercise	67	-	-	-	-
Net (loss)	-	-	-	(8,389,893)	(8,389,893)
Balances, December 31, 2006	9,607,631	$9,607	$30,282,821	$(27,795,605)	$2,496,823

See accompanying notes to the condensed financial statements

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine months ended
	December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(8,389,893)	$(6,876,070)
Adjustments to reconcile net loss to cash provided
(used) by operations:
Registration rights penalty	1,664,380	-
Issuance of common stock and options under
equity compensation plans	730,935	1,130,267
Issuance of common stock to landlord for rent	44,360	-
Depreciation and amortization expense	136,935	51,861
Allowance for bad debt	14,627	-
Amortization of debt issuance costs	45,618	209,737
Accretion of convertible debentures	81,563	375,000
Interest expense associated with warrants issued with convertible debentures	115,218	529,740
Effects of variable accounting for modification of warrant terms	-	1,446,200
Change in assets and liabilities:
Increase in accounts receivable	(1,608,193)	-
Increase in inventory	(1,141,180)	(19,480)
Increase in other current assets	(144,308)	(911,163)
Increase in deposits	(31,885)	-
Increase in accounts payable	1,046,936	152,671
Increase in deferred rent	22,039	-
Increase in accrued expenses	921,364	360,812
Net cash used by operating activities	(6,491,484)	(3,550,425)
Cash flows from investing activities:
Increase in restricted cash	(161,609)	-
Purchases of equipment	(525,729)	(410,379)
Patent expenses	(4,649)	(20,407)
Net cash used by investing activities	(691,987)	(430,786)
Cash flows from financing activities:
Stock repurchase	(15,000)	-
Increase in due to parent company	-	28,500
Proceeds from issuance of common stock, net	-	1,055,500
Proceeds from exercise of warrants	116,250	-
Repayments of convertible debentures	(30,000)	-
Proceeds from issuance of convertible debentures	-	3,000,000
Issuance costs associated with convertible debentures	-	(419,474)
Net cash provided by financing activities	71,250	3,664,526
Net decrease in cash	(7,112,221)	(316,685)
Cash, beginning of period	8,852,548	1,265,811
Cash, end of period	$1,740,327	$949,126
Supplemental disclosure of non-cash investing and financing activities:
Interest paid	$63,500	$111,487
Income taxes paid	$-	$-
Accretion of debt modification	$119,319	$-
Issuance of common stock for equipment purchases	$-	$30,000
Conversion of manditorily redeemable common stock	$310,000	$-
See accompanying notes to the condensed financial statements

AEROGROW INTERNATIONAL INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
(Unaudited)

1.	Description of the Business

AeroGrow International, Inc. ("the Company") was incorporated in the State of Nevada on March 25, 2002. The Company’s principal business is developing and marketing advanced indoor aeroponic garden systems designed and priced to appeal to the gardening, cooking and small kitchen appliance markets worldwide. The Company’s principal activities since its formation through March 2006 have consisted of the development of the Company’s products, business planning and raising the capital necessary to fund these activities. In March 2006, the Company commenced initial marketing and distribution of its products and has expanded these marketing efforts to encompass retail, home shopping, catalogue, international, and direct to consumer sales channels. Prior to March 2006, the Company was considered a Development Stage Enterprise in accordance FAS No. 7, Accounting and Reporting by Development Stage Enterprises. Effective March 2006, the Company ceased being considered a development stage enterprise.

On January 12, 2006, the Company and Wentworth I, Inc., a Delaware corporation (“Wentworth”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) which was consummated on February 24, 2006. Under the Merger Agreement, Wentworth merged with and into the Company, and the Company was the surviving corporation (“Merger”). The Merger, for accounting and financial reporting purposes, has been accounted as an acquisition of Wentworth by the Company. As such, the Company is the accounting acquirer in the Merger, and the historical financial statements of the Company before the merger will continue to be the financial statements for the Company following the Merger.

In two closings, held on February 24, 2006 and March 1, 2006, the Company completed the sale of shares of its common stock and common stock purchase warrants in a private placement (the “2006 Offering”). The Company sold 2,148,000 shares of its common stock and warrants to purchase 2,148,000 shares of its common stock. Each unit in the offering consisted of one share of common stock and a warrant to purchase one share of common stock expiring February 2011 at an exercise price of $6.25 per share. The price per unit was $5.00. The Company received net proceeds of $8,964,952 from the 2006 Offering after the commission and offering expenses.

2.	Basis of Presentation

Interim Financial Information
The unaudited interim financial statements of the Company included herein have been prepared in accordance with the instructions for Form 10-QSB under the Securities Exchange Act of 1934, as amended, and Item 310 of Regulation S-B under the Securities Act of 1933, as amended. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, including normal recurring accruals, necessary to present fairly the financial position of the Company at December 31, 2006, the results of operations for the three and nine months ended December 31, 2006 and 2005, and the cash flows for the nine months ended December 31, 2006 and 2005. The results of operations for the three and nine months ended December 31, 2006 are not necessarily indicative of the expected results of operations for the full year or any future period. The balance sheet as of March 31, 2006 is derived from the Company’s audited financial statements. These financial statements should be read in conjunction with the financial statements and footnotes included in the Company’s Annual Report on transitional Form 10-KSB for the period ended March 31, 2006 as filed with the Securities and Exchange Commission (“SEC”).

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Income (Loss) per Share of Common Stock
The Company computes net income (loss) per share of common stock in accordance with SFAS No. 128, “Earnings per Share,” (“EPS”) and Securities and Exchange Commission SEC Staff Accounting Bulletin (“SAB”) No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common stock shareholders divided by the weighted average shares of common stock outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common stock (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented. Potential shares of common stock that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Reclassifications
Certain prior period amounts have been reclassified to conform to current period’s presentation.

Concentration of Credit Risk
Financial instruments consist of cash and cash equivalents, subscriptions receivable and accounts payable. The carrying values of all financial instruments approximate their fair value. The carrying value of the convertible debentures approximate their fair value based on the current interest rate of 10%.

Restricted Cash
In conjunction with the Company’s processing of credit card transactions and for its direct to consumer sales activities and as security with respect to the Company’s performance for required credit card refunds and chargebacks, the Company is required to maintain a cash reserve with Litle and Company, the Company’s credit card processor. This reserve is equal to 5% of the credit card sales processed over the previous six months of activity. As of December 31, 2006, the balance in this reserve account was $78,161. In addition, the Company has secured activity related to its corporate credit card purchase account with a restricted money market account. The balance in this account as of December 31, 2006 was $83,448.

Inventory
Inventories are valued at the lower of cost, determined by the first-in, first-out method, or market. Included in inventory costs where the Company is the manufacturer are raw materials, labor and manufacturing overhead. The Company records the raw materials at delivered cost. Standard labor and manufacturing overhead costs are applied to the finished goods based on normal production capacity. A majority of the Company’s products are manufactured overseas and are recorded at delivered cost.

The Company determines inventory obsolescence reserve based on management’s historical experience and will establish reserves against inventory according to the age of the product. As of December 31, 2006 and March 31, 2006, the Company had determined that no inventory obsolescence reserve was necessary.

Accounts Receivable and Allowance for Doubtful Accounts
The Company sells its products to retailers and consumers. Consumer transactions are paid primarily by credit card and are recognized as revenue once our applicable trial period has expired (See “Revenue Recognition”). Sales to retailers vary by customer, however, generally are on net 30 day terms. Accounts receivable are reported at net realizable value and net of allowance for doubtful accounts. The Company uses the allowance method to account for uncollectible accounts receivable. The Company's estimate is based on a review of the current status of trade accounts receivable. There was no allowance recorded at March 31, 2006. As of December 31, 2006, the Company had recorded an allowance for bad debts of $14,627.

Advertising and Production Costs
The Company expenses the costs of all production costs related to advertising as incurred. The Company expenses all costs related to actual advertising such as print, television, and radio advertisements when the advertisement has been broadcast or otherwise distributed.

Research and Development
Research, development, and engineering costs are expensed as incurred, in accordance with SFAS No. 2, “Accounting for Research and Development Costs”. Research, development, and engineering expenses primarily include payroll and headcount related costs, contractor fees, infrastructure costs, and administrative expenses directly related to research and development support.

Stock Based Compensation
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment.” Subsequently, the SEC provided for a phase-in implementation process for SFAS No. 123(R), which required adoption of the new accounting standard no later than January 1, 2006. SFAS No. 123(R) requires accounting for stock options using a fair-value-based method as described in such statement and recognition of the resulting compensation expense in the Company’s financial statements. Prior to January 1, 2006, the Company accounted for employee stock options using the intrinsic value method under Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees” and related interpretations, which generally results in no employee stock option expense. The Company adopted SFAS No. 123(R) on January 1, 2006 and does not plan to restate financial statements for prior periods. The Company plans to continue to use the Black-Scholes option valuation model in estimating the fair value of the stock option awards issued under SFAS No. 123(R).

Income Taxes
The Company accounts for deferred income taxes in accordance with the liability method as required by SFAS No. 109 "Accounting for Income Taxes". Deferred income taxes are recognized for the tax consequences in future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at the end of each period, based on enacted laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Any liability for actual taxes to taxing authorities is recorded as income tax liability. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against such assets where management is unable to conclude more likely than not that such asset will be realized. For the nine months ended December 31, 2006 and December 31, 2005 the Company recognized a valuation allowance equal to 100% of the net deferred tax asset balance.

Revenue Recognition
The Company recognizes revenue from product sales, net of estimated returns, when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured. Accordingly, the Company did not record $354,050 of revenue as of December 31, 2006 related to the unpaid balance due for orders shipped in conjunction with the Company’s direct sales to consumers which allow the consumer thirty days to evaluate the product paying only the shipping and handling costs for such products before making the required installment payments after the expiration of the thirty day trial period. The Company also, as of December 31, 2006, did not record $102,480 of product costs associated with the foregoing revenue in as much as the customer is required to return the product and the Company is therefore able to recover these costs through resale of the goods. The liability for sales returns is estimated based upon historical experience of return levels.

The Company records estimated reductions to revenue for customer and distributor programs and incentive offerings, including, promotions and other volume-based incentives. Future market conditions and product transitions may require the Company to take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered. Additionally, certain incentive programs require the Company to estimate based on industry experience the number of customers who will actually redeem the incentive. At December 31, 2006 and March 31, 2006, the Company had accrued $212,268 and $0, respectively, as its estimate for the foregoing deductions and allowances.

Warranty and Return Reserves
The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its basic warranty program. The specific warranty terms and conditions vary depending upon the product sold but generally include technical support, repair parts and labor for periods up to one year. Factors that affect the Company’s warranty liability include the number of installed units currently under warranty, historical and anticipated rates of warranty claims on those units, and cost per claim to satisfy the Company’s warranty obligation. Both manufacturers of the Company’s products provide replacement parts for any defective components free of charge up to 2% of the total units purchased. Based upon the foregoing, the Company has recorded as of December 31, 2006 a provision for potential future warranty costs of $5,850.

The Company reserves for potential returns from customers and associated refunds or credits related to such returns based upon historical experience. As of December 31, 2006, the Company has recorded a reserve for customer returns of $173,030.

Shipping and Handling Costs
Shipping and handling costs associated with inbound freight are recorded in cost of revenue. Shipping and handling costs associated with freight out to customers are also included in cost of revenue. Shipping and handling charges to customers are included in product sales.

Deferred Rent
In July 2006, the Company entered into a facility lease with a term through January 2012, for its corporate offices in Boulder, Colorado. At December 31, 2006, the Company had recorded deferred rent related to this agreement in the amount of $22,039, based on the difference between rent expense recorded and the rent payment obligation.

Registration Rights Penalties
The holders of securities issued in the Company’s 2006 Offering and 2005 Offering (see Note 3) have registration rights for the common stock and for the common stock underlying the convertible debt and the warrants held by them. Liquidated damages for failure to register and maintain registration for such common stock are payable in common stock of the Company under certain circumstances and are limited to 1% of the amount of the outstanding convertible debt up to a maximum of 24% and 1% of the amount of the investment in the 2006 Offering up to a maximum of 18%. In each case, the amount is payable in shares of the Company’s common stock valued at a rate of $2.00 per share. The Company has elected to recognize the impact of such registration rights penalties as incurred, which commenced after July 23, 2006 (see Note 3 and Note 6). The Company completed the registration of the foregoing securities on December 22, 2006 and recognized five months of penalty, resulting in the recording of 332,876 shares of common stock to be issued at a value of $5.00 for a total of $1,664,380. On December 21, 2006, the FASB Financial Statement Publication (“FSP”) EITF 00-19-2 that addresses the accrual and accounting for registration rights penalties becomes effective for the year beginning December 15, 2006. The Company is assessing this FSP and will adopt it for fiscal 2007. The Company does not expect the adoption to have a significant difference in its current policy.

3.	Convertible Debentures

On May 27, 2005, the Company entered into an exclusive Placement Agreement with Keating Securities, LLC to raise up to $3,000,000, through a private placement offering consisting of up to 300 units at an offering price of $10,000 per unit (the “2005 Offering”). Each unit is comprised of a convertible debenture evidenced by a 10% unsecured convertible promissory note in the principal amount of $10,000 (a total of $3,000,000), and 2,000 five-year warrants (a total of 600,000 warrants), each warrant providing for the purchase of one share of the Company's common stock at the exercise price of $5.01 per share. The Unsecured Convertible Promissory Notes bear interest at the rate of 10% per annum which is payable quarterly beginning September 30, 2005. The principal was originally due on September 30, 2006. During the fifteen days following the completion of an additional financing, each note holder had the opportunity to request full payment of the principal amount of the notes and interest instead of converting their convertible notes into shares of common stock and convertible warrants. The Company received proceeds of $3,000,000 from this private placement less $419,471 in directly incurred debt issuance costs. In addition to the foregoing, for each share of common stock issuable upon conversion, each note holder received an additional five year warrant to purchase one share of the common stock at an exercise price of $6.00 per share. The Company had agreed to registration rights related to both the shares underlying the convertible debt and the related warrants associated with this 2005 Offering. In the event the Company failed to fulfill its registration obligations the Company agreed to pay liquidated damages under the following circumstances: (a) if the registration statement was not filed by the Company on or prior to 60 days after the final closing of the 2005 Offering (such an event, a “Filing Default”); (b) if the registration statement was not declared effective by the SEC on or prior to 150 days after the final Closing of the offering (such an event, an “Effectiveness Default”); or (c) if the Company did not file its required periodic reports under the Exchange Act when due (such an event, a “Reporting Default” and together with a Filing Default and an Effectiveness Default, a “SEC Default”). In the event of an SEC Default, the Company shall as liquidated damages pay, for each 30-day period of an SEC Default, an amount equal to 1% of the principal amount of the notes up to a maximum aggregate of 24 months of SEC Defaults. The Company shall pay the Liquidated Damages in shares of common stock, priced at $2.00 per share as follows: (i) in connection with a Filing Default, on the 61st day after the initial closing, and each 30th day thereafter until the registration statement is filed with the SEC; (ii) in connection with an Effectiveness Default, on the 151st day after the initial closing, and each 30th day thereafter until the Registration Statement is declared effective by the SEC; or (iii) in connection with a Reporting Default, on the 31st consecutive day of after a Reporting Default has occurred, provided that if the Reporting Default has been cured, then such days during which a Reporting Default were accruing will be added to any future Reporting Default period for the purposes of calculating the payment of the liquidated damages provided for in this provision. The Company has recorded penalties for an Effectiveness Default with regard to the 2005 Offering through December 22, 2006, the effective date of the registration, of 74,250 shares of common stock valued at $371,250.

In conjunction with this $3,000,000 private placement, the Company recognized at the time of issuance $750,000 of beneficial conversion costs, representing the value of the beneficial conversion rights of the convertible debentures, determined by calculating the difference of the fair market value of the stock at the commitment date, or $5.00 per share, less the conversion exercise price of $4.00 times the number of shares to be issued upon conversion or 750,000 shares. This value is recorded as a discount to the convertible debentures and an addition to additional paid- in capital. This discount was completely amortized as interest expense over the term of the convertible debentures which were originally due, if not converted, by June 30, 2006.

Also in conjunction with this $3,000,000 private placement, the Company recognized at the time of issuance $1,059,480 representing the fair value of the five year warrants issued with the convertible debentures. The value of these warrants was determined in accordance with the Black-Scholes pricing model utilizing a historic volatility factor of 129.67%, a risk free interest rate of 5.0% and an expected life for the warrants of five years, resulting in a value of $2.73 per warrant. This value was recorded as an additional discount to the convertible debentures and an addition to additional paid-in capital. This discount was completely amortized to interest expense over the term of the convertible debentures which were originally due if not converted by June 30, 2006.

Prior to the closings of the Merger and the 2006 Offering but contingent upon their successful completion, in February 2006, the Company entered into agreements with the convertible debt holders of the 2005 Offering whereby certain debt holders converted $2,130,000 of their outstanding debt obligations into common stock of the Company at a conversion price of $3.00 per share and certain other debt holders agreed to extend the maturity dates of $840,000 of debt obligations from June 30, 2006 to December 31, 2006. The $2,130,000 of debt that converted immediately resulted in additional beneficial conversion expense of $887,500 to account for the additional fair value attributed to the additional shares of common stock which were issued as a result of the change in the conversion price to $3 per share from the original conversion price of $4 per share. The fair value of the foregoing additional shares was based upon a price of $5.00 per share. The converting note holders also were issued, pursuant to the terms of the original note offering, five-year warrants to purchase 426,000 shares of the Company’s common stock at an exercise price of $6.00 per share.

With respect to the $840,000 of convertible debentures that were modified by extension of the due date from June 30, 2006 to December 31, 2006 and modification of the embedded conversion feature from a conversion price of $4.00 per share to a conversion price of $3.50 per share, based on the significant change in the terms of these $840,000 in debentures, the original debt is deemed extinguished and a debt extinguishment loss was recognized. This loss is based on the fair value of the new debt instrument in accordance with EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments and EITF 05-07, Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues”. The Company recognized a loss on extinguishment of debt of $132,578. This loss was determined by calculating the change in net present value of the cash flows from the convertible debt, inclusive of the change in the embedded conversion feature determined by comparing the fair value of the conversion option immediately following such modification with its fair value immediately prior to the modification. This loss was recorded as of February 2006 with a corresponding increase in fair value of the modified convertible debenture balance and is being amortized over the remaining term of these debentures to additional paid in capital. As of December 31, 2006, the Company has accreted $132,578 of the recognized loss on extinguishment of debt to additional paid in capital. Of the original amount of $3,000,000 in convertible debentures disclosed as outstanding as of December 31, 2005, as of December 31, 2006 $2,130,000 converted to common stock, $30,000 was due on June 30, 2006 and was repaid on that date and $840,000 was due on March 31, 2007 after the Company granted and the investors accepted an additional three month extension of the previously modified maturity date.

The balance presented for the convertible debentures, net of discounts, as of December 31, 2006 and March 31, 2006 is as follows:

	December 31,	March 31,
	2006	2006
Convertible debentures outstanding	$840,000	$870,000
Loss on modification of debt, net of $132,578 and $13,258 accretion to additional paid in capital as of December 31, 2006 and March 31, 2006, respectively	-	119,320
Discount as a result of beneficial conversion feature, net of amortization of $750,000 and $668,437 as of December 31, 2006 and March 31, 2006, respectively	-	(81,563)
Discount as a result of fair value of warrants issued, net of amortization of $1,059,480 and $944,262 as of December 31, 2006 and March 31, 2006, respectively	-	(115,218)
Net balance	$840,000	$792,539

4.	Equity Compensation Plans

In 2003, the Company's Board of Directors approved a Stock Option Plan (the "Plan") pursuant to which nonqualified stock options are reserved for issuance to eligible employees, consultants and directors of the Company. The Plan was administered by the Board of Directors, which had the authority to select the individuals to whom awards are to be granted, the number of shares of common stock to be covered by each award, the vesting schedule of stock options, and all other terms and conditions of each award. The Company has granted nonqualified stock options to purchase shares of common stock to certain employees at exercise prices ranging from $0.05 to $5.00 per share. In August 2005, the Plan was merged into the 2005 Equity Compensation Plan (the “2005 Plan”) and it no longer separately exists. However, options issued and outstanding under the Plan continue to be governed by their grant agreements but are administered under the 2005 Plan.

In August 2005, the Company’s Board of Directors approved the 2005 Plan pursuant to which both qualified and nonqualified stock options as well as restricted shares of common stock are reserved for issuance to eligible employees, consultants and directors of the Company. A total of 1,505,000 shares of our common stock may be granted under the 2005 Plan.

The 2005 Plan is administered by the Company’s compensation committee which has the authority to select the individuals to whom awards are to be granted, the number of shares of common stock to be covered by each award, the vesting schedule of stock options, and all other terms and conditions of each award. The Company has granted qualified stock options to purchase shares of common stock to certain employees at exercise prices ranging from $2.50 to $5.00 per share.

Prior to January 1, 2006, the Company accounted for employee stock-based compensation under the recognition and measurement principles of APB No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”. Under the recognition principles of APB No. 25, compensation expense related to restricted stock and performance units was recognized in the financial statements. However, APB No. 25 generally did not require the recognition of compensation expense for stock options because the exercise price of these instruments was generally equal to the fair value of the underlying common stock on the date of grant, and the related number of shares granted were fixed at that point in time.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment”. In addition to recognizing compensation expense related to restricted stock and performance units, SFAS No. 123(R) also requires recognition of compensation expense related to the estimated fair value of stock options. The Company adopted SFAS No. 123(R) using the modified-prospective-transition method. Under that transition method, compensation expense recognized subsequent to adoption includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the values estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair values estimated in accordance with the provisions of SFAS No. 123(R). Consistent with the modified-prospective-transition method, the Company’s results of operations for prior periods have not been adjusted to reflect the adoption of FAS 123(R).

On June 28, 2006, the Company granted to one employee options to purchase 125,000 shares of the Company’s common stock at an exercise price of $5.00 per share under the 2005 Plan which will vest 50% on the 12 month anniversary of the grant and 12.5% for each of the next four three-month periods. On September 25, 2006, the Company granted to one employee options to purchase 10,000 shares of the Company’s common stock at an exercise price of $5.00 per share under the 2005 Plan which will vest pro rata over a two year period. In December 2006, the Company granted to two employees options under the 2005 Plan to purchase 4,000 shares of the Company’s common stock at an exercise price of $5.00 per share which will vest pro rata over a two year period and 3,500 shares of the Company’s common stock at an exercise price of $5.00 per share which were vested upon issuance. The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 129.67%; risk free interest rate of 5% and an average life of 4 years resulting in a value of $4.12 per option granted.

As a result of recognizing compensation expense for stock options previously granted pursuant to the provisions of SFAS No. 123(R), the net loss for the nine months ended December 31, 2006 was $404,965 greater than if the Company had continued to account for stock options under APB No. 25.

Information regarding employee stock options outstanding as of December 31, 2006 is as follows:
Options Outstanding			Options Exercisable
			Weighted-
		Weighted-	average
		average	Remaining
Exercise		Exercise	Contractual
price range	Options	Price	Life (years)	Options
Over $0.00 to $0.50	30,618	$0.08	2.42	30,618
Over $0.50 to $2.50	137,259	$1.57	2.22	137,259
$5.00	1,083,614	$5.00	4.47	952,152
	1,251,491	$4.51	4.00	1,120,029

In addition to option grants, during the nine months ended December 31, 2006 the Company granted under the 2005 Plan a total of 65,194 shares of common stock at a fair value of $5.00 per share, consisting of 24,544 shares granted and issued to employees, 34,650 shares granted to consultants for services, 1,250 shares granted to each of three directors for service on the Audit Committee and 750 shares granted to each of three directors for service on the Governance Committee. All of the foregoing were charged to operating expenses for the nine months ended December 31, 2006 resulting in a total charge of $325,970.

Information regarding the Company’s equity compensation plans at December 31, 2006 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1,251,491	$4.51	129,646
Equity compensation plans not approved by security holders	-	$-	-
Total	1,251,491	$4.51	129,646

At December 31, 2006, the Company has granted options for 131,462 of the Company’s common stock that are unvested that will result in $584,530 of compensation expense in future periods if fully vested.

The following table illustrates the effect on net income and EPS for the nine months ended December 31, 2005 if the Company had applied the fair value recognition provisions of SFAS No. 123(R):

Nine months ended
December 31, 2005,
(Unaudited)
Net loss, as reported	$(6,876,070)
Net income (loss) per share, basic and diluted, as reported	$(1.39)
Deduct: Stock-based compensation expense, as determined under fair-value based method for all employee awards	$(177,127)
Pro forma net loss	$(7,053,197)
Pro forma net income (loss) per share, basic and diluted	$(1.42)

5.	Related Party Transactions

During the nine months ended December 31, 2006, the Company paid consulting fees totaling $62,922 to one of its director for services related to the development of an international channel of distribution for the Company’s products and other consulting services.

Also during the nine months ended December 31, 2006, the Company incurred fees totaling $600,094 for various video and web projects, including production of the Company’s infomercial to promote its products, to MedEd Architects LLC a video production company owned 33% by Randy Seffren, the Company’s Chief Marketing Officer. The Company may incur additional costs in subsequent calendar quarters to MedEd Architects LLC, for editing and production of additional infomercials featuring the Company’s products and related video-based products.

For the nine months ended December 31, 2006 and December 31, 2005, a director of the Company, who is a partner in a law firm, was paid legal fees of $17,593 and $18,000, respectively (for each period).

During the nine month period ended December 31, 2005, the Company retained one member of its board as a consultant who was granted stock options, common stock and fees for financial services provided totaling $264,291.

The Company rented office furniture, office equipment and computers from its former parent company, Mentor Capital Consultants, Inc., for the first two months of the nine months ended December 31, 2005 at $2,500 per month. On May 31, 2005, the Company acquired these fixed assets for their net book value of $33,901.

Each of the Company’s four directors not employed by the Company received $1,500 representing compensation for attendance at three Board of Director meetings at the rate of $500 each meeting.

6.	Stockholders’ Equity

In June 2006, a warrant holder with warrants expiring June 30, 2006 exercised warrants to purchase 10,000 shares of the company’s common stock at $2.50 per share.

In July 2006, a warrant holder with warrants from the Company’s 2006 Offering exercised warrants to purchase 5,000 shares of the Company’s common stock at $6.25 per share.

The Company purchased 3,000 shares of its own common stock at a price of $5.00 per share in July 2006 that had been previously issued as compensation to a consultant based upon an agreement to allow such consultant to convert such stock to cash if the consultant so elected prior to June 30, 2006.

In December 2006 a warrant holder with warrants expiring December 31, 2006 exercised warrants to purchase 24,000 shares of the company’s common stock at $2.50 per share.

During the nine months ended December 31, 2006, the Company issued 65,194 shares of common stock under its 2005 Plan including 5,000 shares to the Company’s Chief Financial Officer as additional compensation, 18,044 shares to other employees and 36,150 shares to consultants.

During the nine months ended December 31, 2006, the Company issued 8,872 shares of stock to a landlord and recorded $44,360 as additional rent expense. During the nine months ended December 31, 2005, the Company issued 11,403 shares of stock to a landlord and recorded $57,015 as additional rent expense.

The holders of securities issued in the private placement offering, as well the convertible debt offering as described in Note 3, have registration rights under the common stock and for the common stock underlying the warrants held by them. Liquidated damages for failure to register and maintain registration for the common stock and for the common stock underlying the warrants held by investors are limited and payable under the following circumstances: (a) if a registration statement is not filed by the Company on or prior to 45 days after the closing date (such an event, a “Filing Default”); (b) if the registration statement is not declared effective by the SEC on or prior to the 150th day after the closing of the 2006 Offering (such an event, an “Effectiveness Default”); and/or (c) if the registration statement (after its effectiveness date) ceases to be effective and available to investors for any continuous period that exceeds 30 days or for one or more period that exceeds in the aggregate 60 days in any 12-month period (such an event, a “Suspension Default” and together with a Filing Default and an Effectiveness Default, a “Registration Default”). In the event of a Registration Default, the AeroGrow shall pay to the investor as liquidated damages, for each 30-day period of a Registration Default, an amount equal to 1% of the aggregate purchase price paid by such holder pursuant to this Agreement up to a maximum of 18% of the aggregate purchase price paid by such holder, provided that liquidation damages in respect of a Suspension Default shall not be payable in relation to any securities not owned by such holder at the time of the Suspension Default and, provided further, that no liquidated damages are due in respect of the warrants. In the event of a Filing Default or an Effectiveness Default, the Liquidated Damages shall be paid by the issuance of additional Common Stock at the rate of the amount of the liquidated damages due divided by $2.00. In the event of a Suspension Default, the liquidated damages shall be paid in cash. In summary, the liquidated damages are either settled with common stock in the case of a delay in filing having declared effective a registration statement, or in cash but only related to actual stock issued (excluding common stock underlying warrants) for failure to maintain effectiveness of a registration. The Company filed the required Registration Statement within the 45 days pursuant to (a) above and such registration was declared effective on December 22, 2006. The Company recorded penalties for (b) above with regard to the 2006 Offering through December 22, 2006, the date the registration was declared effective, of 258,626 shares of common stock valued at $1,293,130 which, when added to the similar penalties incurred for the convertible debt offering as described in Note 3 total. 332,876 shares of common stock with a total value of $1,664,380.

7.	Commitments and Contingencies

On July 27, 2006 the Company entered into a lease with Pawnee Properties, LLC to consolidate its operations, other than its seed kit manufacturing operations, into a 21,012 square foot office space at 6075 Longbow Drive, Boulder, Colorado 80301, commencing no later than December 1, 2006. Pawnee Properties, LLC, and its controlling persons, are not affiliates of the Company. The initial rent is $15,759 per month, plus the Company’s proportionate share of building taxes, insurance and operating expenses. The initial term continues until January 31, 2012, unless modified under specified circumstances. The agreement contains other standard office lease provisions.

Future cash payments under such operating lease for the upcoming five years are as follows:

Year Ended	Rent
March 31, 2007	$48,877
March 31, 2008	$296,848
March 31, 2009	$316,253
March 31, 2010	$325,152
March 31, 2011	$327,047

8.	Segment Information and Concentrations

The Company’s only operating segment consists of sales of its aeroponic garden systems and peripheral products.

During the nine months ended December 31, 2006, the Company utilized one manufacturer for 100% of its manufacturing of its aeroponic garden systems which accounted for $2,573,464 or 54% of cost of sales. Goods produced by this manufacturer in inventory at December 31, 2006 totaled $721,878 or 54% of inventory. As of December 31, 2006, the Company had paid cash deposits to this manufacturer for goods not yet shipped totaling $214,196 which are included in prepaid expenses, and had outstanding accounts payable to this manufacturer as of December 31, 2006 of $280,882 or 18% of the accounts payable balance.

During the nine months ended December 31, 2006, the Company had two customers which accounted for 19% ($1,303,949) and 15% ($1,019,629), respectively, of its product sales. During the three months ended December 31, 2006, the same two customers accounted for 19% ($929,544) and 12% ($562,733), respectively, of its product sales. These same two customers accounted for 15% ($248,466) and 19% ($314,643) of the Company’s outstanding accounts receivable at December 31, 2006.

9.	Subsequent Event

On February 9, 2007, the Company entered into an agreement with Benefactor Group Inc. (“Benefactor”) whereby Benefactor agreed to factor the company’s retail accounts receivable invoices. The term of the agreement is for one year but can be terminated by the Company with 60 days written notice. In accordance with the terms of the agreement, Benefactor will purchase the invoices that it approves for an initial payment of 85% of the amount of the invoice with the remaining 15% paid upon collection less any deductions from the customer. Benefactor charges a commission of 1 ¼% of the gross amount of the invoice and a maintenance fee equal to an annual rate of prime plus 3%, prime being determined by Benefactor based upon either the prime rate published by Benefactor’s bank or the Wall Street Journal, (11.25% at February 9, 2007) charged on a daily basis for the unpaid invoice amounts outstanding. The Company has agreed, beginning May 2007, to factor with Benefactor a minimum of $800,000 of invoices monthly. The Company is responsible for any invoices which are unpaid after 91 days or are subject to other defaults by the customer and this obligation is secured by the Company with a security interest granted to Benefactor on all assets.

On March 16, 2007, the Company completed a private offering in which the Company sold an aggregate of 833,400 shares of common stock and warrants to purchase 833,400 shares of common stock (the "2007 Investor Warrants") in the form of units consisting of one share of common stock and one warrant per unit (the "2007 Offering"). The units were sold at a price of $6.00 per unit. In addition, warrants to purchase 83,340 shares of common stock were issued to the placement agent of the 2007 Offering (the "2007 Agent Warrants," and together with the 2007 Investor Warrants, the "2007 Warrants").

Each 2007 Investor Warrant is exercisable for one share of common stock at an exercise price of $7.50 per share, and each 2007 Agent Warrant is exercisable for one share of common stock at an exercise price of $8.25 per share. Each 2007 Warrant will be exercisable for five years from the closing of the 2007 Offering. The exercise price and number of shares of common stock underlying the 2007 Warrants is subject to adjustment on certain events, including reverse stock splits, stock dividends and recapitalizations, combinations, and mergers where the Company is not the surviving company. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the 2007 Warrants, such shares of common stock underlying the 2007 Warrants, as from time to time shall be issuable upon the exercise of the 2007 Warrants.

The Company has the right to require a holder of a 2007 Investor Warrant to exercise the 2007 Investor Warrant if our common stock is quoted on the NASDAQ Capital Market and, for a period of 20 consecutive trading days, the closing bid price of the common stock has been above $10.00 per share and the daily trading volume has been at least 50,000 shares, in each case on each of the 20 consecutive trading days.

On March 28, 2007, the Company completed an additional private offering in which the Company sold an aggregate of 333,360 shares of common stock and warrants to purchase 333,360 shares of common stock in the form of units consisting of one share of common stock and one warrant per unit. The units were sold at a price of $6.00 per unit. In addition, warrants to purchase 33,336 shares of common stock were issued to the placement agent of this private offering. The warrants issued to the investors and the placement agent has the same terms as the 2007 Investor Warrants and the 2007 Agent Warrants, respectively.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Nevada Revised Statutes Section 78.7502 generally provides that a corporation may indemnify its directors, officers, employees or agents against all expenses, including counsel fees, actually and reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made a party, or in which he may be threatened to be a party, by reason of being or having been a director, officer, employee or agent of the corporation or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or any settlement thereof, whether or not he is a director, officer, employee or agent at the time such expenses are incurred, if he is not liable under Section 78.138 or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Our bylaws provide for the indemnification of our directors, officers, employees or agents who are successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, expenses, including attorney’s fees actually or reasonably incurred by him. Our articles of incorporation eliminates the personal liability of directors to AeroGrow or any stockholders for damages for a breach of fiduciary duty, except for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. We have not purchased insurance against costs which may be incurred by us pursuant to these indemnification provisions, nor do we insure our officers or directors against liabilities incurred by them in the discharge of their functions as such officers and directors of AeroGrow.

The subscription agreement relating to the 2005 debt offering and the 2006 Offering contains provisions pursuant to which each selling security holder severally agrees to indemnify us, any person controlling us within the meaning of Section 15 of the Securities Act, or Section 20 of the Securities Exchange Act of 1934, each of our directors, and each officer who signs this registration statement with respect to information relating to such selling security holder furnished in writing to us by or on behalf of such selling security holder specifically for inclusion in this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing indemnification provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

SEC registration fee	$362.24
Legal fees and expenses	$75,000.00*
Accounting fees and expenses	$10,000.00*
Transfer agent’s fees	$2,000.00*
Printing and engraving	$2,000.00*
Miscellaneous	$9,637.76
Total	$90,000.00*
_____________
* Estimate

Item 26. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, AeroGrow has sold shares of its capital stock in the following transactions, each of which was exempt from the registration requirements of the Securities Act pursuant to the exemptions listed below. All share amounts and exercise prices relating to AeroGrow capital stock have been adjusted to give effect to the one-for-five reverse stock split to shareholders of record on May 31, 2005.

On July 2, 2002, we issued 1,200,000 shares of common stock to our former parent company, Mentor Capital Consultants, Inc., for aggregate consideration in the amount of $6,000 and providing a $300,000 line of credit. In October 2002, we issued 600,000 shares of common stock to our founder and president, W. Michael Bissonnette, in exchange for stock in Mentor Capital valued at $10,000. Mr. Bissonnette is an accredited investor. No selling commission or other compensation was paid in connection with such transactions. Such sales were exempt from registration under the Securities Act under the exemption provided by Section 4(2) thereof.

Thereafter we conducted a private placement in three tranches, each at a different price point, for the purpose of raising working capital pursuant to exemptions itemized below. As noted below, each was exempt from registration pursuant to Rule 506 of Regulation D.

In the first tranche, from December 7, 2002 through February 14, 2003, we sold 470,000 shares of our common stock in a private offering to nine accredited investors for an aggregate purchase price of $235,000 or $0.50 per share. In addition, we issued 160,000 warrants each exercisable to purchase one share of common stock at $1.25 per share. A total of 140,000 warrants were later exercised and 20,000 warrants remain outstanding. No selling commission or other compensation was paid in connection with such transactions.

In the second tranche, from March 1, 2003 through August 31, 2003, we sold 920,800 shares of common stock at $1.25 per share in private transactions to 59 investors (49 accredited and 10 non-accredited) for aggregate consideration in the amount of $1,151,000. We also issued an additional 66,520 shares of common stock as bonus shares to certain of these investors. In addition, we offered 235,000 warrants to purchase one share of common stock at $2.50 per share and offered 30,000 warrants to purchase one share of common stock at $5.00 per share. 20,000 warrants were exercised at $2.50 per share. No selling commission or other compensation was paid in connection with such transactions.

In the third tranche, from September 30, 2003 through June 30, 2004, we sold 536,221 shares of common stock at $1.665 per share in private transactions to 34 investors (29 accredited and 5 non-accredited) for an aggregate purchase price of $893,244. Also, we issued an additional 43,067 shares of common stock as bonus shares to certain investors. In addition, we offered 251,098 warrants to purchase one share of common stock at $2.50 per share. No selling commission or other compensation was paid in connection with such transactions.

Certain of the warrants previously described, were exercised during the period from August 22, 2003 through January 15, 2004. As a consequence of such exercise, we issued 132,000 shares of common stock in private transactions to 7 accredited investors for an aggregate purchase price of $165,000. Also, in connection with the second and third tranche, we issued an additional 12,000 shares of common stock as bonus shares to certain investors.

In each of the above transactions, the registrant relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act for exemption from the registration requirements of the Securities Act. Each purchaser of our common stock and warrants was furnished a private placement memorandum and each had the opportunity to verify the information supplied. Additionally, we obtained a signed representation from each of the purchasers in connection with the offering of our common stock and warrants of his, her or its intent to acquire such securities for the purpose of investment only, and not with a view toward the subsequent distribution thereof. Furthermore, each purchaser who was an accredited investor provided a signed representation as to his status as an accredited investor as defined in Rule 501 and Section 4(6) of the Securities Act. In addition, each of the certificates or other evidence representing the securities sold carries a legend restricting transfer of the securities represented thereby.

From July 30, 2004 through December 31, 2004, we sold 498,596 shares of common stock at $5.00 per share in a Colorado registered offering to 116 investors for an aggregate purchase price of $2,492,977, less offering costs of $185,240. Pursuant to the terms of the offering, we issued an additional 45,633 shares of common stock as bonus shares to certain investors pursuant to the terms of the offering. In said offering, we offered and sold 390,880 warrants to purchase one share of common stock at $10.00 per share and 390,880 warrants to purchase one share of common stock at $15.00 per share. No selling commission or other compensation was paid in connection with such transactions. All of such sales were intended to be exempt from registration under the Securities Act provided by Sections 3(b) and 3(a)(11) of the Securities Act and Rule 147 promulgated thereunder. Each of the investors in the Colorado intrastate registered offering were and are residents of the State of Colorado, the state of AeroGrow’s principal business location and more than 80% of the proceeds of the offering were utilized within the State of Colorado. Additionally, the securities were subject to the legend requirements of Rule 147. However, because the Company is incorporated in Nevada it did not satisfy all of the requirements for an intrastate offering. See “Risk Factors - Risks Related to AeroGrow’s Capitalization.”

During December 2004 our former parent corporation, Mentor Capital, pursuant to applicable Nevada Statutes, made a pro rata dividend distribution to its 172 shareholders of all 1,200,061 shares of our common stock held by it. No consideration was required of any recipient. No commission or other compensation was paid in connection with the distribution. The shares are subject to the following restrictions on further transfer evidenced by a legend on its accompanying certificate: “the common stock may not be further transferred unless the transaction in which they are offered and sold is registered under the Securities Act and applicable state securities laws, or qualifies for exemption from such registration, and further, that no sales of said shares may be made in the public market until six months following the completion of our first registration of shares of common stock under the Securities Act, and listing of a class of our securities for trading on the OTC BB or other recognized securities exchange.” The shares are further subject to the requirement that no more than 25% of the shares held by any recipient may be sold in any public market during each six-month period which commences following the expiration of six months following the aforesaid registration and listing. The dividend distribution did not involve an offer or sale and was exempt under §2(3) of the Act.

From June 22, 2005, through September 30, 2005, we issued 28,000 shares of common stock in private transactions through the exercise of warrants by 3 accredited investors who had previously been issued warrants in the 2002-2004 private placement referenced above, which was conducted pursuant to Rule 506 of Regulation D, under the Securities Act. A total of 20,000 warrants were exercised at a price of $2.50 per share and 8,000 warrants were exercised at a price of $1.25 per share for an aggregate purchase price of $60,000.

In addition, on August 12, 2005, we sold 1,600 shares of common stock at $1.00 per share in a private transaction pursuant to an employment agreement with an employee. Such sale was exempt from registration under the Securities Act provided by Sections 4(2) and/or 4(6) thereof.

Early in 2005 we filed a registration statement on Form SB-2 for a planned self-underwritten offering of units consisting of one share of our common stock and a warrant to purchase one share of common stock. We subsequently withdrew this filing to permit the offer and sale of a private placement pursuant to Rule 155(c) as noted in the following paragraph.

In July, August and September 2005, pursuant to Rule 155(c) promulgated under the Securities Act, we sold to 47 accredited investors notes in an aggregate amount of $3,000,000 bearing interest at 10% per annum and payable on June 30, 2006, which are convertible into shares of our common stock at a price equal to the lesser of $4.00 per share or 80% of the price at which shares are sold in this offering, together with our redeemable 2005 warrants which may be exercised for up to five years from the final closing date of such offering. The redeemable 2005 warrants may be exercised for 600,000 shares of common stock at a price of the lesser of $6.00 per share or 120% of the price at which shares are sold in this offering. Holders of the notes were also granted the right to receive conversion warrants to purchase an aggregate 600,000 shares of common stock if the holders convert their convertible notes into common stock. We paid commissions of $300,000 to the placement agent in this offering, Keating Securities. Such sales were exempt from registration under the Securities Act provided by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. In this debt offering each purchaser was furnished a private placement memorandum and each had the opportunity to verify the information supplied. Additionally, we obtained a signed representation from each of the purchasers in connection with this debt offering of his intent to acquire such securities for the purpose of investment only and not with a view toward its subsequent distribution thereof. Furthermore, each purchaser signed a representation as to his status as an accredited investor as defined in Rule 501 and Section 4(6) of the Securities Act. In addition, each of the convertible notes and redeemable 2005 warrants carries a legend restricting transfer of the securities represented thereby.

In December 2005, we sold an aggregate of 395,000 shares of common stock upon exercise of warrants previously issued in a Colorado registered offering. The exercise prices were $1.25, $2.50 and $5.00 and we raised aggregate proceeds of $962,500. No selling commission or other compensation was paid in connection with such transactions. All of such sales were exempt from registration under the Securities Act provided by Sections 3(b) and 3(a)(11) and Rule 147.

On February 24, 2006, pursuant to Rule 155(c) under the Securities Act, we sold to 167 accredited investors an aggregate of 2,148,000 shares of common stock and common stock purchase warrants to acquire up to 2,148,000 shares of common stock, for $5.00 per unit of one share and one warrant. We raised $10,740,000 in gross proceeds. We paid commissions and expenses of $1,775,048 to the placement agent in this offering and issued warrants to acquire up to 214,800 shares of common stock at $6.25 per share to Keating Securities and their designees. The sales were exempt from registration under the Securities Act provided by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. Each investor was furnished a private placement memorandum and provided a representation and questionnaire as to their status as an accredited investor and investment intent.

On February 24, 2006, we issued 580,136 shares in exchange of outstanding securities of Wentworth, pursuant to Section 4(2) of the Securities Act. Each of the exchanging stockholders was provided with information about us, and each verified they were accredited investors.

In March 2007, we sold to 44 accredited investors an aggregate of 833,400 shares of common stock and warrants to purchase up to 833,400 shares of common stock, for $6.00 per unit of one share and one warrant. We raised $5,000,000 in gross proceeds. We paid commissions and expenses of $400,000 to the placement agent in this offering and issued warrants to acquire up to 83,340 shares of common stock at $8.25 per share to Keating Securities and their designees. The sales were exempt from registration under the Securities Act provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder. Each investor was furnished a private placement memorandum and provided a representation and questionnaire as to their status as an accredited investor and investment intent.

Shares Granted for Services

Periodically, we have issued shares of common stock to bona fide employees and consultants who have provided services to AeroGrow in transactions exempt under the Securities Act.

From July 2, 2002 through December 31, 2002, we issued in lieu of cash compensation 27,000 shares of common stock which we valued at $1.20 per share for services rendered to us by employees and consultants and we issued 3,000 shares valued at $1.20 per share to our directors. No selling commission or other compensation was paid in connection with any of such grants. Such grants were exempt from registration under the Securities Act provided by Section 4(2) thereof and Regulation 701 promulgated under the Securities Act.

In 2003 we issued 46,999 shares of common stock: 4,000 shares valued at $1.20 per share and 42,999 shares valued at $1.25 per share to bona fide employees and consultants. We issued a total of 40,199 shares to employees and consultants in lieu of cash compensation for services rendered to us and 6,000 shares to our directors in lieu of cash compensation. In addition, we issued 130,120 shares of our common stock valued at $1.25 per share in exchange for 216,865 shares of Mentor Capital common stock held by members of our Advisory Board in consideration of their services rendered to us. No selling commission or other compensation was paid in connection with such grants. Such grants were exempt from registration under the Securities Act provided by Section 4(2) thereof and Regulation 701 promulgated under the Securities Act.

In 2004 we issued 150,882 shares of common stock to employees and consultants for services, including 4,000 shares valued at $0.05 per share; 5,000 shares valued at $1.25 per share; 38,332 shares valued at $1.665 per share and 97,550 shares valued at $5.00 per share. A total of 144,882 shares were granted to employees and consultants for services in lieu of cash compensation rendered to us and 6,000 shares were issued to our directors in lieu of cash compensation. No selling commission or other compensation was paid in connection with such grants. Such grants were exempt from registration under the Securities Act provided by Section 4(2) thereof and Regulation 701 promulgated under the Securities Act.

From January 1, 2005 through September 30, 2005, we issued in lieu of cash compensation 86,436 shares of common stock valued at a price of $5.00 per share for services rendered to us by employees and consultants. No selling commission or other compensation was paid in connection with such grants. Such grants were exempt from registration under the Securities Act provided by Section 4(2) and/or Section 4(6) thereof and Regulation 701 promulgated under the Securities Act.

Shares to Corporate Suppliers

We have granted a total of 96,000 shares of common stock to three corporate suppliers in the United States, 7,604 shares of common stock to one landlord and 10,000 shares of common stock to one foreign supplier in specially negotiated transactions exempt from registration under Section 4(2) of the Securities Act, as amended. Each of the recipients was a key supplier of goods or services with whom we have a pre-existing business relationship. All of the shares granted to commercial suppliers were subject to restrictions on resale.

Grants of Options

Periodically, we have issued options to purchase shares of common stock to bona fide employees and consultants who have provided services to AeroGrow in transactions exempt under the Securities Act. All of such issuances were made pursuant to a plan adopted by us.

In 2003 we granted options for 106,562 shares of our common stock to 22 persons (a total of 3 employees and 19 non-employee consultants). All such options are exercisable for a period of five years commencing from date of issuance. A total of 20,965 of such options are exercisable at the price of $0.005 per share; 9,885 of such options are exercisable at $0.05 per share; 68,009 are exercisable at $1.25 per share; and 7,703 of such options are exercisable at $2.50 per share. No selling commission or other compensation was paid in connection with such grants. Such grants were exempt from registration under the Securities Act provided by Section 4(2) thereof and Regulation 701 promulgated under the Securities Act.

In 2004 we granted options for 77,767 shares of our common stock to 18 persons (including 9 employees and 9 non-employee consultants). All such options are exercisable for a period of five years commencing from date of issuance. A total of 6,750 of such options are exercisable at the price of $0.05 per share; 33,086 are exercisable at $1.25 per share; 27,000 are exercisable at $2.50 per share; and 10,931 are exercisable at $5.00 per share. No selling commission or other compensation was paid in connection with such grants. Such grants were exempt from registration under the Securities Act provided by Section 4(2) thereof and Regulation 701 promulgated under the Securities Act.

From January 1, 2005 through September 30, 2005, we granted options covering 38,669 shares of our common stock to 17 persons (12 employees and 5 non-employees). All such options are exercisable for a period of five years commencing from date of issuance. A total of 1,366 of such options are exercisable at the price of $0.50 per share; 2,412 are exercisable at $1.25 per share; and 34,891 are exercisable at $5.00 per share. A total of 18,129 of previously granted options have been canceled. No selling commission or other compensation was paid in connection with such grants. Such grants were exempt from registration under the Securities Act provided by Section 4(2) thereof and Regulation 701 promulgated under the Securities Act.

As of March 28, 2006, AeroGrow granted an additional 888,153 options and 83,737 shares of its common stock pursuant to the 2005 Plan. On June 28, 2006, AeroGrow granted to one employee options to purchase 125,000 shares of the Company’s common stock at an exercise price of $5.00 per share under the 2005 Plan which will vest 50% on the 12 month anniversary of the grant and 12.5% for each of the next four three-month periods. On September 25, 2006, AeroGrow granted to one employee options to purchase 10,000 shares of the Company’s common stock at an exercise price of $5.00 per share under the 2005 Plan which will vest pro rata over a two-year period. In addition to option grants, during the six months ended September 30, 2006 the Company granted under the 2005 Plan a total of 31,400 shares of common stock at a fair value of $5.00 per share, consisting of 6,000 shares granted and issued to employees, 19,400 shares granted to consultants for services, 1,250 shares granted to each of three directors for service on the Audit Committee and 750 shares granted to each of three directors for service on the Governance Committee.

Information regarding the Company’s equity compensation plans at December 31, 2006 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1,251,491	$4.51	129,646
Equity compensation plans not approved by security holders	-	$-	-
Total	1,251,491	$4.51	129,646

Item 27. Exhibits.

Exhibit Number	Description
3.1	Articles of Incorporation of the Registrant(4)
3.2	Certificate of Amendment to Articles of Incorporation, dated June 25, 2002 (4)
3.3	Certificate of Amendment to Articles of Incorporation, dated November 3, 2003 (4)
3.4	Certificate of Amendment to Articles of Incorporation, dated January 31, 2005 (4)
3.5	Certificate of Change to Articles of Incorporation, dated July 27, 2005 (4)
3.6	Certificate of Amendment to Articles of Incorporation, dated February 24, 2006(4)
3.7	Amended Bylaws of the Registrant (2)
4.1	Form of Certificate of Common Stock of Registrant (1)
4.2	Form of 2005 Warrant (1)
4.3	Form of 2006 Warrant (1)
4.4	Form of 10% Convertible Note (1)
4.5	Form of $10.00 Redeemable Warrant (1)
4.6	Form of $15.00 Redeemable Warrant (1)
4.7	Form of Conversion Warrant (1)
4.8	Form of 2005 Placement Agent Warrant (1)
4.9	Form of 2006 Placement Agent Warrant (1)
4.10	Form of $2.50 Warrant (1)
4.11	Form of $5.00 Warrant (1)

4.12	Form of Convertible Note Modification Agreement (4)
4.13	Form of 2007 Investor Warrant (6)
4.14	Form of 2007 Agent Warrant (6)
5.1	Opinion of Kranitz & Philipp, as to the legality of the securities being registered**
10.1	Lease Agreement between AeroGrow and United Professional Management, Inc. dated October 1, 2003, as amended by a Lease Amendment dated April 1, 2005, and a Lease Amendment dated October 7, 2003 (1)
10.2	Amended 2003 Stock Option Plan (1)
10.3	Form of Stock Option Agreement relating to the 2003 Stock Option Plan (1)
10.4	2005 Equity Compensation Plan (1)
10.5	Form of Stock Option Agreement relating to the 2005 Equity Compensation Plan (1)
10.6	Form of Restricted Stock Grant Agreement relating to the 2005 Equity Compensation Plan (1)
10.7	Form of Lockup Agreement for certain investors (1)
10.8	Placement Agent Agreement between Keating Securities and AeroGrow dated May 27, 2005 with respect to the Convertible Note offering (1)
10.9	Placement Agent Agreement between Keating Securities and AeroGrow dated February 6, 2006 with respect to the Offering (1)
10.10	Business Lease dated December 8, 2004, between AeroGrow and Investors Independent Trust Company (1)
10.11	Consulting Arrangement between Randy Seffren and AeroGrow dated October 13, 2004 (1)
10.12	Contract between AeroGrow and Innotrac Corporation dated October 7, 2005 (1)
10.13	Letter of Agreement dated September 30, 2005, between AeroGrow and Kenneth Dubach (1)
10.14	Consulting Agreement between AeroGrow and Jerry Gutterman dated May 16, 2005 (1)
10.15	Manufacturing Agreement among Mingkeda Industries Co., LTD., Source Plus, Inc. and AeroGrow dated September 30, 2005 (1)
10.16	Form of Subscription Agreement relating to the issuance of our convertible notes and redeemable 2005 warrants (1)
10.17	Form of Assignment of Application Agreement between AeroGrow and our executives, employees and consultants (1)
10.18	Form of Non-disclosure Agreement between AeroGrow and our executives, employees and consultants (1)
10.19	Form of Statement of Confidentiality, Non-Disclosure and Non-Compete Agreement between AeroGrow and our employees, consultants and other third-party contractors (1)

10.20	Letter agreement dated July 15, 2005 between AeroGrow and Patrice Tanaka & Company (1)
10.21	Production Agreement dated October 3, 2005, between AeroGrow and Respond2, Inc. (1)
10.22	Form of Subscription Agreement relating to offering consummated February 24, 2006 for the sale of common stock and warrants (1)
10.23	Employment Agreement between AeroGrow and W. Michael Bissonnette (1)
10.24	Employment Agreement between AeroGrow and Mitchell Rubin (1)
10.25	Employment Agreement between AeroGrow and Jeff Brainard (3)
10.26	Agreement rescinding right of KRM Fund LLC to send representative to observe board meetings (4)
10.26	Lease Agreement with Pawnee Properties, LLC (5)
10.27	Registration Rights Agreement dated as of March 12, 2007, by and between AeroGrow International, Inc. and the other parties thereto (6)
23.1	Consent of Kranitz & Philipp (included in Exhibit 5.1)**
23.2	Consent of Gordon, Hughes & Banks, LLP
24.1	Power of Attorney (included on signature page)

_________________________

** To be filed by amendment.

(1)	Incorporated by reference from the Current Report on Form 8-K, filed March 2, 2006.

(2)	Incorporated by reference from the Current Report on Form 8-K, filed April 3, 2006

(3)	Incorporated by reference from the Current Report on Form 8-K, filed May 16, 2006

(4)	Incorporated by reference from the Current Report on Form 8-K/A, filed November 16, 2006

(5)	Incorporated by reference from the Current Report on Form 8-K, filed July 27, 2006

(6)	Incorporated by reference from the Current Report on Form 8-K, filed March 16, 2007

Item 28. Undertakings.

(a) Rule 415 Offering. AeroGrow will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	include any additional or changed material information on the plan of.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	any other communication in the offering made by the undersigned small business issuer to the purchaser.

(b) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, AeroGrow has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by AeroGrow of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, AeroGrow will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) Reliance on Rule 430C. Each prospectus filed pursuant to Rule 424(b) of the Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 2 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boulder, State of Colorado, on March 30, 2007.

AEROGROW INTERNATIONAL, INC.

By:	/s/ W. Michael Bissonnette
W. Michael Bissonnette,
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints W. Michael Bissonnette and Richard A. Kranitz, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.
Signature	Title	Date

/s/ W. Michael Bissonnette	President and Chairman
W. Michael Bissonnette	of the Board (Principal	March 30, 2007
Executive Officer)

/s/ Mitchell Rubin	Treasurer (Principal
Mitchell Rubin	Financial Officer and	March 30, 2007
Accounting Officer)

/s/ Richard A. Kranitz	Director	March 30, 2007
Richard A. Kranitz

/s/ Wayne Harding	Director	March 30, 2007
Wayne Harding

/s/ Jack J. Walker	Director	March 30, 2007
Jack J. Walker

/s/ Kenneth Leung	Director	March 30, 2007
Kenneth Leung